As filed with the Securities and Exchange Commission on December 6, 1996
                                          Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549            DRAFT: 12/04/96

                                -----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ANDRX CORPORATION
             (Exact name of registrant as specified in its charter)

            FLORIDA                         2834                 65-0366879
            -------                         ----                 ----------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                                   Dr. Elliot F. Hahn
                                                        President
                                                       Andrx Corporation
  4001 Southwest 47th Avenue                    4001 Southwest 47th Avenue
           Suite 201                                   Suite 201
 Ft. Lauderdale, Florida 33314                Ft. Lauderdale, Florida 33314
        (954) 584-0300                                  (954) 584-0300
--------------------------------            -----------------------------------
(Address, including zip code, and           (Address, including zip code, and
telephone number including area            telephone number including area code,
code, of registrant's principal            registrant's principal executive
executive offices)                         offices)

                             -------------------------
                          COPIES OF COMMUNICATIONS TO:
                              Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                            Telephone: (305) 373-9454

                            -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        As soon as practicable after this Registration Statement becomes effective.
         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED              PROPOSED
                                                               MAXIMUM               MAXIMUM
        TITLE OF EACH CLASS             AMOUNT TO BE        OFFERING PRICE          AGGREGATE              AMOUNT OF
  OF SECURITIES TO BE REGISTERED         REGISTERED          PER SHARE(1)       OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
per share..........................       1,205,530            $13.625             $16,425,347              $3,285
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.



                                ANDRX CORPORATION
                             (CROSS REFERENCE SHEET)
               Furnished Pursuant to Item 501(b) of Regulation S-K

REGISTRATION STATEMENT
ITEM NUMBER AND CAPTION                          LOCATION IN PROSPECTUS
-----------------------                          ----------------------
Forepart of the Registration Statement and       Facing Page of the Registration Statement; Cross
 Outside Front Cover Page of Prospectus.         Reference Sheet; Outside Front Cover Page

Inside Front and Outside Back Cover Pages        Inside Front Cover Page; Outside Back Cover
 of Prospectus.                                  Page

Summary Information, Risk Factors and            Prospectus Summary; Risk Factors
 Ratio of Earnings to Fixed Charges.

Use of Proceeds.                                 Use of Proceeds

Determination of Offering Price.                 *

Dilution.                                        Dilution

Selling Security Holders.                        Selling Shareholders

Plan of Distribution.                            Plan of Distribution

Description of Securities to be Registered.      Description of Securities

Interests of Named Experts and Counsel.          *

Information with Respect to the Registrant
1.   Description of Business                     Prospectus Summary; Risk Factors; Manage-
                                                 ment's Discussion and Analysis of Financial
                                                 Condition and Results of Operations; Business

2.   Description of Property                     Business

3.   Legal Proceedings                           Business

4.   Market Price of and Dividends on the        Outside Front Cover Page; Prospectus Summary;
      Registrant's Common Equity and             Dividend Policy; Price Range of Common Stock;
      Related Stockholder Matters                Description of Capital Stock; Shares Eligible for
                                                 Future Sale

5.   Financial Statements                        Consolidated Financial Statements

6.   Selected Financial Data                     Selected Consolidated Financial Data

7.   Supplementary Financial Information         *

8.   Management's Discussion and Analysis        Management's Discussion and Analysis of Finan-
      of Financial Condition and Results of      cial Condition and Results of Operations
      Operations

9.   Changes in and Disagreements with           *
      Accountants on Accounting and
      Financial Disclosure

10.  Directors and Executive Officers            Management

11.  Executive Compensation                      Management

12.  Security Ownership of Certain Benefi-       Principal Shareholders
      cial Owners and Management

13.  Certain Relationships and Related           Management; Certain Transactions
      Transactions

Disclosure of Commission Position on             *
 Indemnification for Securities Act Liabili-
 ties

-------------------------
* Not applicable or answer thereto is negative

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion, Dated December 6, 1996

                                1,205,530 SHARES

                                  [ANDRX LOGO]

                                  COMMON STOCK

         This Prospectus covers an aggregate of 1,205,530 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Andrx Corporation, a Florida corporation ("Andrx" or the "Company"), on behalf of certain selling shareholders (the "Selling Shareholders"). Of such 1,205,530 shares, (i) 602,618 shares were heretofore issued in private offerings consummated in December 1993, January 1994 and May 1995, (ii) 502,428 shares are issuable pursuant to warrants (the "Investor Warrants") issued in connection with the private offerings consummated in December 1993 and January 1994, (iii) 50,242 shares are issuable upon the exercise of an option granted to the placement agent of the December 1993 and January 1994 private offerings (the "Agent's Option") to purchase 50,242 shares of Common Stock and 50,242 Investor Warrants (the "Agent's Warrants"), and (iv) the remaining 50,242 shares are issuable upon exercise of the Agent's Warrants. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders." The Company will receive proceeds only upon the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants by the holders thereof. See "Use of Proceeds."

         The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of The Nasdaq National Market, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders of the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealer or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Common Stock is listed for quotation on The Nasdaq National Market under the symbol "ADRX." On December 5, 1996, the last sale price of the Common Stock as reported by The Nasdaq National Market was $13.375 per share. See "Price Range of Common Stock."

                            -------------------------
         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                 The date of this Prospectus is           , 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the Commission maintains at http://www.sec.gov.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO 1,539,787 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS, INCLUDING THE INVESTOR WARRANTS, THE AGENT'S OPTION AND THE AGENT'S WARRANTS.

                                   THE COMPANY

         Andrx is engaged in the formulation and commercialization of controlled-release oral pharmaceuticals utilizing the Company's proprietary drug delivery technologies. Pharmaceutical companies are increasingly utilizing controlled-release drug delivery technologies to improve drug therapy. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms, which reduce the frequency of drug administration, thus improving patient compliance. Controlled-release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require several medications with differing dosing regimens.

         To date, the Company has developed six distinct drug delivery technologies that are patented or for which patent applications have been filed. The Company believes that its technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products. The Company also believes that major pharmaceutical companies often do not possess controlled-release drug delivery technology expertise and rely upon third parties such as Andrx to develop such technologies for their product candidates. The market for advanced drug delivery systems is large and is growing rapidly. Based on published data, the market for orally-administered drugs that utilize sustained and controlled-release drug delivery systems is projected to increase to approximately $15 billion in 2000 from approximately $4 billion in 1993.

         The Company is applying its proprietary drug delivery technologies and formulation skills initially to the development of generic versions of selected high sales volume, controlled-release brand name pharmaceuticals, for which marketing exclusivity or patent rights have expired or are near expiration. In late 1995, the Company submitted Abbreviated New Drug Applications ("ANDAs") to the U.S. Food and Drug Administration (the "FDA") covering generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. According to data from IMS America, the brand name versions of these drugs had combined 1995 U.S. sales in excess of $870 million. The Company currently has 15 additional generic controlled-release drugs under development, the brand name versions of which had combined 1995 U.S. sales in excess of $4 billion. Of these product candidates, 11 are in various phases of bioequivalence studies and four are in formulation development.

         To expedite product development and reduce the Company's development costs, the Company has entered into collaborative arrangements with major generic pharmaceutical companies. Andrx is a 50% partner in a joint venture known as ANCIRC with Watson Pharmaceuticals, Inc. ("Watson") for the development of up to eight controlled-release generic pharmaceuticals and has entered into development and licensing agreements with Mylan Laboratories, Inc. ("Mylan"), Zenith Laboratories, Inc., a subsidiary of IVAX Corporation ("IVAX"), and Watson for four additional controlled-release products. Watson owns approximately 15.6% of the Company's presently outstanding Common Stock.

         Generic pharmaceuticals are therapeutic equivalents of brand name drugs for which marketing exclusivity or patent rights have expired. According to data from IMS America, U.S. sales of generic pharmaceuticals exceeded $6.3 billion in 1994 and have grown at an average rate of 32% since 1992. The Company believes that the market for generic pharmaceuticals has grown and will continue to grow because of various factors, including the aging of the U.S. population, continuing efforts to contain health care costs by governmental agencies, health care institutions and third party payors, and the increasing awareness and acceptance of generic drugs by physicians, pharmacists and consumers.

         Andrx believes that the drug delivery technologies it uses for the development of generic controlled-release pharmaceuticals will also have application to the development of brand name controlled-release pharmaceuticals. To commercialize this opportunity, Andrx plans to work with brand name pharmaceutical companies in two basic ways: (i) by developing controlled-release formulations of existing immediate-release drugs and (ii) by applying its drug delivery technologies to the formulation of new drugs under development by these pharmaceutical companies. In addition to the potential for improving drug efficacy, the Company believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their new drug product candidates. In April 1996, the Company entered into its first collaboration for the development of a brand name controlled-release pharmaceutical through its agreement with Sepracor, Inc. ("Sepracor"). Pursuant to this agreement, Andrx is using one of its controlled-release drug delivery technologies to formulate a once-a-day version of terfenadine carboxylate, an antihistamine being developed by Sepracor. A twice-a-day version of this drug was approved by the FDA in 1996, and is marketed in the U.S. under the brand name Allegra/registered trademark/ by Hoechst Marion Roussel, Inc. ("HMR").

         In addition to developing controlled-release pharmaceuticals, the Company markets and distributes generic drugs manufactured by third parties. These operations, which commenced in late 1992, generated 1995 revenues of $50.5 million. To date, substantially all of the Company's revenues have been generated by its distribution operations. The Company's customer base consists primarily of independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. The Company currently utilizes gross profit from its generic pharmaceutical distribution operations to offset a portion of the Company's overall administrative costs. These operations also provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to use its distribution operations to assist in the marketing of generic controlled-release products developed by the Company and its collaborative partners.

         The Company was incorporated on August 28, 1992 under the name "Andrx Pharmaceuticals, Inc.", commenced operations and assumed its present name in November of that year. The Company's executive offices are located at 4001 Southwest 47th Avenue, Suite 201, Ft. Lauderdale, Florida 33314, and the Company's telephone number is (954) 584-0300. Unless the context otherwise requires, references herein to "Andrx" or the "Company" are to Andrx Corporation and its subsidiaries.

                                  THE OFFERING
Common Stock offered.................................      1,205,530 shares, of which 602,618 shares are
                                                           presently outstanding, 502,428 shares are
                                                           issuable upon the exercise of the Investor
                                                           Warrants, 50,242 shares are issuable upon
                                                           exercise of the Agent's Option and 50,242
                                                           shares are issuable upon exercise of the Agent's
                                                           Warrants.

Common Stock to be outstanding
  after the offering.................................      13,985,071 shares(1)

Use of proceeds......................................      The Company will not receive any proceeds
                                                           from the sale of the shares of Common Stock
                                                           by the Selling Shareholders.  The Company
                                                           will only receive proceeds upon the exercise of
                                                           the Investor Warrants, the Agent's Option and
                                                           the Agent's Warrants by the holders thereof,
                                                           which proceeds, if any, will be used for
                                                           working capital requirements and other general
                                                           corporate purposes.  See "Use of Proceeds."

Nasdaq National Market symbol........................      ADRX

-------------------------
(1) Assumes the Investor Warrants, the Agent's Option and the Agent's Warrants are exercised in full.




                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                    AUGUST 28, 1992                                           NINE MONTHS ENDED
                                      (INCEPTION)            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        THROUGH        --------------------------------      ------------------
                                     DEC. 31, 1992     1993          1994          1995      1995        1996
                                     -------------     ----          ----          ----      ----        ----
STATEMENT OF OPERATIONS DATA:
Revenues:
  Distribution revenues, net........    $243,200   $5,654,500  $25,915,500   $50,467,800  $35,008,300  $61,097,000
  Research and development services
    to joint venture................          --           --      375,300     2,528,700    1,722,300    1,829,300
  Licensing revenues................          --      225,000      155,500       165,000      165,000           --
                                      ----------    ---------   ----------    ----------   ----------   ----------

Total revenues......................     243,200    5,879,500   26,446,300    53,161,500   36,895,600   62,926,300
                                      ----------    ---------   ----------    ----------   ----------   ----------

Cost of revenues:
  Distribution revenues.............     219,000    5,257,900   21,362,400    41,780,900   28,922,600   50,975,300
  Research and development services
    to joint venture................          --           --      375,300     2,528,700    1,722,300    1,829,300
                                      ----------    ---------  -----------    ----------   ----------   ----------

Total cost of revenues..............     219,000    5,257,900   21,737,700    44,309,600   30,644,900   52,804,600
                                      ----------    ---------   ----------    ----------   ----------   ----------

Gross profit........................      24,200      621,600    4,708,600     8,851,900    6,250,700   10,121,700

Selling, general and administrative
  expenses..........................     169,700    1,706,300    5,389,800     8,647,200    5,944,400    9,333,000
Research and development expenses...          --      959,900    2,109,600     3,254,700    1,638,800    2,499,400
Equity in losses of joint venture...          --           --      315,800     1,839,700    1,298,000    1,384,000
                                      ----------   ----------   ----------    ----------  -----------   ----------

Loss from operations................    (145,500)  (2,044,600)  (3,106,600)   (4,889,700)  (2,630,500)  (3,094,700)
Other income (expense), net.........         100          300        2,100      (297,300)    (253,900)     191,700
                                      ----------  -----------  -----------   -----------  -----------  -----------

Net loss............................   $(145,400) $(2,044,300) $(3,104,500)  $(5,187,000) $(2,884,400) $(2,903,000)
                                      ==========  ===========  ===========   ===========  ===========  ===========

Net loss per share..................   $   (0.03) $     (0.26) $     (0.35)  $     (0.55) $     (0.31) $     (0.25)
                                      ==========  ===========  ===========   ===========  ===========  ===========

Weighted average shares of
Common Stock outstanding............   4,681,400    7,745,100    8,758,400     9,446,800    9,252,100   11,734,000
                                      ==========  ===========  ===========   ===========  ===========  ===========




                                                     SEPTEMBER 30, 1996
                                                     ------------------
BALANCE SHEET DATA:

Cash, cash equivalents and
  investments available for sale....                   $33,965,300
Total assets........................                    66,074,500
Short-term borrowings...............                     7,820,100
Total shareholders' equity..........                    43,435,200

                           FORWARD-LOOKING STATEMENTS

         Andrx Corporation and subsidiaries ("Andrx" or the "Company") cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Prospectus or which are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may effect the Company's results include, but are not limited to, the risks and uncertainties associated with a drug delivery company which has not commercialized its first product, including a history of net losses, unproven technology, lack of manufacturing experience, current and potential competitors with significant technical and marketing resources, need for future capital and dependence on collaborative partners and on key personnel. Additionally, the Company is subject to the risks and uncertainties associated with all drug delivery companies, including compliance with government regulations and the possibility of patent infringement litigation. The Company is also subject to other risks detailed herein or detailed from time to time in the Company's Commission filings. Factors that could cause or contribute to such difference include, but are not limited to, those discussed in "Risk Factors" below, as well as those discussed elsewhere in this prospectus and in the Company's filings with the Commission.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

         HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS. The Company has not generated any earnings to date and incurred net losses of approximately $2.0 million, $3.1 million and $5.2 million during 1993, 1994 and 1995, respectively, and $2.9 million during each of the nine months ended September 30, 1995 and 1996. As of September 30, 1996, the Company had an accumulated deficit of approximately $13.4 million. The Company expects negative cash flow and net losses to continue at least through 1997. Substantially all of the Company's revenues have been generated from the distribution of generic pharmaceuticals manufactured by third parties. None of the controlled-release products being developed by the Company have been approved by the FDA for marketing. To achieve profitable operations, Andrx must expand its generic pharmaceutical distribution operations to cover its operating overhead or either alone or through collaborative arrangements with joint venture partners and/or licensees successfully develop, manufacture and market pharmaceuticals utilizing its proprietary drug delivery technologies. The time required to reach profitability is highly uncertain and no assurance can be given that the Company will be able to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         UNPROVEN TECHNOLOGY; NO COMMERCIALIZED PRODUCTS. The Company is focusing its product formulation efforts on the development of generic versions of controlled-release pharmaceuticals utilizing the Company's proprietary drug delivery technologies. Except for licensing fees received for certain products under development, the Company has not generated revenues from its product development activities. The Company's product candidates are in various stages of development, and the period necessary to achieve market success for any individual product is uncertain and may be lengthy. The Company has filed ANDAs for generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/, both of which are once-a-day versions of diltiazem hydrochloride, but the Company has not received FDA approvals to market such product candidates. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development or products submitted to the FDA will be approved by the FDA or that any approved products can be manufactured at an acceptable cost with appropriate quality or successfully marketed by the Company or its collaborators. See "Business--Product Development."

         NEED FOR ADDITIONAL CAPITAL. The Company anticipates that its existing capital resources will be sufficient to enable it to maintain its current and planned operations through the end of 1997. The Company expects negative cash flow and net losses to continue at least through 1997 because it will use substantial funds for its product development efforts, including formulation of and bioequivalence studies for its product candidates and the establishment of commercial-scale manufacturing operations. The Company may need additional funding in order to complete research and development for its product candidates and to commercialize these products after receipt of FDA approvals. Additional funding, whether obtained through public or private debt or equity financings, or from collaborative arrangements, may not be available when needed or may not be available on terms acceptable to the Company, if at all. If additional financing is not available, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or to license to third parties products or technologies that the Company would otherwise seek to develop itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         PATENTS AND PROPRIETARY RIGHTS. Andrx believes that patent and trade secret protection, particularly of its drug delivery technologies, is important to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. Andrx has been issued ten U.S. patents relating to its controlled-release drug delivery technologies and has filed five additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. The Company expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. There is no assurance that the Company's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of the Company's patents. Furthermore, there is no assurance that (i) any of the Company's future processes or products will be patentable; (ii) any pending or additional patents will be issued in any or all appropriate jurisdictions; (iii) the Company's processes or products will not infringe upon the patents of third parties; or (iv) the Company will have the resources to defend against charges of patent infringement or protect its own patent rights against third parties. The inability of the Company to protect its patent rights or infringement by the Company of the patent or proprietary rights of others could have a material adverse effect on the Company's results of operations and financial position.

         Andrx also relies on trade secrets and proprietary knowledge, which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known by competitors.

         PATENT LITIGATION. There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of patent rights. Most of the brand name controlled-release products, of which the Company is developing generic versions, are covered by one or more patents. Under the Drug Price Competition and Patent Restoration Act of 1984 (the "Waxman-Hatch amendments"), when a drug developer files an ANDA for a generic drug, and the developer believes that an unexpired patent which has been listed with the FDA as covering that brand name product will not be infringed by the developer's product or is invalid or unenforceable, the developer must so certify to the FDA. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA can review and approve the ANDA, but is precluded from granting final marketing approval of the product until a final judgment in the action has been rendered or 30 months from the date the certification was received, whichever is sooner. Should a patent holder commence a lawsuit with respect to alleged patent infringement by the Company, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. To date, two such actions have been commenced against Andrx, and it is anticipated that additional actions may be filed by other parties as Andrx files additional ANDAs. The Company evaluates the probability of patent infringement litigation with respect to its ANDA submissions on a case by case basis and, accordingly, as of September 30, 1996, has provided a total of approximately $1.7 million for litigation costs in connection with the two ANDAs submitted in late 1995. The delay in obtaining FDA approval to market the Company's product candidates as a result of litigation, as well as the expense of such litigation, whether or not the Company is successful, could have a material adverse effect on the Company's results of operations and financial position.

         Andrx has developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release formulation of diltiazem hydrochloride marketed under the brand name Cardizem CD/registered trademark/ by Hoechst Marion Roussel, Inc. ("HMR"). In connection therewith, Andrx certified to the FDA that its product does not infringe upon any of the patents listed as covering that brand name product and sent the required notices to the holders of each of those patents. In January 1996, Carderm Capital, L.P., which licensed the patent to HMR, and HMR (collectively, "Hoechst") commenced a lawsuit in the United States District Court, Southern District of Florida (the "Hoechst Litigation"), alleging that Andrx's product infringes upon one of the six patents listed as covering Cardizem CD/registered trademark/. Andrx has also developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release version of diltiazem hydrochloride marketed under the brand name Dilacor XR/registered trademark/ by Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPR"). In connection therewith, the Company certified to the FDA that its product does not infringe upon the patent listed as covering that brand name product and sent the required notices to the holder of that patent and the holder of the NDA. In May 1996, Jagotec AG and Jago AG, who licensed the patent to RPR, Rhone-Poulenc Rorer, Inc. and RPR (collectively, "Rhone") commenced a lawsuit in the United States District Court, Southern District of Florida (the "RPR Litigation"), alleging that the Company's product infringes a patent listed as covering Dilacor XR/registered trademark/. While the Company believes that its products do not infringe upon the patents in question, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. There can be no assurance that the Company will prevail in either the Hoechst Litigation or the RPR Litigation. An adverse outcome in either the Hoechst Litigation or the RPR Litigation would have a material adverse effect on the Company's business and financial position.

         DEPENDENCE ON COLLABORATIVE PARTNERS. The Company is a 50% partner in a joint venture with Watson and has entered into development and licensing agreements with several major generic pharmaceutical companies to support the commercialization of its generic controlled-release pharmaceuticals. The Company shares the costs of the joint venture and, pursuant to the development and licensing agreements, the licensee typically funds all of the costs of developing the licensed product. The Company has no control over the resources which its collaborative partners will devote to development of licensed products, and there can be no assurance that the Company's collaborative partners will pursue the commercialization of a licensed product on a timely basis or that products to be developed pursuant to the Company's collaborative arrangements will be approved for marketing by the FDA. Further, even if licensed products are approved, Andrx will be dependent upon its joint venture partner to manufacture and its licensees to manufacture and market the products. Andrx is exploring, and intends to continue to explore, additional collaborative and licensing opportunities. There can be no assurance that the licensees can successfully market any products or that the Company will be able to negotiate acceptable collaborative arrangements in the future or that any current or future collaborative arrangement will ultimately be successful. See "Business--Collaborative Arrangements."

         SUPERVISION OF DEVELOPMENT. The agreements with Watson governing the ANCIRC joint venture require Dr. Chih-Ming J. Chen, the Company's Chief Scientist, to personally supervise the development of all ANCIRC products and to devote such time and effort as may be necessary to such activities until at least five products have been successfully developed by ANCIRC. If Dr. Chen fails to perform such supervisory services prior to ANCIRC developing five products (other than by reason of his death or disability) Watson has the option
(i) to require the Company to repurchase Watson's interests in ANCIRC and the Company for an amount equal to Watson's investments therein, plus interest compounded at 15% per annum, or (ii) to assume the rights of the Company to develop and market the products. Once ANCIRC has developed three products, Watson is limited to the option set forth in clause (ii) of the preceding sentence. If

Watson were to successfully allege that Dr. Chen was not performing supervisory services and were to demand that the Company repurchase its investment, there can be no assurance that the Company would have the financial resources to do so or that such demand would not have a material adverse effect on the Company. In addition, the development and licensing agreements entered into by the Company require Dr. Chen to supervise the development of the products that are the subject of each of the agreements. Dr. Chen's responsibilities under all the foregoing agreements may effectively limit the number of products that the Company may be able to add to its development program. See "Business--Product Development."

         DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL. The Company's success for the foreseeable future will be dependent upon the services of Dr. Chih-Ming J. Chen, Alan P. Cohen and Dr. Elliot F. Hahn, the Company's Chief Scientist, Chairman of the Board and President, respectively. Each of these individuals is party to an employment agreement with the Company. The Company has secured $4.0 million in key man life insurance covering Dr. Chen and $2.0 million in key man life insurance covering each of Mr. Cohen and Dr. Hahn. The loss of the services of any of these three officers would have a material adverse effect on the Company and its prospects.

         The Company's success will also be dependent in large part on its ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and marketing of generic drugs. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain a sufficient number of such persons. See "Management."

         LACK OF MANUFACTURING EXPERIENCE. The Company currently has a laboratory and pilot manufacturing facility encompassing approximately 8,000 square feet. The Company is in the process of constructing an approximately 31,000 square foot facility which will be used for manufacturing commercial quantities of generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/, for which ANDAs have already been filed. The Company believes that such facility will be sufficient for these products. The Company's facility has been inspected by the FDA with regard to both ANDA submissions, and the FDA has advised the Company that it cannot determine if the manufacturing site is in compliance with current Good Manufacturing Practices ("cGMP") because the facility is not ready for scale-up production. An additional inspection will be performed by the FDA to assure successful process validation after ANDA approval and before initiation of commercial distribution of these products. There can be no assurance that the Company's facility will ultimately be found to be in compliance with cGMP or other regulatory requirements. Failure to comply could result in significant delays in the development, approval and distribution of its planned products, as well as significant additional expense to comply with cGMP or other regulatory requirements. The Company currently has only a limited number of personnel experienced in the commercial manufacture of pharmaceuticals. Accordingly, before the Company commences manufacturing its product candidates in commercial quantities, significant expenditures and additional personnel will be required. There can be no assurance that the Company will be able to establish a successful manufacturing operation. The Company will be dependent on other companies to manufacture most of the product candidates currently undergoing bioequivalency studies. See "Business--Collaborative Arrangements," "--Manufacturing" and "--Government Regulation."

         MANAGEMENT OF EXPANDING OPERATIONS. The Company has experienced significant expansion of its generic pharmaceutical distribution operations which has required expansion, upgrading and improvement of the Company's administrative, operational and management systems, controls and resources. Management of the Company's growth, as well as commencement of manufacturing and marketing of the Company's product candidates, will require continued expansion and improvement of the Company's systems and controls and an increase in the Company's manufacturing, marketing and sales operations. There can be no assurance that the Company can successfully manage its growth. The Company intends to market directly certain products it develops as well as the products developed by the ANCIRC joint venture. The Company has no experience with marketing its own products. There can be no assurance that the Company can successfully market its products.

         COMPETITION. The pharmaceutical industry is highly competitive and is affected by new technologies, new developments with respect to existing technologies and products, governmental regulations, health care legislation, availability of financing and other factors. Many of the Company's competitors have longer operating histories and greater financial, marketing and other resources than the Company. The Company expects that it will be subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry, including companies that are engaged in the development of controlled-release technologies and products and other manufacturers that may decide to undertake in-house development of these products. The Company initially is concentrating its development efforts on generic controlled-release pharmaceuticals. Typically, selling prices of immediate-release drugs have declined and profit margins have narrowed after generic equivalents of brand name products are first introduced and the number of competitive products has increased. Similarly, the maintenance of particular levels of profitability for the Company's generic controlled-release products will depend, in large part, on the Company's ability to introduce new products before its competitors and on the intensity of competition. In its generic pharmaceutical distribution business, the Company competes with a number of large wholesalers and other distributors of generic pharmaceuticals. See "Business--Competition."

         GOVERNMENT REGULATION. All pharmaceutical manufacturers doing business in the U.S. and in foreign countries are subject to extensive federal, state, local and foreign regulations. Drug manufacturers are required to obtain FDA approval or authorization before marketing their product candidates. The FDA approval process is costly and time consuming. No assurances can be given that the Company's bioequivalence studies and other data will result in FDA approval of ANDAs. ANDAs will be required for the Company's generic versions of controlled-release drugs. No assurances can be given that any of the Company's drugs will be suitable for, or approved as, ANDA filings. Certain ANDA procedures for generic controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval process for generic drugs. These requested changes include, among other things, tighter standards for certain bioequivalence studies and disallowance of the use by a generic drug manufacturer in its ANDA of proprietary data submitted by the original manufacturer as part of an original new drug application. The Company is unable to predict at this time whether the FDA will make any changes to its ANDA procedures as a result of such petitions or the effect that such changes may have on the Company. Any changes in FDA regulations which make ANDA approvals more difficult may have a material adverse effect on the Company's business. Patent certification requirements for generic controlled-release drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is instituted by the holder or holders of the brand name patents. Delays in obtaining FDA approval of ANDAs can also result from a marketing exclusivity period and/or an extension of patent terms available for brand name drugs. If the Company's drugs are ineligible to use abbreviated application procedures, as will be the case with controlled-release versions of immediate-release drugs, the FDA approval process may require time consuming and expensive clinical studies.

         The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with cGMP standards. As a wholesale distributor of generic pharmaceuticals manufactured by third parties, the Company is subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Failure to comply with licensing and other requirements could have a materially adverse effect on the Company because substantially all the Company's revenues to date have been from its generic pharmaceutical distribution operations. Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration (the "DEA"). Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to debar companies and individuals from future ANDA submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority. Such requirements or FDA or DEA actions could materially and adversely affect the Company's business.

         The Company has filed ANDAs for two of its products, the generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. There can be no assurance that the Company will receive approvals for these two ANDAs or for any subsequent ANDAs or other product approval requests filed with the FDA. Even if regulatory approvals are obtained, the Company will be required to comply with post-approval requirements for the manufacturing and marketing of its products. See "Business--Government Regulation."

         UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENTS. The ability of the Company to maintain profitability in its generic distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely effect the pricing of the Company's product candidates. Moreover, health care reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. There can be no assurance that health care reimbursement laws or policies will not materially adversely affect the Company's ability to sell its products profitably or prevent the Company from realizing an appropriate return on its investment in product development.

         PRODUCT LIABILITY INSURANCE. The design, development and manufacture of the Company's products involve an inherent risk of product liability claims. The Company has obtained product liability insurance that covers substantially all products marketed by the Company in its generic drug distribution operations, as well as bioequivalence studies for controlled-release product candidates. The Company believes that its product liability insurance is adequate for its current operations, and will seek to increase its coverage prior to the commercial introduction of its product candidates. There can be no assurance that the coverage limits of the Company's insurance will be sufficient to offset potential claims. Product liability insurance is expensive and difficult to procure and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect upon the Company's results of operations and financial position.

         POSSIBLE VOLATILITY OF STOCK PRICE. The market prices for securities of companies engaged in pharmaceutical development activities historically have been highly volatile. In addition, announcements of technological innovations or new commercial products by the Company or its competitors, delays in the development or approval of the Company's product candidates, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of drug technologies and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. The Company has 13,382,159 shares of Common Stock outstanding. Of these shares, 10,334,774 shares are deemed to be "restricted securities" as such term is defined under Rule 144 promulgated pursuant to the Securities Act. Of such shares 602,618 shares are being registered pursuant to the Registration Statement of which this Prospectus forms a part and will generally be capable of public sale without restriction. As of the date of the Prospectus, 8,709,099 of the remaining restricted shares are presently eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions contained therein. The remaining 1,625,675 restricted shares will become eligible for sale subject to the restrictions of Rule 144 at varying times from February 1997 to December 1997.

         As of the date of this Prospectus, options and warrants to purchase 1,539,787 shares of Common Stock are issued and outstanding including the Investor Warrants, the Agent's Option and the Agent's Warrants. An aggregate of 602,912 shares of Common Stock issuable upon exercise of such securities are registered pursuant to the Registration Statement of which this

Prospectus forms a part and will generally be capable of public sale without restriction. The remaining 936,875 shares of Common Stock issuable upon exercise of options issued pursuant to the Company's Stock Incentive Plan were previously registered pursuant to a Registration Statement on Form S-8. In addition, the Company has granted to Watson certain demand and piggy-back registration rights under the Securities Act exercisable commencing in June 1997 with respect to 2,091,796 shares of Common Stock held by Watson and the 337,079 shares of Common Stock underlying warrants issued to Watson (the "Watson Warrants"). Future sales of the shares of Common Stock held by existing shareholders, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

         ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF FLORIDA LAW. Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt of the Company.

         In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power, (b) at least 33-1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). See "Description of Securities."

         NO DIVIDENDS. The Company has not paid any dividends on its Common Stock and anticipates for the foreseeable future that all earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders." The Company will receive proceeds only upon the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants by the holders thereof.



         If all of the Investor Warrants are exercised (each Investor Warrant entitling the holder thereof to purchase one share of Common Stock at $7.25 per share), the proceeds generated therefrom will be $3,642,603. If the Agent's
Option is exercised in its entirety (the Agent's Option entitling the holder thereof to purchase 50,242 shares of Common Stock and 50,242 Investor Warrants at a price of $8.90 for each share of Common Stock), the proceeds generated therefrom will be $447,153.80. If all of the Agent's Warrants are exercised
(each Agent's Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $7.25 per share), the proceeds generated therefrom will be $364,254.50. There can be no assurance as to when, if ever, any or all of such securities will be exercised.

         Proceeds, if any, received from the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants will be used for working capital requirements and other general corporate purposes.

                                 DIVIDEND POLICY

         The Company has not paid dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of dividends in the future will depend, among other things, upon the Company's ability to generate earnings, its need for capital and its overall financial condition.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock has been listed for trading on The Nasdaq
National Market under the symbol "ADRX" since June 14, 1996. The following table sets forth, for the calendar quarters indicated, the range of high and low sale prices per share of Common Stock as reported by The Nasdaq National Market:

                                                                                       HIGH                 LOW
                                                                                       ----                 ---
1996
----
Second Quarter (Commencing June 14, 1996)......................................      $   17.50           $   12.00
Third Quarter..................................................................          15.50               11.00
Fourth Quarter (through December 2, 1996)......................................          15.75               12.75

         On December 5, 1996, the last sale price of the Common Stock as reported by The Nasdaq National Market was $13.375 per share.

                                 CAPITALIZATION

         The following table sets forth short-term borrowings and the capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in the Prospectus.

                                                                                          SEPTEMBER 30, 1996
                                                                                          ------------------

Short-term borrowings(1).......................................................             $     7,820,100
                                                                                                 ==========
Shareholders' equity:
  Preferred Stock, $.001 par value, 1,000,000 shares
    authorized, no shares issued and outstanding...............................                          --
  Common Stock, $.001 par value, 25,000,000 shares
    authorized; 13,344,600 shares issued and
    outstanding................................................................                      13,300
  Additional paid-in capital...................................................                  56,787,200
  Accumulated deficit..........................................................                 (13,384,200)
  Unrealized gain on investments available for sale............................                      18,900
                                                                                                 ----------
Total shareholders' equity.....................................................                  43,435,200
                                                                                                 ----------
Total capitalization...........................................................                 $43,435,200
                                                                                                ===========

------------------------
(1) See Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data of the Company for the period August 28, 1992 (inception) through December 31, 1992, the years ended December 31, 1993, 1994 and 1995 and as of December 31, 1992, 1993, 1994
and 1995 are derived from the Company's consolidated financial statements and have been audited by Arthur Andersen LLP, independent certified public accountants. The statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected balance sheet data as of September 30, 1996 are derived from unaudited interim consolidated financial statements contained elsewhere herein. The unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. This financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, the unaudited interim consolidated financial statements and the other financial information appearing elsewhere in this Prospectus.

                                    AUGUST 28, 1992                                           NINE MONTHS ENDED
                                      (INCEPTION)            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        THROUGH        --------------------------------      ------------------
                                     DEC. 31, 1992     1993          1994          1995      1995        1996
                                     -------------     ----          ----          ----      ----        ----
STATEMENT OF OPERATIONS DATA:
Revenues:
  Distribution revenues, net........    $243,200   $5,654,500  $25,915,500   $50,467,800 $35,008,300  $61,097,000
  Research and development services
   to joint venture.................          --           --      375,300     2,528,700   1,722,300    1,829,300
  Licensing revenues................          --      225,000      155,500       165,000     165,000           --
                                         -------   ----------  -----------   ----------- -----------   -----------
Total revenues......................     243,200    5,879,500   26,446,300    53,161,500  36,895,600   62,926,300
                                         -------    ---------   ----------    ----------  ----------   ----------
Cost of revenues:
  Distribution revenues.............     219,000    5,257,900   21,362,400    41,780,900  28,922,600   50,975,300
  Research and development services
   to joint venture.................          --           --      375,300     2,528,700   1,722,300    1,829,300
                                         -------   ----------  -----------    ----------  ----------   ----------
Total cost of revenues..............     219,000    5,257,900   21,737,700    44,309,600  30,644,900   52,804,600
                                         -------   ----------   ----------    ----------  ----------   ----------
Gross profit........................      24,200      621,600    4,708,600     8,851,900   6,250,700   10,121,700

Selling, general and
  administrative expenses...........     169,700    1,706,300    5,389,800     8,647,200   5,944,400    9,333,000
Research and development expenses...          --      959,900    2,109,600     3,254,700   1,638,800    2,499,400
Equity in losses of joint venture...          --           --      315,800     1,839,700   1,298,000    1,384,000
                                         ------- ------------   ----------    ----------  ----------   ----------
Loss from operations................    (145,500)  (2,044,600)  (3,106,600)   (4,889,700) (2,630,500)  (3,094,700)
Interest income (expense), net......         100          300        2,100      (297,300)   (253,900)     191,700
                                       ---------  -----------  -----------   ------------ ----------- -----------
Net loss............................   $(145,400) $(2,044,300) $(3,104,500)  $(5,187,000)$(2,884,400) $(2,903,000)
                                       =========  ===========  ===========   ===========  ==========  ===========
Net loss per share..................   $   (0.03) $     (0.26) $     (0.35)  $    (0.55) $     (0.31) $     (0.25)
                                       =========  ===========  ===========   ==========   ==========  ===========
Weighted average shares of
  Common Stock outstanding..........   4,681,400    7,745,100    8,758,400     9,446,800   9,252,100   11,734,000
                                       =========    =========    =========     =========   =========   ==========

                                                             DECEMBER 31,                       SEPTEMBER 30,
                                          ----------------------------------------------        -------------
                                            1992         1993         1994          1995            1996
                                            ----         ----         ----          ----            ----
BALANCE SHEET DATA:
Cash, cash equivalents and
  investments available for sale....      $131,300   $2,770,200   $ 3,845,800  $13,841,400       $33,965,300
Total assets........................       695,000    6,837,100    16,006,000   36,148,700        66,074,500
Short-term borrowings...............            --       68,100     2,635,100    6,101,000         7,820,100
Total shareholders' equity..........       373,800    3,926,700     8,097,100   18,324,500        43,435,200

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         Andrx was organized in August 1992 and, in November 1992, commenced marketing and distributing generic pharmaceuticals manufactured by third parties. In February 1993, the Company began to engage in the development of generic controlled-release oral pharmaceuticals utilizing its proprietary drug delivery technologies. To date, the distribution operations have generated substantially all of the Company's revenues and the Company expects that revenues from the distribution of generic pharmaceuticals will continue to comprise substantially all of its revenues until the Company receives FDA approvals for the marketing of its products and meaningful revenues are achieved from a product developed by the Company. The Company expects to generate negative cash flow and net losses at least through 1997.

         To expedite product development and reduce the Company's development costs, the Company has entered into collaborative agreements with major pharmaceutical companies. The Company is a 50% partner in the ANCIRC joint venture with Watson for the development of up to eight controlled-release drugs and has entered into development and licensing agreements with Mylan, IVAX and Watson for four additional controlled-release drugs. Capital contributions to, and net income or losses from, ANCIRC are allocated equally between the Company and Watson. The Company generates revenues from research and development services provided to ANCIRC, which services are rendered at cost, resulting in no gross profit.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED SEPTEMBER 30, 1996 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

         Total revenues for the nine months ended September 30, 1996 ("1996 Period") were approximately $62.9 million, an increase of approximately $26.0 million or 70.6% as compared to total revenues of approximately $36.9 million for the nine months ended September 30, 1995 ("1995 Period"). Distribution revenues were approximately $61.1 million in the 1996 Period, an increase of approximately $26.1 million or 74.5% from approximately $35.0 million in the 1995 Period. The increase in distribution revenues reflects the Company's increased penetration of the generic market. Revenues generated by research and development services to ANCIRC increased to approximately $1.8 million in the 1996 Period from approximately $1.7 million in the 1995 Period. This increase resulted from an increase in the Company's research and development efforts on ANCIRC products.

         Gross profit on the distribution of generic pharmaceutical products was 16.6% as a percentage of distribution revenues in the 1996 Period, as compared to 17.4% in the 1995 Period. The decrease in gross profits as a percentage of distribution revenues is the result of continuing competition and pricing pressures within the generic industry. The Company expects that such competition and pressures could continue to decrease the Company's gross profit percentage in future periods.

         Selling, general and administrative expenses were approximately $9.3 million in the 1996 Period, an increase of approximately $3.4 million or 57.0% as compared to approximately $5.9 million in the 1995 Period. This increase was primarily attributable to an increase in selling activities to support the increase in distribution revenues. Selling, general and administrative expenses were 14.8% of total revenues in the 1996 Period, as compared to 16.1% in the 1995 Period.

         Research and development expenses were approximately $2.5 million in the 1996 Period, as compared to $1.6 million in the 1995 Period. Research and development expenses in the 1996 Period include a $450,000 provision for anticipated additional litigation costs in connection with the Company's ANDA submitted in late 1995 for the generic version of Cardizem CD/registered trademark/. Additionally, research and development expenses in the 1996 Period include the expenses related to the establishment of a commercial-scale manufacturing facility. Research and development expenses exclude cost of revenues for services rendered to ANCIRC of approximately $1.8 million in the 1996 Period and approximately $1.7 million in 1995 Period.

         The Company's equity in losses of joint venture was approximately $1.4 million in the 1996 Period as compared to approximately $1.3 million in the 1995 Period. The Company's share of ANCIRC's losses was decreased from 60% to 50% effective October 30, 1995 in connection with an amendment to the ANCIRC agreement. ANCIRC's losses increased to $2.8 million in the 1996 Period as compared to $2.2 million in the 1995 Period due to the increase in the research and development services rendered by the Company and Watson to ANCIRC during the 1996 Period.

         Interest income (expense), net primarily consists of interest expense and interest income. Interest expense was approximately $570,000 in the 1996 Period as compared to $447,000 in the 1995 Period. Although the interest rate on the Company's bank borrowings decreased effective January 1996, interest expense increased in the 1996 Period as compared to the 1995 Period, due to the higher average level of borrowings during the 1996 Period. Such higher level of borrowings were required to finance the higher average level of working capital supporting the growth of the distribution operations. Interest income was approximately $762,000 in the 1996 Period as compared to approximately $129,000 in the 1995 Period. The increase in interest income is the result of the net increase in cash, cash equivalents and investments available for sale during 1995 and 1996, primarily from the sale of shares of the Company's Common Stock.

         For 1996 and 1995, the Company was not required to provide for federal or state income taxes due to its net losses. As of September 30, 1996, the net operating loss carryforward was approximately $12.6 million for financial reporting purposes and approximately $10.3 million for federal income tax purposes, which if not utilized will begin to expire in 2008.

         1995 AS COMPARED TO 1994

         Total revenues in 1995 were approximately $53.2 million, an increase of approximately $26.7 million, or 101.0%, from revenues of approximately $26.4 million in 1994. Distribution revenues were approximately $50.5 million in 1995, an increase of approximately $24.6 million, or 94.7%, from approximately $25.9 million in 1994. The increase in distribution revenues reflects the Company's increased penetration of the generic market. Revenues generated by research and development services to ANCIRC increased to approximately $2.5 million in 1995 from approximately $375,000 in 1994. This increase resulted from a full year of ANCIRC activities for 1995.

         Gross profit on the distribution of generic pharmaceutical products was 17.2% as a percentage of distribution revenues in 1995, as compared to 17.6% in 1994. The decrease in gross profits as a percentage of distribution revenues is the result of continuing competition and pricing pressures within the generic industry. The Company expects that such competition and pressures could continue to decrease the Company's gross profit percentage in future periods.

         Selling, general and administrative expenses were approximately $8.6 million in 1995, an increase of approximately $3.3 million, or 60.4%, compared to approximately $5.4 million in 1994. This increase was attributable to an increase in selling activities to support the increase in distribution revenues. Selling, general and administrative expenses were 16.3% of total revenues in 1995, as compared to 20.4% in 1994. During 1994, the Company incurred approximately $500,000 of expenses related to an unconsummated initial public offering.

         Research and development expenses increased to approximately $3.3 million in 1995, an increase of approximately $1.1 million, or 54.3%, from approximately $2.1 million in 1994. Research and development expenses include the Company's continued research and development programs and the completion of development and the filing of ANDAs for generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. Research and development expenses also include a $1.2 million provision for anticipated litigation costs in connection with the Company's ANDAs submitted in late 1995 for generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. The filing of an ANDA for a generic version of a brand name pharmaceutical may result in litigation alleging infringement of patents covering the brand name pharmaceutical. Even though the Company believes that its drug delivery technologies do not infringe on any patent rights held by others, the Company evaluates the probability of patent infringement litigation with respect to its ANDA submissions on a case by case basis and, accordingly, will reserve for anticipated legal expenses as it deems appropriate. Research and development expenses exclude cost of sales of services rendered to ANCIRC of approximately $2.5 million in 1995 and approximately $375,000 in 1994.

         The Company's share of losses in ANCIRC was approximately $1.8 million in 1995 as compared to approximately $316,000 in 1994. The increase in the ANCIRC losses of approximately $1.5 million in 1995 is the result of a full year of ANCIRC activities.

         Interest income (expense), net primarily consists of interest expense and interest income. Interest expense was approximately $636,000 in 1995 as compared to approximately $104,000 in 1994. The increase was due to the increase in bank borrowings to fund the working capital requirements for the Company's generic pharmaceutical distribution operations. Interest income was approximately $250,000 in 1995 as compared to approximately $122,000 in 1994. The increase in interest income is the result of the net increase in cash balances during 1995, primarily from the sale of shares of Common Stock to Watson in August and December 1995 for net proceeds of approximately $13.6 million.

         For 1994 and 1995, the Company was not required to provide for federal or state income taxes due to its net losses. As of December 31, 1995, the net operating loss carry forward was approximately $10.0 million for financial reporting purposes and approximately $8.1 million for federal tax purposes, which, if not utilized, will expire beginning in 2008.

         1994 AS COMPARED TO 1993

         Total revenues in 1994 were approximately $26.4 million, an increase of approximately $20.6 million from revenues of approximately $5.9 million in 1993. Distribution revenues were approximately $25.9 million in 1994 as compared to $5.7 million in 1993. The increase in distribution revenues reflects the Company's increased penetration of the generic market. The ANCIRC joint venture commenced operations in July 1994 and generated approximately $375,000 of revenues for the Company from research and development services during the year.

         Gross profit on the distribution of generic pharmaceutical products was 17.6% as a percentage of distribution revenues in 1994 as compared to 7.0% in 1993. In 1993, the Company's first full year of distribution operations, the Company did not have sufficient distribution volume to obtain allowances and other favorable terms from its suppliers, which negatively impacted gross profit.

         Selling, general and administrative expenses were approximately $5.4 million in 1994, an increase of approximately $3.7 million, from approximately $1.7 million in 1993. This increase was primarily attributable to an increase in selling costs related to the increase in distribution revenues, as well as approximately $500,000 in expenses related to an unconsummated initial public offering. Selling, general and administrative expenses were 20.4% of total revenues in 1994, as compared to 29.0% in 1993.

         Research and development expenses were approximately $2.1 million in 1994, an increase of approximately $1.1 million, as compared to approximately $1.0 millon in 1993.

         The Company's share of losses in ANCIRC was approximately $316,000 in 1994.

         Interest income (expense), net was approximately $2,100 in 1994. This amount includes approximately $104,000 of interest expense relating to borrowings under the revolving line of credit which commenced in July 1994, net of interest income of approximately $122,000. Interest income resulted from the return on invested proceeds from a private placement in December 1993 and the sale of securities to Watson in July 1994.

         For 1993 and 1994, the Company was not required to provide for federal or state income taxes due to its net losses.

LIQUIDITY AND CAPITAL RESOURCES

         In June 1996, the Company consummated its initial public offering, which generated gross proceeds of $30.4 million. Prior thereto, the Company had financed its operations primarily through private placements of equity securities which generated proceeds of $27.9 million and, to a lesser extent, through bank borrowings. At September 30, 1996, Andrx had $34.0 million of cash, cash equivalents and investments available for sale and $36.1 million of working capital.

         Net cash used in operating activities was $5.4 million and $7.4 million in the 1996 Period and the 1995 Period, respectively. The net cash used in operating activities in both these periods was primarily attributed to research and development and increases in accounts receivable and inventories, which were offset by the increases in accounts payable and accrued liabilities. The decrease in net cash used in operating activities in the 1996 Period as compared to the 1995 Period was attributed to a larger increase in accounts payable and accrued liabilities which was offset to a lesser extent by the increases in accounts receivable and inventories. Research and development spending includes the Company's contributions to ANCIRC. In 1996, the Company expects to contribute approximately $2.5 million to ANCIRC.

         Net cash used in investing activities was $32.3 million and $1.1 million in the 1996 Period and 1995 Period, respectively. In June 1996, the Company invested $28.2 million in short-term investment grade interest bearing securities. Additionally, in the 1996 Period the Company invested $4.2 million in capital expenditures as compared to $1.1 million in the 1995 Period. The capital expenditures in the 1996 Period were primarily for the procurement of manufacturing equipment and construction of the Company's commercial-scale manufacturing facility and in the 1995 Period were primarily for the purchase of laboratory equipment for the Company's research and development programs.

         Net cash provided by financing activities was $29.7 million and $5.9 million in the 1996 Period and the 1995 Period, respectively. Net cash provided by financing activities in the 1996 Period consisted primarily of $27.4 million in net proceeds from the Company's initial public offering, $600,000 from the issuance of shares in connection with the exercise of stock options and warrants and net cash drawn under the Company's revolving line of credit of $1.4 million. Net cash provided by financing activities in the 1995 Period consisted primarily of proceeds from the issuance of common stock of $2.8 million and net cash drawn under the Company's revolving line of credit of $3.2 million.

         The Company had an outstanding short-term borrowing balance under its distribution subsidiary's revolving line of credit of $7.5 million as of September 30, 1996 as compared to $6.1 million as of December 31, 1995. Borrowings under the line of credit are only available for financing the Company's distribution operations, are secured by all of the assets of that operation and are subject to a borrowing base related to the value of that operation's accounts receivable and inventories. The agreement requires compliance by the Company with certain covenants including the maintenance of minimum working capital and net worth levels and, prior to the October 1996 amendment described below, restricted the payment of dividends to the Company by, repayment of loans or advances by the Company to, and certain asset transfers from, the Company's distribution subsidiary. In January 1996, the maximum amount available under the revolving line of credit was increased from $8.0 million to $10.0 million and the interest rate was decreased from the prime rate (8.25% as of September 30, 1996) plus 2.0% to the prime rate plus 1.5%. In October, 1996, the Company further amended the line of credit agreement whereby, amongst other things, the interest rate was decreased from the prime rate plus 1.5% to the prime rate plus 1.0%, and the unused commitment fee was reduced from .5% to .25%. Additionally, the amendment provides for, under certain circumstances, the payment of dividends, repayments and advances from the Company's distribution subsidiary to Andrx. As of September 30, 1996, approximately $1.0 million was available for such distributions.

         The Company anticipates that its existing capital resources will be sufficient to enable it to maintain its current and planned operations through the end of 1997. The Company expects negative cash flow and net losses to continue at least through 1997 because it will use substantial funds for its product development efforts, including the formulation of and bioequivalence studies for its generic controlled-release product candidates, and for the establishment of commercial-scale manufacturing operations. The Company anticipates that during 1996 and 1997, approximately $15.0 million will be used for research and product development activities (including the Company's share of the funding of the ANCIRC joint venture) and approximately $10.0 million will be used for capital expenditures relating to product development, primarily the establishment of commercial-scale manufacturing operations for the commercialization of the Company's generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. The Company may need additional funding in order to complete research and development for its product candidates and to commercialize these products after receipt of FDA approvals. Additional funding, whether obtained through public or private debt or equity financing, or from collaborative arrangements, may not be available when needed or may not be available on terms favorable to the Company, if at all. If additional financing is not available, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or to license to third parties products or technologies that the Company would otherwise seek to develop itself.

                                    BUSINESS

OVERVIEW

         Andrx is engaged in the formulation and commercialization of controlled-release oral pharmaceuticals utilizing the Company's proprietary drug delivery technologies. Pharmaceutical companies are increasingly utilizing controlled-release drug delivery technologies to improve drug therapy. Controlled-release pharmaceuticals are designed to reduce the frequency of drug administration, improve efficacy, enhance patient compliance and reduce side effects by releasing drug dosages at specific times and in specific locations in the body.

         The Company is applying its proprietary drug delivery technologies and formulation skills initially to the development of generic versions of selected high sales volume, controlled-release brand name pharmaceuticals, for which marketing exclusivity or patent rights have expired or are near expiration. In late 1995, the Company submitted ANDAs to the FDA covering generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. According to data from IMS America, the brand name versions of these drugs had combined 1995 U.S. sales in excess of $870 million. The Company currently has 15 additional generic controlled-release products under development, the brand name versions of which had combined 1995 U.S. sales in excess of $3 billion. Of these product candidates, 11 are in various phases of bioequivalence studies and four are in formulation development.

         To expedite product development and reduce the Company's development costs, the Company has entered into collaborative arrangements with major generic pharmaceutical companies. Andrx is a 50% partner in the ANCIRC joint venture with Watson for the development of up to eight controlled-release generic drugs and has entered into development and licensing agreements with Mylan, IVAX and Watson for four additional controlled-release products. Watson owns approximately 15.6% of the Company's presently outstanding Common Stock. Andrx has also entered into an agreement with another pharmaceutical company to apply one of its technologies to that company's marketed product in an attempt to develop a once-a-day version of that product. If that company then wishes to utilize Andrx's technology in connection with its product, the parties will attempt to negotiate a license agreement.

         Andrx believes that the drug delivery technologies it uses for the development of generic controlled-release pharmaceuticals will also have application to the development of brand name controlled-release pharmaceuticals. To commercialize this opportunity, Andrx plans to work with brand name pharmaceutical companies in two basic ways: (i) by developing controlled-release formulations of existing immediate-release drugs and (ii) by applying its drug delivery technologies to the formulation of new drugs under development by these pharmaceutical companies. In addition to the potential for improving drug efficacy, the Company believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their new drug product candidates. In April 1996, the Company entered into its first collaboration for the development of a brand name controlled-release pharmaceutical through its agreement with Sepracor. Pursuant to this agreement, Andrx is using one of its controlled-release drug delivery technologies to formulate a once-a-day version of terfenadine carboxylate, an antihistamine being developed by Sepracor. A twice-a-day version of this drug is the subject of an NDA under review by the FDA.

         In addition to developing controlled-release pharmaceuticals, the Company markets and distributes generic drugs manufactured by third parties. These operations, which commenced in late 1992, generated 1995 revenues of $50.5 million. To date, substantially all of the Company's revenues have been generated by its distribution operations. The Company's customer base consists primarily of independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. These operations provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to use its distribution operations to assist in the marketing of generic controlled-release products developed by the Company and its collaborative partners.

NEED FOR CONTROLLED-RELEASE DRUG DELIVERY TECHNOLOGY

         To date, most orally administered prescription pharmaceutical products have been available only in immediate-release formulations. These formulations, although efficacious, may at times result in unwanted side effects due to high initial drug concentrations in the blood and may be inconvenient to patients requiring multiple drug administrations each day. Over the last decade, new controlled-release drug delivery technologies have been developed to eliminate or reduce certain disadvantages of immediate-release drugs. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms, and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms which reduce the frequency of drug administration, thereby offering improved patient compliance. Controlled-release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require several medications with differing dosing regimens.

         The market for advanced drug delivery systems is large and is growing rapidly. Based on published data, the market for orally-administered drugs that utilize sustained and controlled-release drug delivery systems is projected to increase to approximately $15 billion in 2000 from approximately $4 billion in 1993.

GENERIC PHARMACEUTICAL MARKET

         Generic pharmaceuticals are therapeutic equivalents of brand name drugs for which patents or marketing exclusivity rights have expired. According to data from IMS America, the sales of generic pharmaceuticals exceeded $6.3 billion in 1994 and have grown at an average rate of 32% since 1992. The market for generic drugs has grown in recent years due to a number of factors, including the expiration of patents on a number of brand name drugs with significant revenues, the availability of an abbreviated testing and approval process, the ability of the pharmacist to substitute generic drugs for brand name drugs and increased acceptance of the quality of these drugs. In addition, reimbursement trends affecting the pharmaceutical industry, including large volume purchasers, preferred provider organizations and health maintenance organizations, are increasing the demand for lower cost pharmaceuticals.

ANDRX'S PROPRIETARY DRUG DELIVERY TECHNOLOGIES

         Andrx is developing and applying multiple drug delivery technologies to control the release characteristics of a variety of orally-administered drugs. To date, the Company has developed six distinct drug delivery technologies that are patented or for which patent applications have been filed. These controlled-release technologies were designed specifically for a drug that was being formulated. The Company believes that its technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products.

         The Company's drug delivery technologies utilize a variety of polymers and other materials to encapsulate or entrap the active drug compound and to release the drug at varying rates at predetermined locations in the gastrointestinal tract. In developing an appropriate drug delivery technology for a particular drug candidate, Andrx considers such factors as: (i) the desired release rates of the drug; (ii) the physico-chemical properties of the drug; (iii) the physiology of the gastrointestinal tract and the manner in which the drug will be absorbed during passage through the gastrointestinal tract; and
(iv) the effect of food on the absorption rate and transit time of the drug.

         The following summarizes the Company's drug delivery technologies.

  DRUG DELIVERY TECHNOLOGY                               DESCRIPTION
  ------------------------                               -----------

      PELLETIZED PULSATILE             PPDS is designed for use with products
    DELIVERY SYSTEM ("PPDS")           that require a pulsed release of the
                                       drug. This technology uses pellets that
                                       are coated with specific polymers and
                                       agents to control the release rate of the microencapsulated drug. By varying the proportion and composition of the polymer mixtures, the release rate of the drug may be specifically controlled. PPDS technology is employed in the Company's generic version of Cardizem CD/registered trademark/.


      SOLUBILITY MODULATING            SMHS is designed for products
    HYDROGEL SYSTEM ("SMHS")           utilizing a hydrogel-based dosage system
                                       that provides for sustained release
                                       without the need to use special coatings or structures which add to the cost of manufacture. This technology avoids the
                                       "initial burst effect" commonly observed with other sustained-release hydrogel formulations. SMHS technology is employed in the Company's generic version of Dilacor XR/registered trademark/.

      DRUG DELIVERY TECHNOLOGY                           DESCRIPTION
      ------------------------                           -----------

      SINGLE COMPOSITION OSMOTIC       SCOT utilizes various osmotic modulating
        TABLET SYSTEM ("SCOT")         agents as well as polymer coatings to
                                       provide a zero-order release of a drug (a constant rate of release). SCOT technology is being employed in the development of the Company's generic versions of Procardia XL/registered trademark/, Glucotrol XL/registered trademark/, Efidac/24/registered trademark/ and Covera HS/registered trademark/.

      DELAYED PULSATILE                DPHS is designed for use with hydrogel
   HYDROGEL SYSTEM ("DPHS")            matrix products that are characterized by
                                       an initial zero-order release of drug
                                       followed by a rapid release. This release profile is achieved by the blending of selected hydrogel polymers to achieve a delayed pulse. DPHS technology is being employed in the development of the Company's generic version of Adalat
                                       CC/registered trademark/.

      PELTAB SYSTEM ("PELTAB")         Peltab utilizes polymer-coated drug
                                       pellets or drug crystals which are
                                       manufactured into tablets. In order to
                                       provide a controlled release, a water
                                       insoluble polymer is used to coat
                                       discrete drug pellets or drug crystals
                                       which then can resist the action of
                                       fluids in the gastrointestinal tract.
                                       This technology incorporates a strong
                                       polymer coating enabling the coated
                                       pellets to be compressed into tablets
                                       without significant breakage. Peltab
                                       technology is being employed in the
                                       development of the Company's generic
                                       version of K-Dur/registered trademark/.

      PORTAB SYSTEM ("PORTAB")         Portab is designed for controlled-release
                                       dosage forms which utilize an osmotic
                                       core typically containing a water soluble drug. The core includes a water swellable component and a continuous polymer coating. The purpose of the swelling agent is to expand the core and thereby create microporous channels through which the drug is released. None of the Company's current product candidates employ Portab technology.

         The Company has obtained ten U.S. patents and has filed five additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. Andrx is applying several other proprietary controlled-release drug delivery technologies in its product development programs and continues to develop new technologies for which it may seek patent protection.

PRODUCT DEVELOPMENT

         GENERIC CONTROLLED-RELEASE PHARMACEUTICALS

         The Company's product development strategy has been to apply its proprietary drug delivery technologies and formulation skills initially to the development of generic versions of selected high sales volume, controlled-release brand name pharmaceuticals, for which marketing exclusivity or patent rights have expired or are near expiration. In late 1995, the Company submitted ANDAs covering generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. The brand name versions of these drugs had combined 1995 U.S. sales in excess of $870 million. The Company currently has 15 additional generic versions of brand name controlled-release drugs under development, the brand name versions of which had combined 1995 U.S. sales in excess of $4 billion. Of these product candidates, 11 are in various phases of bioequivalence studies and four are in various phases of formulation development.

         The following table sets forth certain information with respect to the Company's product candidates.

                                                                   ANDRX DRUG
                                         APPROXIMATE 1995           DELIVERY          COLLABORATIVE ARRANGEMENTS(3)
                                            U.S. SALES             TECHNOLOGY         ----------------------------
DEVELOPMENT STATUS/BRAND NAME            ($IN MILLIONS)(1)         EMPLOYED(2)           U.S.       INTERNATIONAL
-----------------------------            -----------------         -----------           ----       -------------
ANDA FILED:
   Cardizem CD/registered trademark/           $759                   PPDS                --               YSP
   Dilacor XR/registered trademark/             113                   SMHS                --             Purzer
BIOEQUIVALENCE STUDIES:
   Procardia XL/registered trademark/         1,101                   SCOT              ANCIRC           ANCIRC
   Trental/registered trademark/                194                Proprietary          ANCIRC           ANCIRC
   Adalat CC/registered trademark/              187                   DPHS              ANCIRC           ANCIRC
   K-Dur/registered trademark/                  140                  Peltab              IVAX              YSP
   Seldane D/registered trademark/              139                Proprietary           Mylan             YSP
   Oruvail/registered trademark/                133                Proprietary          ANCIRC           ANCIRC
   Verelan/registered trademark/                126                Proprietary          Watson             --
   Glucotrol XL/registered trademark/            78                   SCOT              ANCIRC           ANCIRC
   Efidac/24/registered trademark/               10                   SCOT              ANCIRC           ANCIRC
   Sudafed/registered trademark/ 12-hour          8                Proprietary          Watson             --
   Tiazac/registered trademark/               n/a(4)               Proprietary            --               --
FORMULATION:
   Prilosec/registered trademark/             1,191                Proprietary            --               --
   Voltaren XR/registered trademark/          n/a(5)               Proprietary          ANCIRC           ANCIRC
   Covera HS/registered trademark/            n/a(5)                  SCOT              ANCIRC           ANCIRC
   Naprelan/registered trademark/             n/a(5)               Proprietary            --               --

--------------------
(1) Represents aggregate sales for all dosage strengths. Source: IMS America.

(2) Proprietary means that Andrx is applying a drug delivery technology other than the six drug delivery technologies described above.

(3) For a description of these collaborative arrangements, see "--Collaborative Arrangements."

(4) Tiazac/registered trademark/ received FDA approval in September 1995 and was launched in
    January 1996. Accordingly, 1995 sales data are not applicable.

(5) These products received FDA approval and were launched in 1996. Accordingly, 1995 sales data are not applicable.

         PRODUCT DESCRIPTIONS

         CARDIZEM CD/registered trademark/ is a once-a-day controlled-release formulation of diltiazem hydrochloride, a calcium channel blocking agent, indicated for hypertension and for the management of chronic stable angina. Cardizem CD/registered trademark/ is marketed by HMR.

         DILACOR XR/registered trademark/ is a once-a-day controlled-release version of diltiazem hydrochloride, a calcium channel blocking agent indicated for hypertension and for the management of chronic stable angina. Dilacor XR/registered trademark/ is marketed by RPR.

         PROCARDIA XL/registered trademark/ is a once-a-day controlled-release version of nifedipine, a calcium channel blocking agent indicated for hypertension, vasospastic angina and chronic stable angina. Procardia XL/registered trademark/ is marketed by the Pratt Pharmaceuticals division of Pfizer, Inc.

         TRENTAL/registered trademark/ is a controlled-release tablet form of pentoxifylline which is administered three times daily and is indicated for use in patients with chronic occlusion of arteries of the limbs. It acts to improve the flow properties of blood by decreasing its viscosity. The patent on Trental/registered trademark/, which is marketed by HMR, will expire in April 1997.

         ADALAT CC/registered trademark/ is a once-a-day controlled-release formulation of nifedipine, a calcium channel blocking agent indicated for hypertension. Adalat CC/registered trademark/ is marketed by Miles, Inc.

         K-DUR/registered trademark/ is a controlled-release form of potassium chloride indicated as an electrolyte replenisher. K-Dur/registered trademark/ is marketed by Key Pharmaceuticals, Inc.

         SELDANE D/registered trademark/ is a twice-a-day controlled-release antihistamine and decongestant, which combines an immediate-release formulation of terfenadine with a controlled-release formulation of pseudoephedrine hydrochloride. Seldane D/registered trademark/ is marketed by HMR.

         ORUVAIL/registered trademark/ is a once-a-day controlled-release version of ketoprofen. The product is indicated for the management of the signs and symptoms of rheumatoid arthritis and osteoarthritis. Marketing exclusivity for Oruvail/registered trademark/, which is marketed by Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, will expire in September 1996.

         VERELAN/registered trademark/ is a once-a-day controlled-release version of verapamil hydrochloride, a calcium channel blocking agent indicated for the prophylactic management of hypertension. Verelan/registered trademark/ is marketed by Lederle Laboratories and Wyeth-Ayerst Laboratories, divisions of American Home Products Corporation.

         GLUCOTROL XL/registered trademark/ is a once-a-day controlled-release formulation of glipizide, a blood-glucose lowering agent indicated as an adjunct to diet for the control of hyperglycemia in diabetes patients. Marketing exclusivity for Glucotrol XL/registered trademark/, which is marketed by the Pratt Pharmaceuticals division of Pfizer, Inc., will expire in April 1997.

         EFIDAC/24/registered trademark/ is a once-a-day controlled-release formulation of pseudoephedrine hydrochloride. Efidac/24/registered trademark/, which is marketed by Ciba-Geigy Corporation, is an over-the-counter product indicated for the temporary relief of nasal congestion.

         SUDAFED/registered trademark/ 12-HOUR, a twice-a-day controlled-release formulation of pseudoephedrine hydrochloride, is an over-the-counter product indicated for the temporary relief of nasal congestion. Sudafed/registered trademark/ 12-hour is marketed by Warner Wellcome Consumer Health Care.

         TIAZAC/registered trademark/ is a once-a-day controlled-release formulation of diltiazem hydrochloride indicated for hypertension. Marketing exclusivity for Tiazac/registered trademark/, which is marketed by Forest Laboratories, Inc., will expire in September 1998.

         PRILOSEC/registered trademark/ is a once-a-day controlled-release formulation of omeprazole. This product inhibits gastric acid secretion and is indicated for the treatment of duodenal ulcers and gastrointestinal reflux disease. The patent on Prilosec/registered trademark/, which is marketed by the Astra/Merck Group of Merck and Co., Inc., will expire in April 2001.

         VOLTAREN XR/registered trademark/ is a once-a-day controlled version of diclofenac sodium, indicated for the treatment of acute and chronic arthritis. Marketing exclusivity for Voltaren XR/registered trademark/, which is marketed by Geigy Pharmaceuticals, will expire in March 1999.

         COVERA HS/registered trademark/ is a once-a-day controlled-release version of verapamil, a calcium channel blocking agent designed for bedtime dosing and indicated for the prophylactic management of hypertension and chronic stable angina. Marketing exclusivity for Covera HS/registered trademark/, which is marketed by G.D. Searle and Co., will expire in February 1999.

         NAPRELAN/registered trademark/ is a once-a-day controlled-release version of naproxen sodium, indicated for the treatment of arthritis. Marketing exclusivity for Naprelan/registered trademark/, which is marketed by Wyeth Ayerst Laboratories, a division of American Home Products Corporation, will expire in January 1999.

         GENERIC PHARMACEUTICAL DEVELOPMENT PROCESS

         When developing generic pharmaceuticals, the Company is required to prove that the generic product candidate will exhibit IN VIVO release characteristics equivalent to those of the brand name pharmaceutical. For a controlled-release pharmaceutical, the drug delivery technology utilized to replicate the release rates of the brand name pharmaceutical must do so without infringing any unexpired patents. The process by which generic controlled-release products are developed for manufacture and sale in the U.S. may be categorized into three basic stages: (i) formulation development; (ii) bioequivalence studies; and (iii) an ANDA filing with the FDA.

         During formulation development, the Company attempts to develop its own version of the brand name drug. In creating a formulation, the Company utilizes or adapts its drug delivery technologies to the product candidate or develops a new drug delivery technology for that product candidate. The Company's formulation is then evaluated in IN VITRO dissolution studies to determine whether human bioequivalence studies should be conducted.

         Once a suitable formulation has been developed, human bioequivalence studies are conducted which compare the Company's formulation to the brand name drug. Because bioequivalence studies can be relatively expensive to perform, the Company often conducts a preliminary bioequivalence study in which it manufactures a small batch of its product for testing in a limited number of human subjects (typically six to eight). If the formulation yields a blood level profile comparable to the brand name drug, full-scale bioequivalence studies may be performed, which require the manufacture of at least 100,000 dosage units and usually involves 24 or more human subjects. These studies are conducted to determine the plasma concentrations of the drug in human subjects under fasted and fed conditions as well as under multiple dose administration. If successful, the studies will demonstrate that the rate and extent of absorption of the generic version is equivalent to that of the brand name drug. If the studies demonstrate that the blood level profiles of the Company's product are not comparable to the brand name drug, the Company will either modify its formulation or alter the drug delivery technology employed.

         After the Company's formulation has been shown to be bioequivalent to the brand name drug, an ANDA is prepared for submission to the FDA. This ANDA includes the results of the bioequivalence studies and other data such as IN VITRO specifications for the Company's formulation, stability data, analytical data, methods validation and manufacturing procedures and controls. See "--Government Regulation."

         BRAND NAME CONTROLLED-RELEASE PHARMACEUTICALS

         Andrx believes that the drug delivery technologies it uses for the development of generic controlled-release pharmaceuticals will also have application to the development of brand name controlled-release pharmaceuticals. To develop and commercialize this opportunity, Andrx is exploring possible applications for its technologies and plans to utilize clinical research organizations and work with brand name pharmaceutical companies in two basic ways: (i) by developing controlled-release formulations of existing immediate-release drugs and (ii) by applying its drug delivery technologies to the formulation of new drugs under development by these pharmaceutical companies. The first category provides a way for drug manufacturers to either increase or preserve the value of their existing immediate-release drugs. By developing a controlled-release drug formulation, the pharmaceutical manufacturer has the potential to improve drug efficacy and reduce the cost of therapy by simplifying drug administration regimens. Additionally, by developing a controlled-release formulation of an immediate-release drug, the pharmaceutical manufacturer may be able to receive several additional years of marketing exclusivity before generic equivalents may be approved. The second category is of significant importance to pharmaceutical manufacturers because drug candidates often require easy administration (e.g., one or two doses per day instead of four to six) to become commercially acceptable or to develop brand loyalty by patients and physicians. Furthermore, many new drug candidates, such as proteins and peptides, that are developed by pharmaceutical and biotechnology companies, are expected to require advanced drug delivery technologies in order for these drugs to be administered in oral form instead of by injection.

         SEPRACOR. In April 1996, the Company entered into its first collaboration for the development of a brand name controlled-release pharmaceutical through its agreement with Sepracor. Pursuant to this agreement Andrx is using one of its controlled-release drug delivery technologies to formulate a once-a-day version of terfenadine carboxylate, an antihistamine. A twice-a-day version of this product, which Sepracor has licensed in the U.S. to HMR, was approved by the FDA in 1996 and is marketed in the U.S. under the brand name Allegra/registered trademark/. Under the development agreement with Sepracor, the Company is responsible for developing a formulation of the product and transferring such technology to Sepracor who will be responsible for obtaining FDA approvals for the product and the manufacturing and marketing of the product. The Company will receive certain fees under the development agreement and will be entitled to receive royalties from the sale or license of the product.

         In addition, the Company has entered into an agreement with another pharmaceutical company to apply one of its technologies to that company's brand name marketed product in an attempt to develop a once-a-day version of that product. If that company then wishes to utilize Andrx's technology in connection with its product, the parties will attempt to negotiate a license agreement.

COLLABORATIVE ARRANGEMENTS

         To expedite product development and reduce the Company's development costs, the Company has entered into collaborative arrangements with major generic pharmaceutical companies. The Company is a 50% partner in the ANCIRC joint venture with Watson for the development of up to eight controlled-release generic drugs and has entered into development and licensing agreements with Mylan, IVAX and Watson for four additional controlled-release products.

         ANCIRC JOINT VENTURE

         In July 1994, the Company entered into a joint venture with Circa Pharmaceuticals, Inc. ("Circa") for the development of up to six generic controlled-release products. In July 1995, Circa was acquired by Watson. Since it acquired Circa, Watson has expanded its relationship with Andrx to include up to eight generic controlled-release products (the "ANCIRC Products") and has made equity investments in the Company (including Common Stock purchased from certain principal shareholders) in the aggregate of approximately $21.6 million. Watson owns approximately 15.6% of the Company's presently outstanding Common Stock. See "Certain Transactions--Transactions with Watson" and "Principal Shareholders."

         In July 1994, the Company and Watson identified six product candidates for development by ANCIRC. Until three products have been successfully developed, the Company and Watson will agree on a substitute product candidate for any product candidate which is not successfully developed. Once three products are successfully developed, the parties will not be required to agree upon more than two additional substitute product candidates. In October 1995, the agreement with Watson was amended to provide that the Company and Watson will agree on two additional product candidates to be developed by ANCIRC. Those product candidates have now been identified as Voltaren XR/registered trademark/ and Covera HS/registered trademark/. The Company has agreed that Dr. Chih- Ming J. Chen, its Chief Scientist, will personally supervise the development of all of the ANCIRC Products until at least five products have been successfully developed. Dr. Chen is also required to supervise the development of the products that are subject to the development and licensing agreements referred to below. See "Risk Factors--Dependence on Collaborative Partners."

         ANCIRC is a 50/50 joint venture between the Company and Watson with both the capital contributions and net income or losses allocated equally between the Company and Watson. Each of the Company and Watson has designated three representatives who together constitute the management committee of ANCIRC. This management committee is responsible for reviewing each partner's progress on the various projects on which they are working, preparing budgets for each quarter, issuing capital calls to each of the Company and Watson when necessary, approving expenditures and resolving any disputes which may arise between the partners. The Company has made investments in ANCIRC totaling $3.5 million through September 30, 1996. The Company is responsible for contributing 50% of any addition capital contributions required by ANCIRC, subject to a limitation on each party's capital contribution to an additional $2.05 million from October 1, 1996 through July 1997. Capital contributions are utilized by ANCIRC to pay for services rendered by the Company and Watson to ANCIRC.

         Under its research and development services agreement with ANCIRC, the Company is responsible for the development of formulations for each of the ANCIRC Products. When the Company has developed a formulation which the Company and Watson believe is promising, Watson is responsible, under its manufacturing and regulatory approval agreement with ANCIRC, for the manufacture of such quantities of the ANCIRC Product as may be necessary for ANCIRC to conduct bioequivalence studies required for an ANDA submission. If such studies are successful, Watson is also responsible for obtaining the necessary regulatory approvals for that ANCIRC Product and to manufacture that product in commercial quantities. Following regulatory approval, Andrx is responsible for marketing the ANCIRC Product throughout the U.S. pursuant to a distribution and marketing agreement with ANCIRC. The costs of developing, manufacturing and marketing the ANCIRC Products are charged to ANCIRC on an agreed-upon basis at least quarterly and ANCIRC then pays or reimburses both the Company and Watson for their respective services.

         DEVELOPMENT AND LICENSING AGREEMENTS

         The Company has entered into development and licensing agreements covering generic pharmaceuticals with three U.S. and two foreign pharmaceutical companies. Pursuant to such agreements, the licensees typically will fund the cost of product development and will pay the Company royalties in exchange for a license to manufacture and market the products for a specified period in a specified territory. Management believes that such arrangements offer a variety of benefits, including providing an additional source of funding for product development
                                      -34-
and affording the Company the ability to have certain of its generic controlled-release products sold through the distribution networks of these major pharmaceutical companies. The Company may terminate a development and licensing agreement if the licensee fails to market the licensed product, in which case all rights revert to the Company. In addition, the Company has entered into an agreement with Sepracor to formulate a once-a-day version of a new drug being developed by Sepracor. See "--Product Development--Brand Name Controlled-Release Pharmaceuticals."

         IVAX. In June 1993, the Company entered into a development and licensing agreement with IVAX for a generic version of K-Dur/registered trademark/ to be marketed in the U.S. Under this agreement, the Company is responsible for developing a formulation, and IVAX is responsible for performing the bioequivalence studies, preparing the ANDA and manufacturing and marketing the product. The development and licensing agreement grants IVAX the right to market the product for a period of five years from receipt of ANDA approval (which period may be extended for an additional five years at the sole discretion of IVAX). The Company has received certain fees and milestone payments under the development and licensing agreement and will be entitled to receive royalties from the sale of the licensed product.

         WATSON. In September and December 1993, the Company entered into two development and licensing agreements with Watson for generic versions of Verelan/registered trademark/ and Sudafed/registered trademark/ 12-hour to be marketed in the U.S. and Canada. Under these agreements, the Company is responsible for the development of the licensed products and the transfer of the technology to Watson which, together with the Company's assistance, is responsible for the scale-up batches for pilot and bioequivalence studies, preparing the regulatory applications and manufacturing and marketing the licensed products. Each development and licensing agreement is for a term equal to the life of the licensed product. The Company received certain milestone payments under the development and licensing agreement for the generic version of Verelan/registered trademark/. If this agreement is terminated other than due to a decision to terminate, or a breach of the agreement, by Watson, these milestone payments and any product development costs paid to the Company are refundable to Watson if the Company successfully commercializes such product within three years from the date the development and license agreement is terminated. The development and licensing agreement for the generic version of Sudafed/registered trademark/ 12-hour does not provide for milestone payments, although the Company will be entitled to receive a share of profits from the sale of this product.

         MYLAN. In November 1993, the Company entered into a development and licensing agreement with Mylan for a generic version of Seldane D/registered trademark/ to be marketed in the U.S., Canada and Mexico. Under this agreement, the Company is responsible for the development of the licensed product and the transfer of such technology to Mylan which, together with the Company's assistance, is responsible for scale-up batches for pilot and bioequivalence studies, preparing regulatory applications and manufacturing and marketing the licensed product. The development and licensing agreement grants Mylan the right to market the product for a period of five years from receipt of ANDA approval (which period may be extended for an additional five years at the sole discretion of Mylan). The Company has received certain fees and milestone payments under this agreement and will be entitled to receive royalties from the sale of the licensed products.

         YSP. In July 1993, the Company entered into a development and licensing agreement with a Taiwanese pharmaceutical manufacturer, Yung Shin Pharmaceutical Ind., Co., Ltd. ("YSP") for generic versions of Cardizem CD/registered trademark/, Seldane D/registered trademark/ and K-Dur/registered trademark/ to be marketed in Taiwan, China and Southeast Asia (except Japan and Korea). Under this agreement, the Company is responsible for the development of the licensed products, including scale-up batches for pilot and bioequivalence studies, and the transfer of such technology to YSP which, together with the Company's assistance, is responsible for preparing the necessary regulatory applications in the licensed territories and manufacturing and marketing the licensed products. The development and licensing agreement grants YSP the right to market the product for a period of ten years from receipt of the first government approval in the covered territories to market each product (which period may be extended for an additional five years at the sole discretion of YSP). The Company has received certain fees and milestone payments under this agreement and will be entitled to receive royalties from the sale of the licensed products.

         PURZER. In January 1994, the Company entered into a development and licensing agreement with a second Taiwanese pharmaceutical manufacturer, Purzer Pharmaceutical Co., Ltd. ("Purzer") for a generic version of Dilacor XR/registered trademark/ and three over-the-counter products to be marketed in Russia and Asia, except Japan. This agreement is similar to the agreement with YSP.

         From time to time the Company also considers licensing or other agreements to obtain rights to patents or technology which the Company believes may have commercial value. In 1994, the Company entered into an agreement with The UAB Research Foundation to license technology relating to the use of dilazep, an orally administered drug to be used in the treatment of cancer. The development of this and similar technologies is a different and significantly more expensive process than the development of products using the Company's controlled release technologies. Therefore, in order to facilitate development of these projects, the Company plans, in most cases, to enter into collaborative arrangements with pharmaceutical companies and others to undertake these development efforts. Currently there are no such agreements in place.

GENERIC PHARMACEUTICAL DISTRIBUTION OPERATIONS

         In addition to its controlled-release drug development activities, Andrx markets and distributes generic pharmaceuticals manufactured by third parties. The Company purchases generic pharmaceuticals directly from manufacturers and wholesalers and markets them through its in-house telemarketing staff primarily to independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. The Company currently has a telemarketing staff of approximately 75 persons, supplemented by five sales executives who are responsible for national accounts.

         The Company currently utilizes gross profit from its generic pharmaceutical distribution operations to offset a portion of the Company's overall administrative costs. These operations also provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to use its distribution operations to assist in the marketing of generic controlled-release products developed by the Company and its collaborative partners. The following table sets forth distribution revenues and gross profit of the Company's generic pharmaceutical distribution operations for 1993, 1994, 1995 and the nine months ended September 30, 1996 and the approximate number of customer accounts and products offered at the end of each such year and period.

                                                                                                NINE MONTHS ENDED
                                           1993               1994                1995         SEPTEMBER 30, 1996
                                           ----               ----                ----         ------------------
Distribution revenues............       $5,654,500        $25,915,500         $50,467,800         $61,097,000
Gross profit.....................       $  396,600        $ 4,553,100         $ 8,686,900         $10,121,700

         The Company concentrates on high-volume generic prescription drugs in capsule or tablet form. These products typically provide higher gross margins, are subject to more rapid inventory turnover and require less warehouse space than liquids, creams and many over-the-counter products. By focusing on these products, the Company believes that it is able to control inventory investments, minimize overhead and operate in an efficient and cost-effective manner.

         The Company purchases its generic products for resale from a number of major pharmaceutical manufacturers and wholesalers. The Company believes that it is not dependent upon any particular supplier and that alternative sources of supply for most of its products are available if required.

         Based on industry sources, there are approximately 23,000 independent pharmacies nationwide. The Company offers this customer group competitive pricing, quality products and responsive customer service. The Company believes these are the critical elements to competing effectively in this market. The Company plans to expand its generic pharmaceutical distribution operations by further increasing its customer base to include larger regional and national pharmacy chains.

MANUFACTURING

         The Company currently has a laboratory and pilot manufacturing facility encompassing approximately 8,000 square feet. The Company is in the process of constructing an approximately 31,000 square foot facility which will be used for manufacturing commercial quantities of the Company's generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/, for which ANDAs have already been filed. The Company has hired a Vice President of Manufacturing Operations, a plant manager and other employees who will oversee construction of the Company's manufacturing facility. The Company currently has only a limited number of personnel experienced in the commercial manufacture of pharmaceuticals. Accordingly, before the Company commences manufacturing its product candidates in commercial quantities, significant expenditures and additional personnel will be required.

         The Company will be dependent on Watson to manufacture the products subject to the ANCIRC joint venture and on other companies with which it has development and licensing agreements to manufacture other products. See "--Collaborative Arrangements."

COMPETITION

         The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing and other factors. Many of the Company's competitors have longer operating histories and greater financial, marketing and other resources than the Company.

         The Company expects that it will be subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry. These include companies that are engaged in the development of controlled-release technologies and products, as well as other pharmaceutical manufacturers that may decide to undertake in-house development of these products. The Company is initially concentrating its efforts on generic controlled-release pharmaceuticals. Typically, selling prices of immediate-release generic drugs have declined and profit margins have narrowed after generic equivalents of brand name products are first introduced and the number of competitive products has increased. Similarly, the maintenance of particular levels of profitability for the Company's generic controlled-release products will depend, in large part, on the Company's ability to introduce new products before its competitors and on the intensity of competition with respect to existing products.

         In its generic pharmaceutical distribution business, the Company competes with a number of large wholesalers and other distributors of generic pharmaceuticals, many of which have substantially greater financial, marketing and other resources than the Company.

PATENTS AND PROPRIETARY RIGHTS

         Andrx believes that patent and trade secret protection, particularly of its drug delivery and formulation technologies, is important to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others.

         Andrx has been issued ten U.S. patents and has five additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. The Company expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. There is no assurance that the Company's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of Company's patents. Furthermore, there is no assurance that (i) any of the Company's future processes or products will be patentable; (ii) any pending or additional patents will be issued in any or all appropriate jurisdictions; (iii) the Company's processes or products will not infringe upon the patents of third parties; or (iv) the Company will have the resources to defend against charges of infringement by or protect its own patent rights against third parties. The inability of the Company to protect its patent rights or infringement by the Company of the patent or proprietary rights of others could have a material adverse effect on the Company's results of operations and financial position.

         Andrx also relies on trade secrets and proprietary knowledge, which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known by competitors.

         There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. Most of the brand name controlled-release products of which the Company is developing generic versions are covered by one or more patents. Under the

Waxman-Hatch amendments, when a drug developer files an ANDA for a generic drug, and the developer believes that an unexpired patent which has been listed with the FDA as covering that brand name product will not be infringed by the developer's product or is invalid or unenforceable, the developer must so certify to the FDA. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA can review and approve the ANDA, but is precluded from granting final marketing approval of the product until a final judgment in the action has been rendered or 30 months from the date the certification was received, whichever is sooner. Should a patent holder commence a lawsuit with respect to alleged patent infringement by the Company, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. To date, two such actions have been commenced against Andrx, and it is anticipated that additional actions will be filed as Andrx files additional ANDAs. The Company evaluates the probability of patent infringement litigation with respect to its ANDA submissions on a case by case basis and, accordingly, as of September 30, 1996, has provided a total of approximately $1.7 million for litigation costs in connection with the two ANDAs submitted in late 1995. The delay in obtaining FDA approval to market the Company's product candidates as a result of litigation, as well as the expense of such litigation, whether or not the Company is successful could have a material adverse effect on the Company's results of operations and financial position.

         Andrx has developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release formulation of diltiazem hydrochloride marketed by HMR under the brand name Cardizem CD/registered trademark/. In connection therewith, Andrx certified to the FDA that its product does not infringe upon any of the patents listed as covering that brand name product and sent the required notices to the holders of each of those patents. In January 1996, Hoechst commenced the Hoechst Litigation, alleging that Andrx's product infringes upon one of the six patents listed as covering Cardizem CD/registered trademark/. Andrx has also developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release version of diltiazem hydrochloride marketed under the brand name Dilacor XR/registered trademark/ by RPR. In connection therewith, Andrx certified to the FDA that its product does not infringe upon the patent listed as covering that brand name product and sent the required notices to the holder of that patent and the holder of the NDA. In May 1996, Rhone commenced the RPR Litigation in the United States District Court, Southern District of Florida, alleging that Andrx's product infringes a patent listed as covering Dilacor XR/registered trademark/. While the Company believes that its products do not infringe upon the patents in question, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. There can be no assurance that the Company will prevail in either the Hoechst Litigation or the RPR Litigation. An adverse outcome in either the Hoechst Litigation or the RPR Litigation would have a material adverse effect on the Company's business and financial position.

GOVERNMENT REGULATION

         All pharmaceutical manufacturers are subject to extensive regulation by the federal government, principally the FDA, and, to a lesser extent, by state and local governments. The Federal Food, Drug and Cosmetic Act (the "FDCA") and other federal statutes and regulations govern or influence the development, testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of prescription pharmaceutical products. Pharmaceutical manufacturers are also subject to certain recordkeeping and reporting requirements, establishment registration and product listing and FDA inspections.

         The Waxman-Hatch amendments to the FDCA established abbreviated application procedures for obtaining FDA approval for generic versions of brand name prescription drugs (the "Listed Drugs") that are off-patent or whose marketing exclusivity has expired. Approval to manufacture and market generic drugs is obtained by filing ANDAs. As a substitute for clinical studies, the FDA requires data demonstrating that the ANDA drug formulation is bioequivalent to a previously approved Listed Drugs, among other requirements.

         The advantage of the ANDA approval mechanism is that an ANDA applicant is not required to conduct preclinical and clinical studies to demonstrate that the product is safe and effective for its intended use. The Company has filed two ANDAs with the FDA for generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/ (both diltiazem hydrochloride, a prescription drug indicated for hypertension), and intends to file additional ANDAs to obtain approval to market its other generic controlled-release products. No assurances exist that ANDAs will be suitable or available for the Company's products, or that the Company's proposed products will receive FDA approval on a timely basis, if at all.

         Patent certification requirements for generic controlled-release drugs could also result in significant delays in obtaining FDA approvals. First, where patents covering the Listed Drugs are alleged to be invalid, unenforceable or not infringed, patent infringement litigation may be instituted by the holder or holders of the brand name drug patents against the Company. Second, the first company to file an ANDA for a given drug which is successful in certifying that an unexpired patent covering the reference brand name drug is invalid, unenforceable, or will not be infringed by its product, can be awarded 180 days of market exclusivity during which the FDA may not approve any other ANDAs for that drug. A successful certification results if the patent owner (who must be notified of the certification) does not commence an infringement action within 45 days of having been so notified, or, having brought a timely infringement action, receives an adverse final court decision.

         While the Waxman-Hatch amendments codify the ANDA mechanism for generic drugs, it also fosters pharmaceutical innovation through incentives that include market exclusivity and patent term extension. First, the Waxman-Hatch amendments provide two distinct market exclusivity provisions which either preclude the submission or delay the approval of an abbreviated drug application. A five-year marketing exclusivity period is provided for new chemical compounds, and a three-year marketing exclusivity period is provided for applications containing new clinical investigations essential to an approval, such as new indications or new delivery technologies. The three-year marketing exclusivity period would be applicable to the development of a novel drug delivery system. The marketing exclusivity provisions apply equally to patented and non-patented drug products.

         Second, the Waxman-Hatch amendments provide for patent term extensions to compensate for patent protection lost due to time taken in conducting FDA required clinical studies or during FDA review of data submissions. Patent term extension may not exceed five additional years nor may the total period of patent protection following FDA marketing approval be extended beyond 14 years. In addition, by virtue of the Uruguay Round Agreements Act of 1994 that ratified the General Agreement on Tariffs and Trade ("GATT"), certain brand name drug patent terms have been extended to 20 years from the date of filing of the pertinent patent application (which can be longer than the former 17-year patent term). This can further delay ANDA effective dates. Patent term extensions may delay the ability of the Company to use its proprietary technology, in the future, to market new extended release products, file section 505(b)(2) NDAs referencing approved products (see below), and file ANDAs based on listed drugs when those approved products or listed drugs have acquired patent term extensions.

         With respect to any drug with active ingredients not previously approved by the FDA, a prospective manufacturer must submit a full NDA, including complete reports of preclinical, clinical and other studies to prove that product's safety and efficacy for its intended use. An NDA may also need to be submitted for a drug with a previously approved active ingredient if, among other things, the drug will be used to treat an indication for which the drug was not previously approved, if the method of delivery is changed or if the abbreviated procedure discussed above is otherwise not available. A manufacturer intending to conduct clinical trials for a new drug compound as part of an NDA is required first to submit investigational new drug applications to the FDA containing information relating to preclinical and planned clinical studies. The full NDA process is expensive and time consuming. Controlled or extended-release versions of approved immediate-release drugs will require the filing of an NDA. The FDA will not accept ANDAs when the delivery system or duration of drug availability differ significantly from the listed drug. However, the FDCA provides for NDA submissions that may rely in whole or in part on publicly available clinical data on safety and efficacy under section 505(b)(2) of the FDCA. The Company may be able to rely on existing publicly available safety and efficacy data in filing NDAs for extended-release products when such data exists for an approved immediate-release version of the same chemical entity. However, there is no guarantee that the FDA will accept such applications under section 505(b)(2), or that such existing data will be publicly available or useful. Further, utilizing the section 505(b)(2) application process is uncertain, because neither the Company nor the FDA have had significant experience with it. Additionally, under the Prescription Drug User Fee Act of 1992, all NDAs require the payment of a substantial fee upon filing, and other fees must be paid annually after approval. No assurances exist that, if approval of an NDA is required, such approval can be obtained in a timely manner, if at all. Manufacturers of marketed drugs must conform to the FDA's cGMP standards or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the refusal to approve additional marketing applications. The FDA conducts periodic inspections to implement these rules. The Company's commercial manufacturing facility is currently under construction. The Company's manufacturing facility has been inspected by the FDA with regard to both ANDA submissions and the FDA has advised the Company that it cannot determine if the manufacturing site is in compliance with cGMP because the facility is not ready for scale-up production. An additional inspection will be performed by the FDA to assure successful process validation after ANDA approval and before initiation of commercial distribution of these products. There can be no assurance that the Company's facility will be found to be in compliance with cGMP or other regulatory requirements. Failure to comply could result in significant delays in the development and testing of the Company's planned products, as well as increased costs.

         Noncompliance with applicable requirements can also result in total or partial injunctions against production and/or distribution, refusal of the government to enter into supply contracts or to approve NDAs or ANDAs, criminal prosecution and product recalls. The FDA also has the authority to revoke for cause drug approvals previously granted.

         Under the Generic Drug Enforcement Act, ANDA applicants (including officers, directors and employees) who are convicted of a crime involving dishonest or fraudulent activity (even outside the FDA regulatory context) are subject to debarment. Debarment is disqualification from submitting or participating in the submission of future ANDAs for a period of years or permanently. The Generic Drug Enforcement Act also authorizes the FDA to refuse to accept ANDAs from any company which employs or uses the services of a debarred individual.

         Products marketed outside the United States which are manufactured in the United States are subject to certain FDA regulations, as well as regulations by the country in which the products are to be sold.

         The Prescription Drug Marketing Act ("PDMA"), which amends various sections of the FDCA, requires, among other things, state licensing of wholesale distributors of prescription drugs under federal guidelines that include minimum standards for storage, handling and recordkeeping. It also requires certain wholesale distributors, including the Company, to provide to each wholesale distributor a statement identifying each sale of the drug before the sale to such wholesale distributor, among other requirements. It also sets forth civil and criminal penalties for violations of these and other provisions. Various sections of the PDMA are still being implemented by the FDA and the states. Nevertheless, failure to comply with the wholesale distribution provisions and other requirements of the PDMA could have a materially adverse effect on the Company.

         The Company is governed by federal, state and local laws of general applicability, such as laws regulating working conditions and environmental protection. The Company is also licensed by, registered with, and subject to periodic inspection and regulation by, the DEA and Florida state agencies, pursuant to federal and state legislation relating to drugs and narcotics. Certain drugs that the Company may develop in the future may be subject to regulations under the Controlled Substances Act and related statutes.

PRODUCT LIABILITY INSURANCE

         The design, development and manufacture of the Company's products involve an inherent risk of product liability claims. The Company has obtained product liability insurance that covers substantially all products marketed by the Company in its generic drug distribution operations, as well as bioequivalence studies for controlled-release products candidates. The Company believes that its product liability insurance is adequate for its current operations, and will seek to increase its coverage prior to the commercial introduction of its product candidates. There can be no assurance that the coverage limits of the Company's insurance will be sufficient to offset potential claims. Product liability insurance is expensive and difficult to procure and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect upon the Company's results of operations and financial condition.

FACILITIES

         The Company leases approximately 60,000 square feet in a facility in Fort Lauderdale, Florida, which houses the Company's executive offices, warehousing and shipping facilities, a laboratory and pilot manufacturing plant and a commercial-scale manufacturing facility under construction. The facility is occupied pursuant to leases expiring between August 1998 and March 31, 2003 at a total annual rent of approximately $430,000. Each of the leases afford the Company two five-year renewal options, and require the Company to pay certain increases in common area costs. The Company is presently constructing a 31,000 square foot facility for the manufacture of the generic versions of Cardizem CD/registered trademark/ and Dilacor XR/registered trademark/. The Company has an option on approximately 15,000 square feet of adjacent space, which option it anticipates exercising during the next 12 months.

         The Company also leases approximately 18,500 square feet of office space in Davie, Florida which house its non-warehouse distribution staff. Such space is occupied pursuant to a lease expiring in November 1997, at an annual rent of $220,000, including common area maintenance costs and real estate taxes, and affords the Company two six-month renewal options.

         The Company believes that the foregoing facilities plus additional space available to it in the area will be adequate for its needs in the foreseeable future.

EMPLOYEES

         As of November 15, 1996, the Company had 217 employees, of whom 13 were involved in corporate administration and 157 in the Company's distribution operations. The remaining 47 employees were involved in research and pharmaceutical development, including 27 scientists, 18 of whom hold Ph.D., masters or medical degrees.

LEGAL PROCEEDINGS

         On May 17, 1996, the Company's Director of Production resigned from his position and, in connection therewith, claimed that he was entitled to receive, pursuant to the terms of his employment arrangement with the Company, a royalty equal to 1% of gross revenues from certain products under development by the Company. The Company contested this claim and has not received any communications from the former employee in over 90 days. The Company believes that the employee's resignation will not have a material adverse effect on the Company's business. If an action is commenced, there can be no assurance that it would not be adversely decided to the Company or, if adversely decided, that such action would not have an adverse effect on the Company's results of operations and financial position.

SCIENTIFIC ADVISORY BOARD

         The Company has established a scientific advisory board ("SAB") which is comprised of certain members of the medical, health care, pharmaceutical and scientific communities. The Company generally consults with members of the SAB from time to time on an individual basis to obtain their ideas, insights, input and other assistance in helping the Company achieve its goals. Members of the SAB, who have agreed to serve in such capacity for a three-year period, receive options to purchase 3,000 shares of Common Stock under the Stock Incentive Plan. Such options are granted at fair market value on the date of grant and vest over a three-year period. Certain members of the SAB may, from time to time, render consulting services to the Company for which they may be separately compensated.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information concerning the directors and executive officers of the Company:

    NAME                                      AGE                              POSITION
    ----                                      ---                              --------
Alan P. Cohen(1)                              42         Chairman of the Board and Chief Executive Officer
Elliot F. Hahn, Ph.D.(1)                      52         President and Director
Chih-Ming J. Chen, Ph.D.(1)                   45         Vice President, Chief Scientist and Director
Scott Lodin                                   40         Vice President, General Counsel and Secretary
Angelo C. Malahias                            35         Vice President and Chief Financial Officer
Randy Glover                                  54         Vice President of Manufacturing Operations
Rep. Elaine Bloom(2)                          59         Director
Paul M. Donofrio(3)                           36         Director
Irwin C. Gerson(3)                            66         Director
Elliot Levine(2)                              60         Director
Michael A. Schwartz, Ph.D.(3)                 66         Director
Melvin Sharoky, M.D.(1)                       46         Director

--------------------

(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

         ALAN P. COHEN is Chairman of the Board, Chief Executive Officer and a director of Andrx, which he founded in August 1992. He holds several degrees from the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., a generic drug distribution firm ("Best"), which was sold to IVAX in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990. Alan P. Cohen and certain members of his family control Corner Drugstore, a privately-held retail drugstore chain, which also is a shareholder and customer of the Company. Corner Drugstore filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 1994. See "Certain Transactions--Transactions with Corner Drugstore." In addition, see "Certain Transactions--Transactions with PSG" with respect to losses incurred by the Company in connection with a loan to and certain receivables from Pharmacy Services Group, Inc. ("PSG"), a pharmacy benefits management and mail order marketing company which was controlled by a former principal shareholder of the Company, Corner Drugstore and a non-affiliated third party.

         DR. ELLIOT F. HAHN has been President and a director of Andrx since February 1993. From June 1990 to February 1993, Dr. Hahn was employed as Vice President, Scientific Affairs of IVAX, where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. From 1988 to 1993, Dr. Hahn also served as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX. Prior to that, he was an Associate Professor at The Rockefeller University from 1977 to 1988. From 1972 until 1977, Dr. Hahn was an Assistant Professor at Albert Einstein College of Medicine and a member of the Institute for Steroid Research at Montefiore Hospital in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. Dr. Hahn holds a B.S. degree from City College of New York and a Ph.D. degree in chemistry from Cornell University.

         DR. CHIH-MING J. CHEN has served as the Company's Vice President, Chief Scientist and a director since November 1992. In January 1992, Dr. Chen formed his own company, ASAN Labs, Inc., which was acquired by the Company in November 1992. Dr. Chen served as the Director of Product Development at IVAX from 1988 to 1992, where he was the leader of a research team which specialized in the development of drug formulations, including several controlled-release products. After graduating with a Ph.D. degree in pharmaceutics from Ohio State University in 1981, Dr. Chen worked at Bristol-Myers and Berlex Labs.

         SCOTT LODIN joined Andrx in January 1994 and is its Vice President, General Counsel and Secretary. From 1983 until joining Andrx, Mr. Lodin was an attorney with Hughes, Hubbard & Reed and a predecessor firm in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law.

         ANGELO C. MALAHIAS joined Andrx as its Vice President and Chief Financial Officer in January 1996. From January 1995 to January 1996, Mr. Malahias was Vice President and Chief Financial Officer of Circa, where he also served as Corporate Controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG Peat Marwick LLP. Mr. Malahias is a certified public accountant.

         RANDY GLOVER joined Andrx in March 1996 as Vice President of Manufacturing Operations, with responsibilities for all aspects of manufacturing. From 1991 to 1996, he was Vice President of Manufacturing at IVAX with responsibility for seven generic pharmaceutical manufacturing plants. From 1982 to 1991, Mr. Glover held senior manufacturing management positions with Key Pharmaceuticals, Inc. and Schering-Plough in Florida and Puerto Rico and was employed by the FDA from 1965 to 1981.

         REPRESENTATIVE ELAINE BLOOM, a director of Andrx since October 1993, is the former Speaker Pro-Tempore of the Florida House of Representatives, of which she has been a member from 1974 to 1978 and since 1986. She currently chairs the Joint Legislative Management Committee and serves on the Health Care, Aging and Human Services and Government Operations Committees.

         PAUL M. DONOFRIO, a director of Andrx since November 1995, has been a Vice President, Investment Banking, at Dillon, Read & Co. since December 1994, specializing in health care. Mr. Donofrio served in the same capacity with Kidder, Peabody & Co. from 1990 to 1994.

         IRWIN C. GERSON, a director of Andrx since November 1993, has been the Chairman of the Lowe McAdams Healthcare division of the Interpublic Group (formerly William Douglas McAdams, Inc.), a health care marketing, communications and public relations company, since 1987. Mr. Gerson is a member of the board of trustees of academic institutions, including Long Island University, Albany College of Pharmacy and is Chairman of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy. Mr. Gerson is also a director of Cytoclonal Pharmaceutics, Inc., a biotechnology company.

         ELLIOT LEVINE, a director of Andrx since January 1994, was Executive Vice President and Chief Financial Officer of Cheyenne Software, a developer and marketer of proprietary network software products, from September 1989 through November 1996. From February 1988 to September 1989, Mr. Levine was president of VTX Electronics, a distributor of electronic networking products, and, from March 1986 to February 1988, he was a Managing Director of Ladenburg, Thalmann & Co. Inc., an investment banking firm.

         DR. MICHAEL A. SCHWARTZ, a director of Andrx since November 1993, is currently Dean Emeritus and a Professor at the College of Pharmacy at the University of Florida having served as Dean of that college from April 1978 through May 1996.

         DR. MELVIN SHAROKY, a director of Andrx since November 1995, has been the President and a director of Watson since July 1995 and the President and Chief Executive Officer of Circa since February 1993. From June 1988 to January, 1993, Dr. Sharoky was employed in various other executive capacities at Circa.

         The Company's Articles provide that the Board of Directors is divided into three classes and directors serve staggered three-year terms. Dr. Chih-Ming
J. Chen, Irwin C. Gerson and Dr. Michael A. Schwartz will hold office until the annual meeting of shareholders to be held in 1997, Dr. Elliot F. Hahn, Elaine Bloom and Elliot Levine will hold office until the 1998 annual meeting and Alan
P. Cohen, Paul M. Donofrio and Dr. Melvin Sharoky will hold office until the 1999 annual meeting.

DIRECTOR COMPENSATION

         Non-employee directors do not receive cash compensation for their services although they receive stock options under the Stock Incentive Plan. Non-employee directors of the Company are each granted an option to purchase 7,000 shares of Common Stock on June 1 of each year. The initial 7,000 share annual grants, which were made to existing non-employee directors on June 1, 1996, were adjusted based on prior options granted to give effect to prior periods of service. Each new non-employee director will be granted an option on the date such person becomes a director (the "Appointment Date") to purchase that number of shares equal to 7,000 multiplied by a fraction, the numerator of which is the number of full months between the

Appointment Date and the following June 1, and the denominator of which is twelve. These options become exercisable in ten equal monthly installments (unless such director's term commences after June 1, in which case the options shall vest equally over the number of full months they serve as a director until the following June 1), beginning the first day of the month following the date of grant, provided the optionee has continuously served as a non-employee director. All options granted to employee directors are granted at fair market value on the date of the grant and expire ten years from the date of the grant. The following sets forth information with respect to options granted to non-employee directors under the Stock Incentive Plan.

                                           NUMBER OF
NAME OF OPTIONEE                            SHARES                EXERCISE PRICE               EXPIRATION DATE
----------------                            ------                --------------               ---------------
Elaine Bloom..........................        2,500                     $3.00                   May 12, 2003
                                              9,000                     $6.50                  August 7, 2004
                                              5,875                    $12.00                   May 31, 2006

Paul M. Donofrio......................        2,500                    $11.00                 November 11, 2005
                                              5,750                    $12.00                   May 31, 2006

Irwin C. Gerson.......................        2,500                     $3.00                   May 12, 2003
                                              9,000                     $6.50                  August 7, 2004
                                              5,875                    $12.00                   May 31, 2006

Elliot Levine.........................        2,500                     $8.00                 January 23, 2004
                                              9,000                     $6.50                  August 7, 2004
                                              4,000                    $12.00                   May 31, 2006

Michael Schwartz, Ph.D................        2,500                     $3.00                   May 12, 2003
                                              9,000                     $6.50                  August 7, 2004
                                              5,875                    $12.00                   May 31, 2006

Melvin Sharoky, M.D...................        2,500                    $11.00                 November 11, 2005
                                              5,750                    $12.00                   May 31, 2006

INDEMNIFICATION AGREEMENTS

         The Company has entered into an indemnification agreement with each of its directors and executive officers. Each indemnification agreement provides that the Company will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of the Company, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning compensation for 1995 received by the Chief Executive Officer (the "CEO") and such other executive officers whose annual salary and bonus exceeded $100,000 for 1995 (collectively with the CEO, the "Named Executive Officers").

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                              ------------
                                                    -------------------       OTHER ANNUAL            SECURITIES
                                        FISCAL      SALARY        BONUS       COMPENSATION            UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR         ($)          ($)             ($)              OPTIONS (#)(1)
---------------------------              ----         ---          ---             ---              --------------
Alan P. Cohen                            1995       124,250         --          10,601(2)                 --
    Chairman of the Board and CEO

Elliot F. Hahn, Ph.D.                    1995       124,250         --          13,371(2)                 --
    President

Chih-Ming J. Chen, Ph.D.                 1995       124,250     108,500(3)      14,909(2)                 --
    Vice President and Chief Scientist

Scott Lodin                              1995       111,817         --             --                   10,000
    Vice President and General Counsel


------------------
(1) Represents options to purchase Common Stock granted to the Named Executive Officer under the Stock Incentive Plan.

(2) Represents an automobile allowance, premiums for a $1 million life insurance policy, the beneficiary of which is designated by the Named Executive Officer and the premiums for a disability policy (other than for Mr. Cohen), the beneficiary of which is designated by the Named Executive Officer.

(3) Represents compensation to Dr. Chen arising from the forgiveness of an interest-bearing loan made by the Company to Dr. Chen.  See "Certain Transactions--Transactions with Dr. Chen."

         EMPLOYMENT AGREEMENTS

         The Company is party to an employment agreement with each of Mr. Cohen, Dr. Hahn and Dr. Chen. Under the employment agreements, Mr. Cohen, Dr. Hahn and Dr. Chen are also entitled to such bonuses and increases as may be awarded by the Board of Directors. The employment agreements, which expire in February 1998, currently provide for a base salary of $145,000. Each agreement includes confidentiality and non-competition provisions.

The Company has an agreement with Mr. Lodin which provides that in the event Mr. Lodin's employment is terminated by the Company without cause prior to December 31, 1998, options to purchase 30,000 shares of Common Stock at an exercise price of $8.00 granted to Mr. Lodin will immediately vest to the extent not previously vested, and Mr. Lodin will receive a lump-sum payment equal to 100% of his then annual compensation. Mr. Lodin is also party to a confidentiality agreement with Andrx.

         OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 1995 to any of the Named Executive Officers.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE OF ASSUMED
                                                                                                 ANNUAL RATES OF
                                                                                                   STOCK PRICE
                                                                                                APPRECIATION FOR
                NUMBER OF SECURITIES    % OF TOTAL OPTIONS      EXERCISE OR                       OPTION TERMS
                 UNDERLYING OPTIONS    GRANTED TO EMPLOYEES     BASE PRICE      EXPIRATION        ------------
                     GRANTED (#)          IN FISCAL YEAR          ($/SH)           DATE          5%         10%
                     -----------          --------------          ------           ----          --         ---
Scott Lodin.........   10,000                  4.75                7.25            2006        45,600     115,500


------------------
(1) Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the term. the assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Commission and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

         STOCK OPTIONS HELD AT END OF FISCAL 1995

         The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1995. No options were exercised by any of the Named Executive Officers during 1995.

                                         NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED                        IN-THE-MONEY
                                        OPTIONS AT FISCAL YEAR-END (#)           OPTIONS AT FISCAL YEAR-END($)
                                   EXERCISABLE        UNEXERCISABLE       EXERCISABLE(1)      UNEXERCISABLE(1)
                                   -----------        -------------       --------------      ----------------
Chih-Ming J. Chen, Ph.D.........     200,000               --                 900,000                --
Scott Lodin.....................     20,000              20,000               60,000               67,500

(1)  Based on a fair market value of $11.00 per share at December 31, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There were no compensation committee interlocks and insider participation in executive compensation decisions during 1995.

STOCK INCENTIVE PLAN

         The Company adopted the Stock Incentive Plan in February 1993 and amended the Stock Incentive Plan in December 1993, August 1995 and April 1996 to increase the number of shares reserved for issuance thereunder. Under the Company's Stock Incentive Plan, 1,250,000 shares of Common Stock are currently reserved for issuance upon exercise of options, stock appreciation rights, restricted stock awards, deferred stock awards and performance unit awards. The Stock Incentive Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants.

         The Compensation Committee of the Company's Board of Directors administers and interprets the Stock Incentive Plan and is authorized to grant options and other awards thereunder to all eligible employees of and consultants to the Company, including officers and directors (whether or not employees) of the Company. The Stock Incentive Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-statutory stock options. Options can be granted under the Stock Incentive Plan on such terms and at such prices as determined by the Compensation Committee, except for the per share exercise price of incentive stock options which will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will be not less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Incentive Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit, calculated at the time of grant.

         Options granted under the Stock Incentive Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the Stock Incentive Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.

         In addition to stock options, the Stock Incentive Plan provides for awards of stock appreciation rights, restricted stock, deferred stock and performance units. The Stock Incentive Plan also authorizes the Company to make loans to recipients of stock options or restricted stock awards to enable them to exercise their options or purchase their stock and to make payments to participants to offset the amount of federal, state, local and other taxes payable with respect to receipt of an award.

         As of the date of this Prospectus, the Company has outstanding options under the Stock Incentive Plan to purchase an aggregate of 936,875 shares of Common Stock at exercise prices ranging from $3.00 to $14.44, all of which are non-statutory stock options.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DR. CHEN

         In November 1992, the Company entered into an agreement with Dr. Chih-Ming J. Chen and ASAN Labs, Inc., his wholly-owned company ("ASAN"), pursuant to which the Company acquired equipment from ASAN and certain patent rights and "know how" owned by Dr. Chen. Dr. Chen assigned to the Company a portion of a royalty payable to him pursuant to a separate agreement in principle he had entered into with a pharmaceutical manufacturer. In consideration for the foregoing, the Company issued to Dr. Chen 1,737,450 shares of Common Stock. The terms of the transaction were determined by negotiation between Dr. Chen and the Company. ASAN's and Dr. Chen's cost for the equipment, patent rights and "know how" purchased by the Company was approximately $100,000. In February 1993, the Company also made a non-interest bearing advance of $50,000 to Dr. Chen with no specified maturity date and at such time the agreement in principle between Dr. Chen and the pharmaceutical manufacturer was terminated. In consideration for his agreeing to terminate this agreement, the Company entered into a new royalty agreement (the "February 1993 Agreement") with Dr. Chen which provided for payment to Dr. Chen of royalties on two generic pharmaceuticals under development, the generic version of Cardizem CD/registered trademark/ and the generic version of Seldane D/registered trademark/. In March 1994, the Company and Dr. Chen entered into an amendment (the "March 1994 Agreement") to the February 1993 Agreement to reduce the amount of royalties relating to these products to be paid to Dr. Chen. Under the terms of the March 1994 Agreement, Dr. Chen will receive 3.33% of the net revenues received by the Company from sales of these products, less, in the case of the generic version of Seldane D/registered trademark/, the Company's investment in this product. Under the terms of the March 1994 Agreement, the Company also (i) paid Dr. Chen $50,000; (ii) canceled his obligation to repay the $50,000 advance; and (iii) agreed to recommend to the Compensation Committee that Dr. Chen be paid a bonus upon each of the filing of an ANDA relating to the Company's generic version of Cardizem CD/registered trademark/ and FDA approval of the ANDA. In August 1994, the bonus arrangement was modified to provide Dr. Chen with a $100,000 loan and to grant to Dr. Chen ten-year options under the Stock Incentive Plan to purchase 200,000 shares of Common Stock, which options are fully vested. These options were granted at an exercise price of $6.50 per share, representing the fair market value on the date of grant. In March 1996, following the filing of an ANDA relating to the Company's generic version of Dilacor XR/registered trademark/, the Compensation Committee of the Board of Directors agreed to forgive Dr. Chen's indebtedness to the Company.

TRANSACTIONS WITH CORNER DRUGSTORE

         Alan P. Cohen and certain members of his family control Corner Drugstore, a privately-held retail drugstore chain, which also is a shareholder and customer of the Company. Sales to Corner Drugstore and its affiliates, which are made on an arm's length basis accounted for less than 12%, 3% and 1% of the Company's revenues during the years ended December 31, 1993, 1994 and 1995, respectively. Corner Drugstore filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 1994, at which time the Company was owed approximately $410,000 by Corner Drugstore for products sold to it by the Company. This receivable was not collected and was written off by the Company.

TRANSACTIONS WITH DR. HAHN

         In February 1993, Dr. Elliot F. Hahn joined the Company and in connection therewith purchased 1,633,500 shares of the Common Stock for aggregate consideration of $150,000. The Company recognized approximately $325,000 in compensation expense in connection with Dr. Hahn's purchase of the shares of Common Stock.

TRANSACTIONS WITH WATSON

         In July 1994, the Company and Circa, which was subsequently acquired by Watson, established the ANCIRC joint venture. The terms of the ANCIRC joint venture are described in "Business--Collaborative Arrangements--ANCIRC Joint Venture," except that when established, ANCIRC was owned 60% by Andrx and 40% by Watson. In connection with the establishment of ANCIRC, the Company sold to Watson, for aggregate consideration of $6.0 million, (i) 33,708 shares of Preferred Stock, which in accordance with its terms, converted into 674,160 shares of Common Stock on April 30, 1995 and (ii) the Watson Warrants to purchase 337,079 shares of Common Stock exercisable through July 1999 at a price equal to the lesser of $8.90 or the offering price per share of shares sold in an initial public offering.

         In August 1995, Watson purchased an additional 90,909 shares of Common Stock from the Company at a price of $11.00 per share and Watson was granted a two-month option to purchase no less than 818,182 nor more than 1,454,545 shares of Common Stock from the Company, Mr. Cohen, trusts for the benefit of Dr. Hahn's children (the "Trusts") and Dr. Chen at a price of $11.00 per share (with no more than 181,818 shares being sold by selling shareholders. Watson exercised such option in October 1995 and in December 1995 purchased 1,144,903 shares from the Company, 63,636 shares from Mr. Cohen, 54,546 shares from the Trusts, and 63,636 shares from Dr. Chen. In connection with the exercise of the option by Watson, the ANCIRC joint venture agreement was amended to provide that the Company and Watson would agree on two additional product candidates to be developed by ANCIRC, and to restructure the respective interests of the Company and Watson in ANCIRC so that ANCIRC became a 50/50 joint venture. The Company has also granted Watson certain demand and piggyback registration rights under the Securities Act, exercisable commencing one year after completion of this offering, with respect to the shares of Common Stock held by Watson and the shares underlying the Watson Warrants. See "Shares Eligible for Future Sale."

TRANSACTIONS WITH PSG

         In September 1994, the Company entered into an agreement to loan $250,000 to PSG, a pharmacy benefits management and mail order marketing company. PSG was a customer of the Company's generic pharmaceutical distribution operations and was controlled by a former principal shareholder of the Company, Corner Drugstore and a non-affiliated third party. In addition, each of Alan P. Cohen and Dr. Elliot F. Hahn owned less than 1% of PSG's outstanding stock. Although a portion of the loan was originally advanced in conjunction with a proposed joint venture involving PSG, the Company and a third entity, the Company decided not to proceed with that venture and the loan commitment was restructured. As restructured, the Company advanced $200,000, restructured $50,000 of the total of $102,000 accounts receivable due from PSG to be included as part of the loan, received options to acquire 83,333 shares of PSG stock at an exercise price of $3.00 per share, and was entitled to receive interest at the prime rate plus 1% quarterly, with the full principal balance due on September 30, 1997. In December 1994, Andrx renegotiated its note with PSG to provide for, among other things, the issuance of stock options to acquire up to an additional 40,000 shares of PSG's stock at an exercise price of $2.50 per share. In consideration for such additional options, the Company agreed to not declare a default under the note or to accelerate the note as a result of PSG's failure to fulfill certain requirements of the original note. During 1995, management of the Company determined that the outstanding accounts receivable balance of $52,000 due from PSG and the note receivable for $250,000 were uncollectible, and the Company wrote off these balances.

APPROVAL OF AFFILIATED TRANSACTIONS

         No further transactions between the Company and its executive officers, directors, principal shareholders or their affiliates are contemplated. The Company has adopted a policy that any transactions between the Company and its executive officers, directors, principal shareholders or their affiliates take place on an arms-length basis and require the approval of a majority of the independent directors of the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus by
(i) each of the shareholders of the Company owning more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group:

                                                             NUMBER OF SHARES
                                                          BENEFICIALLY OWNED (2)            PERCENTAGE OF CLASS
                                                          ----------------------            -------------------
Alan P. Cohen(3)......................................             1,865,294                        13.9%
Elliot F. Hahn, Ph.D.(4)..............................             1,592,654                        11.9
Chih-Ming J. Chen, Ph.D.(5)...........................             1,873,814                        13.8
Scott Lodin(6)........................................                37,500                         *
Elaine Bloom(7).......................................                19,100                         *
Paul M. Donofrio(8)...................................                21,083                         *
Irwin C. Gerson(9)....................................                21,200                         *
Elliot Levine(10).....................................                30,940                         *
Michael A. Schwartz, Ph.D.(11)........................                16,200                         *
Melvin Sharoky, M.D.(12)..............................                12,100                         *
Randy Glover..........................................                 5,000                         *
Angelo C. Malahias(13)................................                 2,800                         *
All directors and executive officers
    as a group (12 persons)(14).......................             5,604,335                        40.6

5% OR GREATER HOLDERS

Watson Pharmaceuticals, Inc.(15)
311 Bonnie Circle
Corona, CA 91720......................................             2,091,790                        15.6

Louis Rosenwein(16)
Two World Trade Center, 73rd Floor
New York, NY 10048....................................               670,940                         5.0

----------------------
*      less than 1%

(1) Except as indicated, the address of each person named in the table is c/o Andrx, 4001 Southwest 47th Avenue, Ft. Lauderdale, Florida 33314.

(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire a beneficial interest within 60 days from December 4, 1997.

(3) Includes 200,000 shares of Common Stock held jointly by Mr. Cohen and his spouse, 153,847 shares held in a family limited partnership, 247,500 shares in trust for the benefit of Mr. Cohen's children, with his father as trustee, and 62,500 shares of Common Stock owned by a general partnership of which Mr. Cohen is a general partner.

(4) Includes 790,004 shares of Common Stock held in trust for the benefit of Dr. Hahn's children, with his spouse as trustee, and 62,500 shares of Common Stock owned by a general partnership, of which Dr. Hahn is a general partner.

(5) Includes 200,000 shares of Common Stock held by Dr. Chen's spouse, 307,693 shares held in a family limited partnership, 200,000 shares of Common Stock held in trust for Dr. Chen's child, with his spouse as trustee, and 200,000 shares of Common Stock issuable upon the exercise of stock options.

(6) Includes 32,500 shares of Common Stock issuable upon the exercise of stock options.

(7) Includes 16,200 shares of Common Stock issuable upon the exercise of stock options.

(8) Includes 7,100 shares of Common Stock issuable upon the exercise of stock options.

(9) Includes 16,200 shares of Common Stock issuable upon the exercise of stock options.

(10) Represents (i) 10,620 shares of Common Stock held jointly with Mr. Levine's spouse; (ii) 5,620 shares of Common Stock issuable upon the exercise of Investor Warrants held jointly with Mr. Levine's spouse; and
       (iii) 14,700 shares of Common Stock issuable upon the exercise of stock options.

(11) Represents 16,200 shares of Common Stock issuable upon exercise of stock options.

(12) Includes 7,100 shares of Common Stock issuable upon exercise of stock options. Does not include shares of Common Stock beneficially owned by Watson, in which shares Dr. Sharoky, the President and a director of Watson, disclaims beneficial ownership.

(13) Includes 800 shares of Common Stock held in trust for the benefit of Mr. Malahias' children.

(14)   Includes (i) the shares of Common Stock described in notes (3) through
       (5); and (ii) 315,620 shares of Common Stock issuable upon the exercise of the stock options and warrants described in notes (5) through (13).

(15) Includes 337,079 shares of Common Stock issuable upon the exercise of the Watson Warrants.

(16) Includes (i) 20,000 shares of Common Stock held in trust for the benefit of Mr. Rosenwein's children and (ii) 3,875 shares of Common Stock issuable upon the exercise of stock options.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each Selling Shareholder as of the date of this Prospectus, based on information made available to the Company by the Selling Shareholders:

                                                                             NUMBER OF SHARES         PERCENTAGE OF CLASS
       NAME OF             NUMBER OF SHARES          NUMBER OF SHARES       BENEFICIALLY OWNED        -------------------
SELLING SHAREHOLDER      BENEFICIALLY OWNED(1)    SHARES TO BE REGISTERED  AFTER THE OFFERING(2)  BEFORE OFFERING  AFTER OFFERING
-------------------      ---------------------    -----------------------  ---------------------  ---------------  --------------

Clarke and Barbara S. Adams         22,480(3)                  22,480(3)            0                    *                0%

Eric L. and Janic Albin                5,000                      5,000             0                    *                0%

Raymond M. Allard                   22,480(3)                  22,480(3)            0                    *                0%

John R. Andres                       5,620(4)                   5,620(4)            0                    *                0%

Neal K. Aronson                      5,620(4)                   5,620(4)            0                    *                0%

Edward E. and Marta L. Bao          11,240(5)                  11,240(5)            0                    *                0%

David and Maria N. Bernard           5,620(4)                   5,620(4)            0                    *                0%

Richard M. Binder                   11,240(6)                  11,240(6)            0                    *                0%

E. Wayne Boland                     16,860(7)                  16,860(7)            0                    *                0%

Evelyn B. Brown                      2,810(4)                   2,810(4)            0                    *                0%

G. Thomas Catalona                   5,620(4)                   5,620(4)            0                    *                0%

John and Margaret T. Cirrito         5,620(4)                   5,620(4)            0                    *                0%

Robert J. Cohen                     22,480(3)                  22,480(3)            0                    *                0%

Lorelei Cole                        11,240(5)                  11,240(5)            0                    *                0%

Concept Mining, Inc.                 5,620(4)                   5,620(4)            0                    *                0%

Sidney Devorsetz                     2,248(8)                   2,248(8)            0                    *                0%

John Doukas                         11,240(5)                  11,240(5)            0                    *                0%

Sheldon Drobny                      11,240(5)                  11,240(5)            0                    *                0%

                                                                               NUMBER OF SHARES          PERCENTAGE OF CLASS
       NAME OF                 NUMBER OF SHARES        NUMBER OF SHARES       BENEFICIALLY OWNED         -------------------
SELLING SHAREHOLDER          BENEFICIALLY OWNED(1)  SHARES TO BE REGISTERED  AFTER THE OFFERING(2)  BEFORE OFFERING  AFTER OFFERING
-------------------          ---------------------  -----------------------  ---------------------  ---------------  --------------
Craig W. Effron                      7,868(9)                  7,868(9)                  0                   *               0%

Donald B. Feinsod, M.D.             11,240(5)                 11,240(5)                  0                   *               0%

Aaron J. Fischer                    11,240(5)                 11,240(5)                  0                   *               0%

James C. Gale and
  Judith S. Haselton                22,480(3)                 22,480(3)                  0                   *               0%

Bonnie Gershman Geller IRA           5,620(4)                  5,620(4)                  0                   *               0%

William J. Gilberti, Jr.             2,248(8)                  2,248(8)                  0                   *               0%

Michael Gironta                      8,430(10)                 8,430(10)                 0                   *               0%

Michael M. Goldberg                  5,620(4)                  5,620(4)                  0                   *               0%

Barbara S. Goldfarb                 11,240(5)                 11,240(5)                  0                   *               0%

Ira Goodman                          5,620(4)                  5,620(4)                  0                   *               0%

Parry F. and Ivy Goodman            27,906(5)                 11,240(5)             16,666                   *                *

Charles and Donna Greenberg         22,480(3)                 22,480(3)                  0                   *               0%

Gruntal & Co., Incorporated        111,724(11)               111,724(11)                 0                   *               0%

Joseph Haddad                       11,240(5)                 11,240(5)                  0                   *               0%

Rose Haddad                         11,240(5)                 11,240(5)                  0                   *               0%

David T. Harrington                  5,620(4)                  5,620(4)                  0                   *               0%

Joshua H. Heintz                     2,248(8)                  2,248(8)                  0                   *               0%

Lionel G. Hest                       8,430(10)                 8,430(10)                 0                   *               0%

Dean G. and Henrietta J. Holefca    11,240(5)                 11,240(5)                  0                   *               0%

Victor Ianno                         2,248(8)                  2,248(8)                  0                   *               0%

Michael S. Jacobs                    5,620(4)                  5,620(4)                  0                   *               0%

Piper Jaffray As Cust. FBO
Richard E. Dye, IRA                 70,000                    20,000                50,000                   *               *

JK Partners                          5,620(4)                  5,620(4)                  0                   *               0%

Richard L. Johnston                  5,620(4)                  5,620(4)                  0                   *               0%

Marilyn Karpoff                      5,620(4)                  5,620(4)                  0                   *               0%

Steven B. Kase                      11,240(5)                 11,240(5)                  0                   *               0%

                                                                               NUMBER OF SHARES          PERCENTAGE OF CLASS
       NAME OF                 NUMBER OF SHARES        NUMBER OF SHARES       BENEFICIALLY OWNED         -------------------
SELLING SHAREHOLDER          BENEFICIALLY OWNED(1)  SHARES TO BE REGISTERED  AFTER THE OFFERING(2)  BEFORE OFFERING  AFTER OFFERING
-------------------          ---------------------  -----------------------  ---------------------  ---------------  --------------
Melissa R. Katz                        2,000                      2,000                     0              *                0%

David H. Katz                          2,000                      2,000                     0              *                0%

Philip Katz                           87,500                     47,000                40,500              *                 *

Adam E. Katz                           2,000                      2,000                     0              *                0%

Vicki Ellen Katz                       5,620(4)                   5,620(4)                  0              *                0%

Alice J. Katz                          2,000                      2,000                     0              *                0%

Alan J. Kluger                        12,240(5)                  11,240(5)              1,000              *                 *

Ronald Koenig                          5,620(4)                   5,620(4)                  0              *                0%

Ronald Koenig (IRA)                    5,620(4)                   5,620(4)                  0              *                0%

Brian and Randye Kwait                 5,620(4)                   5,620(4)                  0              *                0%

Richard W. Lee                        11,240(5)                  11,240(5)                  0              *                0%

Gordon M. Lee                         11,240                     11,240                     0              *                0%

Karen and Joseph Levine               22,480(3)                  22,480(3)                  0              *                0%

Elliot Levine                         31,740(12)(13)             11,240(12)            15,500(13)          *                 *

Steven J. Levinson                    22,480(3)                  22,480(3)                  0              *                0%

Thomas B. Low As Trustee for Low
  Family Trust Under Agreement
  of Trust                            11,240(5)                  11,240(5)                  0              *                0%

Gary and Erin Lyons                   11,240(5)                  11,240(5)                  0              *                0%

Bruce H. Miller, M.D.                 46,000                     20,000                26,000              *                 *

Mina Metals Co., Inc.                  5,620(4)                   5,620(4)                  0              *                0%

Giuseppe Lauria and Malka Mor          5,620(4)                   5,620(4)                  0              *                0%

Paul E. and Ruth E. Nicholson         44,960(14)                 44,960(14)                 0              *                0%

Bruce G. Nordstrom                     5,620(4)                   5,620(4)                  0              *                0%

Taeho Oh                               2,000                      2,000                     0              *                0%

Dr. Andrew J. Potts                   22,480(3)                  22,480(3)                  0              *                0%

Richardson Pratt, Jr.                 11,240(5)                  11,240(5)                  0              *                0%

Oliver Price                           5,620(4)                   5,620(4)                  0              *                0%

                                                                               NUMBER OF SHARES          PERCENTAGE OF CLASS
       NAME OF                 NUMBER OF SHARES        NUMBER OF SHARES       BENEFICIALLY OWNED         -------------------
SELLING SHAREHOLDER          BENEFICIALLY OWNED(1)  SHARES TO BE REGISTERED  AFTER THE OFFERING(2)  BEFORE OFFERING  AFTER OFFERING
-------------------          ---------------------  -----------------------  ---------------------  ---------------  --------------
Robert J. Reardon                   33,720(15)                 33,720(15)                 0              *                  0%

Edward M. Reardon                   28,100(16)                 28,100(16)                 0              *                  0%

Barry Richter                       11,240(5)                  11,240(5)                  0              *                  0%

Ridgeland Co.                        5,620(4)                   5,620(4)                  0              *                  0%

Ronald Ross                          6,620(4)                   6,620(4)                  0              *                  0%

Robert Sablowsky                    11,240(5)                  11,240(5)                  0              *                  0%

David and Caroll Saks               47,479(3)                  22,480(3)             24,999              *                   *

Richard Samuels                     11,240(5)                  11,240(5)                  0              *                  0%

Jerome and Joanne Schachter         11,240(5)                  11,240(5)                  0              *                  0%

Frank J. Schulteis                   5,620(4)                   5,620(4)                  0              *                  0%

Stewart A. Shiman                   22,480(3)                  22,480(3)                  0              *                  0%

Howard and Phyllis Silverman        22,480(3)                  22,480(3)                  0              *                  0%

Howard and Phyllis Silverman,
  Trustees for Mitchel Silverman     5,620(4)                   5,620(4)                  0              *                  0%

Howard and Phyllis Silverman,
  Trustees for Karen Silverman       5,620(4)                   5,620(4)                  0              *                  0%

Howard and Phyllis Silverman,
  Trustees for Andrew Silverman      5,620(4)                   5,620(4)                  0              *                  0%

Howard and Phyllis Silverman,
  Trustees for Aaron A. Alfred       5,620(4)                   5,620(4)                  0              *                  0%

Aric Simons and Corey Simons        11,240(5)                  11,240(5)                  0              *                  0%

George A. Small                      5,870(4)                   5,620(4)                250              *                   *

Lynn H. Smith                        2,248(8)                   2,248(8)                  0              *                  0%

Spellord Inc.                       22,480(3)                  22,480(3)                  0              *                  0%

Arthur Steinberg                     5,620(4)                   5,620(4)                  0              *                  0%

Ronald and Jayme Stewart            11,240(5)                  11,240(5)                  0              *                  0%

Francis D. Stinziano                 2,248(8)                   2,248(8)                  0              *                  0%

Jill W. Strassman                    1,000                      1,000                     0              *                  0%

Walter F. Toombs                    56,200(17)                 56,200(17)                 0              *                  0%


                                                                               NUMBER OF SHARES          PERCENTAGE OF CLASS
       NAME OF                 NUMBER OF SHARES        NUMBER OF SHARES       BENEFICIALLY OWNED         -------------------
SELLING SHAREHOLDER          BENEFICIALLY OWNED(1)  SHARES TO BE REGISTERED  AFTER THE OFFERING(2)  BEFORE OFFERING  AFTER OFFERING
-------------------          ---------------------  -----------------------  ---------------------  ---------------  --------------
Andrew D. Ward                         1,000                      1,000                   0                *              0%

David Ward                            18,480(3)                  18,480(3)                0                *              0%

Jeff Ward                              1,000                      1,000                   0                *              0%

Jennifer A. Ward                       1,000                      1,000                   0                *              0%

Jack Weinstein                         5,620(4)                   5,620(4)                0                *              0%

Donald Wessell                         5,620(4)                   5,620(4)                0                *              0%

-------------------------
*Less than 1%.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed. Includes shares of Common Stock that such persons have the right to acquire a beneficial interest in within 60 days from December 6, 1996, including shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants.

(2) Assumes that all shares of Common Stock registered for the account of the Selling Shareholders are sold.

(3) Includes 11,240 shares of Common Stock issuable upon exercise of Warrants.

(4)    Includes 2,810 shares of Common Stock issuable upon exercise of Warrants.

(5)    Includes 5,620 shares of Common Stock issuable upon exercise of Warrants.

(6) Includes 5,620 shares of Common Stock issuable upon exercise of Warrants. Of such shares of Common Stock and Warrants, 2,810 Shares and 2,810 Warrants are held by a Keough account established for the benefit of Mr. Binder.

(7)    Includes 8,430 shares of Common Stock issuable upon exercise of Warrants.

(8)    Includes 1,124 shares of Common Stock issuable upon exercise of Warrants.

(9)    Includes 3,934 shares of Common Stock issuable upon exercise of Warrants.

(10)   Includes 4,215 shares of Common Stock issuable upon exercise of Warrants.

(11) Represents shares of Common Stock issuable upon exercise of an option to purchase 50,242 shares of Common Stock and warrants to purchase additional shares of Common Stock. Does not include shares of Common Stock held of record in the accounts of Gruntal & Co. Incorporated ("Gruntal") for the benefit of its customers and, with respect to such shares, Gruntal disclaims beneficial ownership.

(12) Mr. Levine is a director of the Company. Includes 5,620 shares of Common Stock issuable upon exercise of Warrants.

(13)   Includes number of options to purchase 15,500 shares of Common Stock.

(14) Includes 22,480 shares of Common Stock issuable upon exercise of Warrants.

(15) Includes 16,860 shares of Common Stock issuable upon exercise of Warrants.

(16) Includes 14,050 shares of Common Stock issuable upon exercise of Warrants.

(17) Includes 28,100 shares of Common Stock issuable upon exercise of Warrants.

                            DESCRIPTION OF SECURITIES

       The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, par value $.001 per share, 13,382,159 shares of which are presently outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), none of which are outstanding.

COMMON STOCK

       Subject to the rights of the holders of any Preferred Stock that may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

       The Company's Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The Company has no present plans to issue shares of Preferred Stock.

INVESTOR WARRANTS, AGENT'S OPTIONS AND AGENT'S WARRANTS

         Each Investor Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $7.25 per share at any time through December 1998. The Investor Warrants are non-transferrable.

         Each Agent's Option entitles the holder thereof to purchase one share of Common Stock and one Agent's Warrant at an exercise price of $8.90 at any time through December 1998. The Agent's Warrants are identical to the Investor Warrants.

       The number of shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants and the exercise prices of such securities are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits and reorganizations. There will be no adjustment for the payment of any cash dividends by the Company on its Common Stock.

CERTAIN FLORIDA LEGISLATION

       Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power; (ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the Articles and Bylaws of the Company may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in the Company's Articles or Bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

         CLASSIFIED BOARD OF DIRECTORS. The Articles and Bylaws provide for the Board of Directors to be divided into three classes serving staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles and Bylaws also provide that directors may only be removed for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote. These provisions, when coupled with the provision of the Articles and Bylaws authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

         SPECIAL MEETING OF SHAREHOLDERS, PROHIBITION OF ACTION BY UNANIMOUS CONSENT. The Articles and Bylaws prohibit the taking of shareholder action by written consent without a meeting and provide that special meetings of shareholders of the Company be called only by a majority of the Board of Directors, the Company's Chief Executive Officer or holders of not less than one-third of the Company's outstanding voting stock.

         ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. The Bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

         AMENDMENT OF BYLAWS. Except for the provisions identified above requiring a two-thirds vote of the outstanding shares to alter, amend or repeal, the Bylaws may only be altered, amended or repealed by the Board or the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company.

TRANSFER AGENT

         The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

WARRANT AGENT

         The Company acts as warrant agent for the Investor Warrants, the Agent's Option and the Agent's Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has 13,382,159 shares of Common Stock outstanding. Of these shares, 10,334,774 shares are deemed to be "restricted securities" as such term is defined under Rule 144 promulgated pursuant to the Securities Act.

         In general, under Rule 144 as currently in effect, if a period of at least two years has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly reported volume of trading of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. An "affiliate" of the Company, as such term is defined in Rule 144 (an "Affiliate") may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period.

         Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. The Commission has proposed reducing the holding periods under Rule 144 and Rule 144(k) to one year and two years, respectively. There can be no assurance as to when, if ever, such proposal will be adopted by the Commission.

         Of the Company's 10,334,774 shares which are deemed to be "restricted securities", 605,428 shares are being registered pursuant to the Registration Statement of which this Prospectus forms a part and such shares together with the shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants which are also being registered hereunder, generally will be capable of public sale without restriction. As of the date of this Prospectus, 8,709,099 of the remaining restricted shares are presently eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions contained therein. The remaining 1,625,675 restricted shares will become eligible for sale subject to the restrictions of Rule 144 at varying times from February 1997 to December 1997.

         The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of The Nasdaq National Market, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders of the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealer or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Company has agreed to defray certain of the expenses of the offering made hereby by the Selling Shareholders and to indemnify them against certain liabilities arising under the Securities Act.

         Pursuant to the provisions under the Exchange Act and the rules and regulations thereunder, any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in this offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by reference to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

                       ANDRX CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
CONSOLIDATED FINANCIAL STATEMENTS OF ANDRX CORPORATION AND SUBSIDIARIES:

Report of Independent Certified Public Accountants.........................................................     F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995
and September 30, 1996 (unaudited).........................................................................     F-3

Consolidated Statements of Operations
for the years ended December 31, 1993, 1994 and 1995
and the nine months ended September 30, 1995 and 1996 (unaudited)..........................................     F-4

Consolidated Statements of Shareholders' Equity
for the years ended December 31, 1993, 1994 and 1995
and the nine months ended September 30, 1996 (unaudited)...................................................     F-5

Consolidated Statements of Cash Flows
for the years ended December 31, 1993, 1994 and 1995
and the nine months ended September 30, 1995 and 1996 (unaudited)..........................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

FINANCIAL STATEMENTS OF ANCIRC:

Report of Independent Certified Public Accountants.........................................................    F-23

Balance Sheets as of December 31, 1994 and 1995
and September 30, 1996 (unaudited).........................................................................    F-24

Statements of Operations
for the period from inception (July 8, 1994) to December 31, 1994, the year ended December 31, 1995 and the cumulative period from inception (July 8, 1994)
to December 31, 1995 and the nine months ended September 30, 1995 and 1996 and the cumulative period from inception
(July 8, 1994) to September 30, 1996 (unaudited)...........................................................    F-25

Statements of Partners' Deficit
for the period from inception (July 8, 1994) to December 31, 1994 and the year ended December 31, 1995 and the nine months
ended September 30, 1996 (unaudited).......................................................................    F-26

Statements of Cash Flows
for the period from inception (July 8, 1994) to December 31, 1994, the year ended December 31, 1995 and the cumulative period from inception (July 8, 1994)
to December 31, 1995 and the nine months ended September 30, 1995 and 1996 and the cumulative period from inception
(July 8, 1994) to September 30, 1996 (unaudited)...........................................................    F-27

Notes to Financial Statements..............................................................................    F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of
  Andrx Corporation:

         We have audited the accompanying consolidated balance sheets of Andrx Corporation and subsidiaries (a Florida corporation) as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrx Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 20, 1996.

                       ANDRX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                              ------------            SEPTEMBER 30,
                                                                          1994             1995           1996
                                                                          ----             ----         --------
                                                                                                      (UNAUDITED)
                                ASSETS
Current assets
   Cash and cash equivalents......................................... $3,845,800        $13,841,400    $ 5,783,600
   Investments available for sale....................................         --                 --     28,181,700
   Accounts receivable, net of allowances of $552,400,
    $574,200, and $893,000 (unaudited) as of December 31,
    1994, 1995 and September 30, 1996, respectively..................  4,345,600          8,263,400     11,870,800
   Due from joint venture............................................    363,700            488,500        259,900
   Inventories  .....................................................  3,593,000          9,502,000     11,712,100
   Prepaid and other current assets..................................    129,200            130,500        967,600
                                                                     -----------        -----------    -----------
    Total current assets............................................. 12,277,300         32,225,800     58,775,700
Property and equipment, net..........................................  3,207,600          3,831,100      7,253,700
Note receivable-related party........................................    250,000                 --             --
Note receivable-employee.............................................    100,000                 --             --
Other assets    .....................................................    171,100             91,800         45,100
                                                                     -----------        -----------    -----------
    Total assets.....................................................$16,006,000        $36,148,700    $66,074,500
                                                                     ===========        ===========    ===========
              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable.................................................. $4,867,900         $9,860,000    $11,388,200
   Accrued liabilities...............................................    286,700          1,724,200      3,411,500
   Bank loan    .....................................................  2,551,000          6,077,500      7,527,000
   Notes payable.....................................................     84,100             23,500        293,100
   Commitment to joint venture.......................................      4,200            139,000         19,500
   Unearned revenue..................................................    115,000                 --             --
                                                                     -----------        -----------    -----------
    Total current liabilities........................................  7,908,900         17,824,200     22,639,300
                                                                     -----------        -----------    -----------

Commitments and contingencies (Notes 9 and 14)
Shareholders' equity
   Convertible preferred stock; $0.001 par value, 1,000,000 shares authorized; 33,700, none and none (unaudited) issued and
     outstanding as of December 31, 1994 and 1995 and September 30,
     1996, respectively...............                                        --                 --             --
   Common stock; $0.001 par value, 25,000,000 shares
    authorized; 8,553,600, 10,727,100 and 13,349,600 (unaudited)
    shares issued and outstanding as of December 31, 1994, 1995 and
    September 30, 1996, respectively.................................      8,500             10,700         13,300
   Additional paid-in capital........................................ 13,382,800         28,795,000     56,787,200
   Accumulated deficit............................................... (5,294,200)       (10,481,200)   (13,384,200)
   Unrealized gain on investments available for sale.................         --                 --         18,900
                                                                     -----------        -----------    -----------
    Total shareholders' equity.......................................  8,097,100         18,324,500     43,435,200
                                                                     -----------        -----------    -----------
    Total liabilities and shareholders' equity.......................$16,006,000        $36,148,700    $66,074,500
                                                                     ===========        ===========     ==========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       ANDRX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                   -----------------------                   -------------
                                               1993         1994          1995           1995             1996
                                               ----         ----          ----           ----             ----
                                                                                              (UNAUDITED)
Revenues
   Distribution revenues, net.........    $ 5,654,500  $ 25,915,500   $ 50,467,800   $ 35,008,300    $ 61,097,000
   Research and development services to
    joint venture.....................             --       375,300      2,528,700      1,722,300       1,829,300
   Licensing revenues.................        225,000       155,500        165,000        165,000              --
                                          -----------  ------------   ------------   ------------    ------------
    Total revenues....................      5,879,500    26,446,300     53,161,500     36,895,600      62,926,300
                                          -----------  ------------   ------------   ------------    ------------

Cost of revenues
   Distribution revenues..............      5,257,900    21,362,400     41,780,900     28,922,600      50,975,300
   Research and development services to
    joint venture.....................             --       375,300      2,528,700      1,722,300       1,829,300
                                          -----------  ------------   ------------   ------------    ------------
    Total cost of revenues............      5,257,900    21,737,700     44,309,600     30,644,900      52,804,600
                                          -----------  ------------   ------------   ------------    ------------
    Gross profit......................        621,600     4,708,600      8,851,900      6,250,700      10,121,700
                                          -----------  ------------   ------------   ------------    ------------

Operating expenses
   Selling, general and administrative      1,706,300     5,389,800      8,647,200      5,944,400       9,333,000
   Research and development...........        959,900     2,109,600      3,254,700      1,638,800       2,499,400
   Equity in losses of joint venture..             --       315,800      1,839,700      1,298,000       1,384,000
                                          -----------  ------------   ------------   ------------    ------------
    Total operating expenses..........      2,666,200     7,815,200     13,741,600      8,881,200      13,216,400
                                          -----------  ------------   ------------   ------------    ------------
Loss from operations..................     (2,044,600)   (3,106,600)    (4,889,700)    (2,630,500)     (3,094,700)
Interest expense......................             --      (104,300)      (636,200)      (447,200)       (570,300)
Interest income.......................            300       121,800        249,800        128,700         762,000
Other income (expense), net...........             --       (15,400)        89,100         64,600              --
                                          -----------  ------------   ------------   ------------    ------------
Net loss..............................    $(2,044,300) $ (3,104,500)  $ (5,187,000)  $ (2,884,400)   $ (2,903,000)
                                          ===========  ============   ============   ============    ============

Net loss per share....................    $     (0.26) $      (0.35)  $      (0.55)  $      (0.31)   $      (0.25)
                                          ===========  ============   ============   ============    ============

Weighted average shares of common
   stock outstanding..................      7,745,100     8,758,400      9,446,800      9,252,100      11,734,000
                                          ===========  ============   ============   ============    ============


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                                       F-4

                       ANDRX CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                         UNREALIZED
                                       CONVERTIBLE                                                        GAIN ON
                                     PREFERRED STOCK        COMMON STOCK         ADDITIONAL              INVESTMENTS     TOTAL
                                     ---------------        ------------           PAID-IN   ACCUMULATED  AVAILABLE   SHAREHOLDERS'
                                    SHARES     AMOUNT     SHARES      AMOUNT       CAPITAL    DEFICIT      FOR SALE      EQUITY
                                    ------     ------     ------      ------       -------    -------      --------      ------

Balance, January 1, 1993....            --      $ --    5,791,500     $5,800      $513,400    $(145,400)   $    --      $373,800
Shares of common stock issued in
   connection with employment of
   the Company's President and a
   former employee..........            --        --    1,708,500      1,700       495,000           --         --       496,700
Shares of common stock issued in
   connection with private
   placements...............            --        --      899,500        900     5,086,200           --         --     5,087,100
Shares of common stock issued
   as payment for services..            --        --        1,900         --        13,400           --         --        13,400
Net loss....................            --        --           --         --            --   (2,044,300)        --    (2,044,300)
                                    ------      ----   ----------    -------    ----------  -----------     ------    ----------

Balance, December 31, 1993..            --        --    8,401,400      8,400     6,108,000   (2,189,700)        --     3,926,700
Shares of common stock issued
   in connection with private
   placement................            --        --      147,200        100     1,242,300           --         --     1,242,400
Shares of convertible preferred
   stock issued in connection with
   private placement........        33,700        --           --         --     6,000,000           --         --     6,000,000
Shares of common stock issued as
   payment for services.....            --        --        5,000         --        32,500           --         --        32,500
Net loss....................            --        --           --         --            --   (3,104,500)        --    (3,104,500)
                                    ------      ----   ----------    -------    ----------  -----------     ------    ----------

Balance, December 31, 1994..        33,700        --    8,553,600      8,500    13,382,800   (5,294,200)        --     8,097,100
Shares of common stock issued in
   connection with private
   placements...............            --        --    1,338,800      1,300    14,622,600           --         --    14,623,900
Shares of common stock issued in
   connection with conversion of
   shares of convertible preferred
   stock....................       (33,700)       --      674,200        700          (700)          --         --            --
Shares of common stock issued in
   connection with exercise of
   warrants.................            --        --      154,500        200       772,300           --         --       772,500
Shares of common stock issued in
   connection with exercise of
   stock options............            --        --        6,000         --        18,000           --         --        18,000
Net loss....................            --        --           --         --            --   (5,187,000)        --    (5,187,000)
                                    ------      ----   ----------    -------    ----------  -----------     ------    ----------

Balance, December 31, 1995..            --        --   10,727,100     10,700    28,795,000  (10,481,200)        --    18,324,500

Shares of common stock issued in
  connection with initial public
  offering (unaudited)......            --        --    2,530,000      2,500    27,427,700           --         --    27,430,200
Shares of common stock issued in
  connection with exercise of
  warrants (unaudited)......            --        --       11,200         --        81,500           --         --        81,500
Shares of common stock issued in
  connection with exercise of
  stock options (unaudited).            --        --       81,300        100       483,000           --         --       483,100
Unrealized gain on investments
  available for sale (unaudited)        --        --           --         --            --                  18,900        18,900
Net loss (unaudited)........            --        --           --         --            --   (2,903,000)        --    (2,903,000)
                                    ------      ----   ----------    -------    ----------  -----------     ------    ----------
Balance, September 30, 1996             --      $ --   13,349,600    $13,300   $56,787,200 $(13,384,200)   $18,900   $43,435,200
  (unaudited)                       ======      ====   ==========    =======    ==========  ===========     ======    ==========

         The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       ANDRX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                               YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                               -----------------------                  -------------
                                                        1993          1994         1995            1995             1996
                                                        ----          ----         ----            ----             ----
Cash flows from operating activities
  Net loss.................................        $(2,044,300)  $(3,104,500)  $(5,187,000)   $(2,884,400)     $(2,903,000)
  Adjustments to reconcile net loss to net cash
    used in operating activities
     Depreciation and amortization.........             51,700       406,000       901,600        620,800          757,000
     Provisions for (write-off of) receivables,
       net.................................            124,000       485,600       271,800        (85,400)         318,800
     Equity in losses of joint venture.....                 --       315,800     1,839,700      1,298,000        1,384,000
     Contributions to joint venture........                 --      (300,000)   (1,200,000)    (1,200,000)      (2,005,500)
     Issuance of shares of common stock for
       payment of services.................            338,400        32,500            --             --               --
     Cancellation of note receivable--employee              --            --       100,000             --               --
     Increase in accounts receivable.......         (1,750,300)   (3,034,300)   (3,939,600)    (2,152,900)      (3,926,200)
     (Increase) decrease in due from
       joint venture.......................                 --      (375,300)     (629,700)       (54,600)         730,600
     Increase in inventories...............         (1,025,400)   (2,313,000)   (5,909,000)    (2,925,100)      (2,210,100)
     Increase in prepaid and other
       current assets......................             (2,900)     (105,000)       (1,300)       (15,700)        (837,100)
     (Increase) decrease in other assets...            (24,800)     (137,300)       79,300         54,900           46,700
     Increase in accounts payable and
       accrued liabilities.................          2,402,000     2,520,900     6,429,600         61,700        3,215,500
     Increase (decrease) in unearned revenue            95,500        19,500      (115,000)      (115,000)              --
     Increase (decrease) in due to related party        50,000       (50,000)           --             --               --
                                                     ---------     ---------    ----------     ----------       ----------
       Net cash used in operating activities        (1,786,100)   (5,639,100)   (7,359,600)    (7,397,700)      (5,429,300)
                                                     ---------     ---------    ----------     ----------       ----------

Cash flows from investing activities
  Purchase of property and equipment.......           (734,000)   (2,721,000)   (1,525,100)    (1,085,500)      (4,179,600)
  Purchase of equipment, patents and rights
   from a related party....................           (100,000)           --            --             --               --
  Disbursement of note receivable--related party            --      (200,000)           --             --               --
  Disbursement of note receivable--employee                 --      (100,000)           --             --               --
  Purchase of investments available for sale, net           --            --            --             --      (28,162,800)
                                                     ---------     ---------    ----------     ----------       ----------
       Net cash used in investing activities          (834,000)   (3,021,000)   (1,525,100)    (1,085,500)     (32,342,400)
                                                     ---------     ---------    ----------     ----------       ----------

Cash flows from financing activities
  Proceeds from issuance of shares of common stock   5,259,000     1,242,400    14,623,900      2,006,300       27,430,200
  Proceeds from issuance of shares of convertible
   preferred stock.........................                 --     6,000,000            --             --               --
  Proceeds from exercise of stock options
   and warrants............................                 --            --       790,500        814,100          564,600
  Net borrowings under bank loan...........                 --     2,551,000     3,526,500      3,175,800        1,449,500
  Proceeds from notes payable..............                 --        36,100        30,100        110,600          501,900
  Payment on notes payable.................                 --       (93,800)      (90,700)      (157,000)        (232,300)
                                                     ---------     ---------    ----------     ----------       ----------
       Net cash provided by financing activities     5,259,000     9,735,700    18,880,300      5,949,800       29,713,900
                                                     ---------     ---------    ----------     ----------       ----------
Net increase (decrease) in cash and cash equivalents 2,638,900     1,075,600     9,995,600     (2,533,400)      (8,057,800)
Cash and cash equivalents, beginning of period         131,300     2,770,200     3,845,800      3,845,800       13,841,400
                                                     ---------     ---------    ----------     ----------       ----------
Cash and cash equivalents, end of period...         $2,770,200    $3,845,800   $13,841,400     $1,312,400       $5,783,600
                                                    ==========    ==========   ===========     ==========       ==========
Supplemental disclosure of cash paid during
   the period for
   Interest................................         $       --    $  104,300   $   636,200     $  447,200       $  570,300
                                                    ==========    ==========   ===========     ==========       ==========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

(1)      GENERAL

         Andrx Corporation and subsidiaries ("Andrx" or the "Company") was organized in August 1992, and in November 1992, commenced marketing and distributing generic pharmaceutical products manufactured by third parties. In February 1993, the Company began to engage in the development of controlled-release pharmaceutical products utilizing its proprietary drug delivery technologies. During 1995, the Company submitted Abbreviated New Drug Applications ("ANDA") to the United States Food and Drug Administration ("FDA") for two generic controlled-release pharmaceutical products.

         The Company is subject to the risks and uncertainties associated with a generic pharmaceutical company which has not commercialized its first product, including a history of net losses, unproven technology, lack of manufacturing experience, current and potential competitors with significant technical and marketing resources, need for future capital and dependence on collaborative partners and on key personnel. Additionally, the Company is subject to the risks and uncertainties associated with all generic pharmaceutical companies, including compliance with government regulations and the possibility of patent infringement litigation.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Andrx and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS

         All highly liquid investments with an original maturity of three months or less when acquired are considered cash equivalents.

         INVESTMENTS AVAILABLE FOR SALE

         The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". This statement requires that marketable equity securities and all debt securities be classified into three categories: (i) held to maturity securities, (ii) trading securities, and (iii) available for sale securities. The Company's investments available for sale are classified as available for sale and, accordingly, the unrealized gain as of September 30, 1996 is reported as a separate component of shareholders' equity. The cost related to investments available for sale is determined utilizing the specific identification method.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

         INVENTORIES

         Inventories, which consist solely of generic pharmaceutical products held for distribution, are stated at the lower of cost (first-in, first-out) or market. Cost is based on purchase price, net of vendor discounts, rebates and allowances.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. Depreciation for laboratory equipment and furniture and fixtures is provided using the straight-line method over an estimated life of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the asset or the term of the lease. The Company will provide depreciation for manufacturing equipment once it is placed into service.

         Costs of major additions for maintenance and repairs which do not extend the life of the assets are expensed as incurred. Upon sale, disposition, or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to income.

         REVENUE RECOGNITION

         Distribution revenues and the related cost of revenues are recognized at the time a product is shipped. Cost of distribution revenues is based on the purchase price of the product, net of vendor discounts, rebates and allowances. Research and development services to joint venture and the related cost of revenues are recognized at the time the services are rendered (see Note 8). Licensing revenue is recognized when earned in accordance with the terms of the underlying agreements (see Note 7).

         RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses consist of costs related to products being developed internally as well as costs related to products subject to licensing agreements. Research and development costs are expensed as incurred.

         INCOME TAXES

         The Company, at its inception, adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

between the financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not".

         STOCK-BASED COMPENSATION

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provision of APB No. 25 are continued, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to continue to recognize compensation costs under the provisions of APB No. 25, and upon adoption of SFAS No. 123 as of January 1, 1996, will provide the expanded disclosure required by SFAS No. 123.

         STOCK SPLIT

         The accompanying consolidated financial statements have been restated to give retroactive effect to a 57,915-for-one stock split, effected February 12, 1993.

         NET LOSS PER SHARE

         Net loss per share is based on the weighted average number of shares of common stock outstanding.

         Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the assumed public offering price during the 12-month period prior to a proposed public offering are required to be included in the calculation of earnings or loss per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price). Accordingly, the weighted average number of shares of common stock outstanding for all the years presented have been adjusted to reflect the impact of such additional common and common equivalent shares issued below the assumed initial public offering price.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         As of December 31, 1995 and 1994, the carrying amount of cash and cash equivalents, accounts receivable, due from joint venture, prepaid and other current assets, notes receivable,

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

accounts payable, accrued liabilities, bank loan, notes payable and commitment to joint venture approximates fair value due to the short maturity of these instruments.

         CONCENTRATION OF CREDIT RISK

         Accounts receivable are principally due from independent pharmacies, regional pharmacy chains which do not maintain their own warehousing facilities and pharmacy buying groups. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required. The Company performs periodic credit evaluations of its customers and maintains allowances for potential credit losses. The Company has no significant off-balance sheet concentration of credit risk.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited interim consolidated financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(3)      PROPERTY AND EQUIPMENT, NET

         Property and equipment are summarized as follows:

                                                             DECEMBER 31,
                                                        1994           1995
                                                      --------       ------

Laboratory equipment.............................. $1,802,200      $2,540,900
Manufacturing equipment...........................    968,900       1,425,600
Furniture and fixtures............................    437,300         529,000
Leasehold improvements............................    460,400         584,200
                                                      -------        --------
                                                    3,668,800       5,079,700
Less:  accumulated depreciation
       and amortization...........................   (461,200)     (1,248,600)
                                                     --------      ----------

Property and equipment, net....................... $3,207,600      $3,831,100
                                                   ==========      ==========

(4)      INCOME TAXES

         For the years ended December 31, 1993, 1994 and 1995, the Company was not required to provide for federal or state income taxes due to its net losses. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards given the Company's history of net losses. As of December 31, 1995, for financial reporting purposes and federal income tax purposes, the Company has net operating loss carryforwards of approximately $10,000,000 and $8,100,000, respectively, which if not utilized, will expire beginning in 2008. Net operating loss carryforwards are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.

(5)      BANK LOAN

         During 1994, Anda Generics, Inc. ("Generics"), the Company's wholly owned subsidiary engaged in the distribution of generic pharmaceutical products, entered into an agreement with a bank which provided a line of credit for advances up to $4,000,000. The advances are subject to certain limitations relating to the borrowing base related to the value of the accounts receivable and inventories of Generics. The loan is guaranteed by the Company. In 1995, the maximum amount available under the revolving line of credit was increased to $8,000,000 all of which was available as of December 31, 1995 based on the underlying collateral. The agreement requires compliance with certain covenants including the maintenance of minimum working capital and net worth levels. The loan bore interest at the prime rate (8.25% as of December 31, 1995) plus 2.0% and is subject to an unused commitment fee of .5% on the unused balance.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(5)      BANK LOAN--(CONTINUED)

         In January 1996, the maximum amount available under the revolving line of credit was increased to $10,000,000 and the interest rate was decreased to the prime rate plus 1.5%.

         In October 1996, the Company amended its line of credit agreement whereby, amongst other things, the interest rate was decreased from the prime rate (8.25% as of September 30, 1996) plus 1.5% to the prime rate plus 1.0%, and the unused commitment fee was reduced from .5% to .25%. Additionally, the amendment provides for, under certain circumstances, the payment of dividends, repayments and advances from the Company's distribution subsidiary to Andrx and its other subsidiaries. As of September 30, 1996, approximately $1.0 million was available for such distributions.

(6)      NOTES PAYABLE

         As of December 31, 1994, the Company had a note payable outstanding to a vendor in the amount of $55,800. The note bore interest at 8.0% and was due in eight installments of principal and interest through October 1995. As of December 31, 1994, the note was included in notes payable in the accompanying consolidated balance sheet. The note was paid in 1995.

(7)      LICENSING AGREEMENTS

         In June 1993, the Company entered into a development and licensing agreement with Zenith Laboratories, Inc., now a wholly-owned subsidiary of IVAX Corporation ("IVAX"), for a controlled-release product to be marketed in the United States. Under the development and licensing agreement, the Company is responsible for developing a formulation, and IVAX is responsible for performing the bioequivalence studies, preparing the ANDA and manufacturing and marketing the product. The development and licensing agreement grants IVAX the right to market the product for a period of five years from receipt of ANDA approval (which period may be extended for an additional five years at the sole discretion of IVAX). The Company has received certain fees and milestone payments under this development and licensing agreement and will be entitled to receive royalties from the sale of the licensed product.

         In September and December 1993, the Company entered into two development and licensing agreements with Circa Pharmaceutical, Inc., now a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson") for two generic controlled release products to be marketed in the United States and Canada. Under the development and licensing agreements, the Company is responsible for development of the licensed products and the transfer of the technology to Watson which, together with the Company's assistance, is responsible for the scale-up of batches for pilot and bioequivalence studies, preparing the ANDA and manufacturing and marketing the licensed products. The terms of each development and licensing agreement is for the life of the

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(7)      LICENSING AGREEMENTS--(CONTINUED)

licensed product. The Company received certain milestone payments for one of the generic controlled-release products. If this agreement is terminated other than due to a decision to terminate, or a breach of the agreement by Watson, these milestone payments and any product development costs paid to the Company are refundable to Watson if the Company successfully commercializes such product within three years from the date the development and license agreement is terminated. The Company believes that it has performed its responsibilities related to the milestone payments received. The Company will be entitled to receive royalties from the sale of one generic controlled-release product. The development and licensing agreement for the other generic controlled-release product does not provide for milestone payments although the Company will be entitled to receive a share of net profits from the sale of this product.

         In November 1993, the Company entered into a development and licensing agreement with Mylan Laboratories, Inc. ("Mylan") for a generic controlled-release product to be marketed in the United States, Canada and Mexico. Under the development and licensing agreement, the Company is responsible for development of the licensed product and the transfer of the technology to Mylan which, together with the Company's assistance, is responsible for the scale-up of batches for pilot and bioequivalence studies, preparing the ANDA and manufacturing and marketing the licensed products. The development and licensing agreement grants Mylan the right to market the product for a period of five years from receipt of ANDA approval (which period may be extended for an additional five years at the sole discretion of Mylan). The Company has received certain fees and milestone payments under the development and licensing agreement and will be entitled to receive royalties from the sale of the licensed products.

         In July 1993, the Company entered into a development and licensing agreement with a Taiwanese pharmaceutical manufacturer, Yung Shin Pharmaceuticals, Ind., Co. Ltd. ("YSP") for generic versions of three controlled-release products to be marketed in Taiwan, China and Southeast Asia excluding Japan and Korea. Under the development and licensing agreement, the Company is responsible for development of the licensed products, including scale-up of batches for pilot and bioequivalence studies and the transfer of the technology to YSP which, together with the Company's assistance, is responsible for preparing the necessary regulatory applications and manufacturing and marketing the licensed products. The development and licensing agreement grants YSP the right to market the product for a period of ten years from receipt of the first government approval in the covered territories to market each product (which period may be extended for an additional five years at the sole discretion of YSP). The Company has received certain fees and milestone payments under the development and licensing agreement and will be entitled to receive royalties from the sale of the licensed products.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(7) LINCENSING AGREEMENT--(CONTINUED)

In January 1994, the Company entered into a development and licensing agreement with a second Taiwanese pharmaceutical manufacturer, Purzer Pharmaceutical Co., Ltd. ("Purzer") for a generic controlled-release product and three over-the-counter products to be marketed in Russia and Asia, excluding Japan. This development and licensing agreement is similar to that with YSP.

As a result of milestone payments in connection with these licensing agreements, Andrx received $320,500, $175,000, and $50,000 during the years ended December 31, 1993, 1994 and 1995, respectively, and $225,000, $155,500 and $165,000, respectively, was recognized as licensing revenue.

(8)      JOINT VENTURE

         In July 1994, the Company and Watson (collectively, the "Partners"), formed a joint venture to develop, manufacture and market generic controlled-release pharmaceutical products (the "joint venture" or "ANCIRC"). Watson also acquired an equity interest in the Company in exchange for a payment of $6,000,000. In addition, Watson may acquire a further equity interest by exercise of certain warrants (see Note 11). Andrx Pharmaceuticals, Inc. ("Pharmaceuticals"), a wholly owned subsidiary of the Company, will perform the research and development formulations for the joint venture products and the Company will also market and distribute any of ANCIRC's products upon regulatory approval. Watson will provide the regulatory support for the joint venture products and manufacture any of ANCIRC's products upon regulatory approval. Capital contributions and ANCIRC's net income or losses are to be allocated in proportion to the respective Partners' interest in the joint venture. Such interests were originally 60% to Andrx and 40% to Watson. On October 30, 1995, in connection with Watson's purchase of shares of common stock of Andrx (see
Note 11), the Partners amended the joint venture agreement to modify each Partner's respective interest to 50%. Under the terms of the amendment to the joint venture agreement, Watson was not required to contribute additional capital to ANCIRC to equalize the partners' capital accounts as of the amendment date. The Partners' capital accounts will be equalized in future periods out of net cash flow or upon liquidation, to the extent funds are available. ANCIRC is managed by and under the direction of a management committee which is comprised of six members. Three members are appointed by each Partner. Based on the equal representation of the management committee and the Company's inability to unilaterally control the joint venture, the Company utilizes the equity method to account for this joint venture.

         The agreements governing the ANCIRC joint venture require Dr. Chih-Ming
J. Chen, the Company's vice president and chief scientist, to supervise the development of all ANCIRC products until at least five products have been successfully developed by ANCIRC. If Dr. Chen fails to perform supervisory services (other than by reason of his death or disability), Watson

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(8)      JOINT VENTURE--(CONTINUED)

has the option to (i) require the Company to repurchase Watson's interests in ANCIRC and the Company for an amount equal to Watson's investments therein, plus interest, or (ii) to assume the rights of the Company to develop and market the products. Once ANCIRC has developed three products, Watson is limited to the option set forth in (ii) of the preceding sentence.

Condensed balance sheet and statement of operations information for ANCIRC is as follows:

                                                         DECEMBER 31,          SEPTEMBER 30,
                                                     1994          1995              1996
                                                   --------      --------          -------
                                                                                 (UNAUDITED)
Cash.........................................      $500,600       $ 84,900         $517,600
Equipment, net...............................            --             --           26,700
                                                   --------       --------         --------
Total assets.................................      $500,600       $ 84,900         $544,300
                                                   ========       ========         ========

Current liabilities..........................      $527,000     $1,285,200         $612,200
Partners' deficit............................       (26,400)    (1,200,300)         (67,900)
                                                   --------     ----------         --------
Total liabilities and Partners' deficit......      $500,600    $    84,900         $544,300
                                                   ========    ===========         ========

                                 PERIOD FROM INCEPTION
                                   (JULY 8, 1994) TO          YEAR ENDED             NINE MONTHS ENDED
                                   DECEMBER 31, 1994       DECEMBER 31, 1995            SEPTEMBER 30,
                                   -----------------       -----------------      ------------------------
                                                                                     1995           1996
                                                                                  ---------       --------
                                                                                         (UNAUDITED)
Research and development
  expenses........................     $ 527,100             $ 3,183,700         $ 2,171,800    $ 2,776,400
                                       =========             ===========         ===========    ===========

Net loss..........................     $(526,400)            $(3,173,900)        $(2,163,300)   $(2,767,900)
                                       ==========            ===========         ===========    ===========

         During the period from ANCIRC's inception (July 8, 1994) to December 31, 1994, and the year ended December 31, 1995, Pharmaceuticals rendered research and development services to ANCIRC of $375,300 and $2,528,700, respectively. These services were provided at cost which includes research and development overhead allocation of $258,800 and $1,504,700, respectively. As of December 31, 1994 and 1995, the Company was due $375,300 and $1,005,000,
respectively, from ANCIRC for research and development services rendered. In the December 31, 1994 and 1995 consolidated balance sheets, such amounts due from joint venture have been offset by $11,600 and $516,500, respectively, representing the amount that Andrx is required to fund to the joint venture in order to receive the full amount due from the joint venture. In February 1996, the Partners were required to make capital contributions to ANCIRC to fund their respective capital accounts. The proceeds of these contributions were utilized by ANCIRC to pay each Partner's outstanding balance for services rendered through December 31, 1995. Andrx's capital contribution to ANCIRC was $705,500 and ANCIRC paid the Company $1,005,000.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(9)      COMMITMENTS

         EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with its chairman of the board, president, and vice president and chief scientist. These employment agreements include confidentiality and non-competition provisions and expire in February 1998.

         The following schedule summarizes the future minimum payments under the Company's employment agreements as of December 31, 1995:

                                                     AMOUNT

                1996.........................       $ 585,200
                1997.........................         595,200
                1998.........................          91,700
                                                   ----------
                                                   $1,272,100
                                                   ==========

         In January 1996, the Company entered into an employment agreement with its vice president and chief financial officer which provides for an annual salary of $120,000. As part of this agreement, the Company granted the officer options to purchase 40,000 shares of the Company's common stock. These options vest over a five year period. In the event the officer is terminated without cause before January 2001, or there is a change in control at the Company, the officer may be entitled to a lump sum payment and possible acceleration in the vesting of all or a portion of these options. This officer is subject to a confidentiality agreement.

         PURCHASE COMMITMENTS

         The Company has entered into an agreement to purchase certain controlled-release manufacturing equipment with a future commitment of $1,164,700.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(9)      COMMITMENTS--(CONTINUED)

         OPERATING LEASES

         The Company leases offices and office equipment under operating leases. The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year as of December 31, 1995:

                                                       AMOUNT

                 1996.........................       $ 362,100
                 1997.........................         352,500
                 1998.........................         308,900
                 1999.........................         224,800
                 2000.........................         217,200
                 Thereafter...................         669,500
                                                    ----------
                                                    $2,135,000
                                                    ==========

         Rent expense amounted to $55,300, $195,900 and $209,800 for the years ended December 31, 1993, 1994 and 1995, respectively.

(10)     RELATED PARTY TRANSACTIONS

         In February 1993, the Company entered into a royalty agreement (the "February 1993 Agreement") with Dr. Chih-Ming J. Chen, the Company's vice president and chief scientist. The terms of the February 1993 Agreement provide for the payment of royalties to Dr. Chen upon the sale of generic products which utilize controlled-release delivery technologies for which the patents on such technologies were formerly held by Dr. Chen. Such patents were transferred to the Company in 1993. These products are not currently being sold or marketed. One of the ANDAs submitted to the FDA in 1995 by the Company relates to a generic controlled-release pharmaceutical product contemplated in the February 1993 Agreement.

         In March 1994, the Company and Dr. Chen entered into an amendment to the February 1993 Agreement (the "March 1994 Amendment") to change the amount of the royalties due to Dr. Chen upon the sale of certain products. Under the terms of the March 1994 Amendment, the Company paid Dr. Chen $50,000 and canceled his obligation to repay a $50,000 advance made to him during 1993. Accordingly, for the year ended December 31, 1993, the Company recorded $100,000 of compensation expense in the accompanying consolidated statement of operation. In August 1994, Dr. Chen received a $100,000 loan and options to purchase 200,000 shares of the Company's common stock vesting at certain time frames based upon the ANDAs for such products. The loan bore interest at 6% and the principal together with the unpaid accrued interest on the loan was due in October 1997. In 1996, the board of directors cancelled Dr. Chen's obligation to repay the $100,000 loan and the related accrued interest as a bonus for the submission of one of the ANDAs in 1995. Accordingly, for the year ended December 31,

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(10)     RELATED PARTY TRANSACTIONS--(CONTINUED)

1995, the Company recorded $107,000 of compensation expense in the accompanying consolidated statement of operations. As of December 31, 1995, all of these options granted to Dr. Chen had vested. These options have an exercise price of $6.50 per share, representing the fair market value on the date of grant as determined by the board of directors.

         In September 1994, the Company entered into an agreement to loan $250,000 to Pharmacy Services Group, Inc. ("PSG"), a pharmacy benefits management and mail order marketing company. PSG was a customer of the Company's distribution operations and was controlled by a former principal shareholder of the Company. In addition, the Company's chairman of the board and president each owned less than 1% of PSG's outstanding shares of common stock. Although a portion of the loan was originally advanced in conjunction with a proposed joint venture involving PSG, the Company and a third entity, the Company decided not to proceed with that venture and the loan commitment was restructured. As restructured, the Company advanced $200,000, restructured $50,000 of the total $102,000 accounts receivable due from PSG to be included as part of the loan, received options to acquire 83,333 shares of PSG common stock at an exercise price of $3.00 per share, and was entitled to receive interest at the prime rate plus 1% quarterly, with the full principal balance due on September 30, 1997. In December 1994, Andrx renegotiated its note with PSG to provide for, among other things, the issuance of stock options to acquire up to an additional 40,000 shares of PSG's stock at an exercise price of $2.50 per share. In consideration for such additional options, the Company agreed to not declare a default under the note or to accelerate the note as a result of PSG's failure to fulfill certain requirements of the original note. During 1995, the management of the Company determined that the outstanding accounts receivable balance of $52,000 due from PSG and note receivable of $250,000 were uncollectible, and the Company wrote off these balances due from PSG.

         For the years ended December 31, 1993, 1994 and 1995, approximately $732,500, $851,200 and $578,900, respectively, of distribution revenues were generated from related parties, which are owned in part by the Company's chairman of the board. As of December 31, 1994, accounts receivable, net included $529,600 due from related parties. In November 1994, one of these related parties filed for Chapter 11 bankruptcy protection. As of December 31, 1994, the account receivable due from this related party was $410,000. As of December 31, 1994, the management of the Company had established allowances against this account receivable of $253,000. During 1995, management provided an additional allowance of $157,000 and wrote off the entire balance.

(11)     SHAREHOLDERS' EQUITY

         In February 1993, the Company's president and a former employee purchased 1,708,500 shares of common stock in exchange for $166,700 in cash. The issuance of these shares of common stock was at a value below the estimated fair market value at the time of issuance.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(11)     SHAREHOLDERS' EQUITY--(CONTINUED)

Accordingly, for the year ended December 31, 1993, the Company recorded $330,000 of compensation expense in the accompanying consolidated statement of operations.

         In May 1993, the Company sold 171,158 units ("May Units") in a private transaction for an aggregate consideration of $1,027,000 (or $6.00 per unit). Each May Unit consisted of two shares of common stock and one warrant entitling the holder to purchase an additional share of common stock at an exercise price of $5.00 per share any time through May 1995. At December 31, 1994, all such warrants were outstanding. In May 1995, 154,500 of such warrants were exercised and the Company issued 154,500 shares of common stock at $5.00 per share for a total consideration of $772,500. The remaining 16,658 warrants expired unexercised.

         In September 1993, the Company sold an aggregate of 202,000 shares of its common stock for $7.00 per share in a private transaction for an aggregate consideration of $1,401,000, net of commission and expenses.

         In December 1993 and January 1994, the Company sold an aggregate of
44.70 units (the "Placement Units") to various investors. As of December 31, 1993, the Company had sold 31.60 of these units for an aggregate consideration of $2,659,100, net of commissions and expenses. Each Placement Unit was sold at $100,000 and consisted of 11,240 shares of common stock and 11,240 warrants (the "Placement Warrants"). Each Placement Warrant entitles the holder thereof to purchase one share of common stock through December 1998, at a price of $7.25. At December 31, 1995, all such warrants remain outstanding. The Company also granted Gruntal & Co., Incorporated, the placement agent, the option (the "Agent's Option") to purchase 4.47 Placement Units at a price of $100,000 per Placement Unit at any time through December 1998.

         The Company is party to a registration rights agreement with investors in the Placement Units. Under the terms of this agreement, the Company has agreed that, 180 days after the consummation of an initial public offering ("IPO"), it will use its best efforts to register, under the Securities Act of 1933, the shares of common stock included in the Placement Units and issuable upon exercise of the Placement Warrants. The Company has also agreed to include the shares of common stock underlying the Agent's Option in such registration statement. Expenses incurred in connection with such registration shall be, subject to limited exceptions, borne by the Company.

         In July 1994, the Company amended its Certificate of Incorporation and the Company's shareholders and board of directors adopted resolutions to increase the number of common shares authorized from 22,500,000 to 25,000,000 and authorized 1,000,000 shares of preferred stock, $.001 par value.

         In July 1994, the Company issued 33,700 shares of its convertible preferred stock and a warrant to acquire up to 337,100 shares of the Company's common stock to Watson for an aggregate consideration of $6,000,000. The preferred shares automatically converted into 674,200 shares of common on April 30, 1995. Watson has certain registration rights related to the common stock and warrants. The warrant is exercisable in whole or in part until July 8, 1999. The exercise price is the lesser of $8.90 or the public offering price of common stock

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(11) SHAREHOLDERS' EQUITY--(CONTINUED)

offered in the IPO of the Company. This issuance was associated with a joint venture agreement between the Company and Watson. See Note 8 for further discussion of the joint venture.

         The Company issued 1,900 and 5,000 shares of common stock valued at $13,400 and $32,500, respectively, to vendors, for the years ended December 31, 1993 and 1994, respectively. The fair value of such shares has been included as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations.

         In May 1995, the Company issued an aggregate of 103,000 shares of its common stock at $10.00 per share in a private transaction for aggregate consideration of $1,030,000.

         In August 1995, the Company issued 90,900 shares of common stock in a private placement transaction with Watson at $11.00 per share for an aggregate consideration of $1,000,000. Additionally, in December 1995, the Company issued 1,144,900 shares of common stock in a private transaction with Watson at $11.00 per share for an aggregate consideration of $12,593,900. The 1,144,900 shares issued also provide Watson with price antidilution protection in the event of private placements before the consummation of an IPO. Watson also has certain registration rights related to the 1,235,800 shares of common stock purchased from the Company in 1995. In conjunction with these transactions, the Company and Watson amended the terms of the joint venture agreement. See Note 8 for further discussion of the amendment to the joint venture.

(12)     STOCK INCENTIVE PLAN

         In February 1993, the Company adopted a stock incentive plan (the "Plan") under which the board of directors or its compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock, deferred stock, performance units, loans and tax offset payments or any combination thereof, to employees, consultants or advisors of the Company. The Plan as amended, permitted the issuance of 1,000,000 shares of the Company's common stock. The exercise price at which any stock option may be awarded is to be determined by the board of directors. Options granted under the Plan must be exercised within ten years of grant, unless a shorter period is designated at the time of grant. No options can be awarded under the Plan after February 26, 2003.

         In May 1993, each of the directors were issued options to purchase 2,500 shares of the Company's common stock in accordance with the Plan. The Plan was amended in November 1994 to provide that each outside director is to receive options to purchase 2,500 shares of the Company's common stock in his or her first year as a director which vest immediately. In each of the next two years in which such person serves as a director, he or she is to receive options to purchase 4,500 shares of the Company's common stock which vest six months after the commencement of the director's term. Options issued to outside directors have a ten year term.

         In 1996, the board of directors approved an increase in the number of shares available for grant in the Plan to 1,250,000. In addition, commencing in 1996, non-employee directors

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(12) STOCK INCENTIVE PLAN--(CONTINUED)

of the Company will each be granted an option on June 1 of each year to purchase 7,000 shares of the Company's common stock.

A summary of the Plan's activity is as follows:

                                                              NUMBER OF SHARES             OPTION PRICE
                                                                UNDER OPTION                 PER SHARE
                                                                ------------                 ---------
Outstanding, January 1, 1993..................................            --                 --
Options granted...............................................       265,375              $3.00  -    $7.50
Options forfeited.............................................       (34,000)              5.00  -     7.50
                                                                     -------

Outstanding, December 31, 1993................................       231,375               3.00  -     7.00
Options granted...............................................       405,000               6.50  -     9.00
                                                                     -------

Outstanding, December 31, 1994................................       636,375               3.00  -     9.00
Options granted...............................................       210,250               7.25  -    11.00
Options exercised.............................................        (6,000)              3.00
Options forfeited.............................................       (44,500)              3.00  -     8.00
                                                                     -------

Outstanding, December 31, 1995................................       796,125               3.00  -    11.00
Options granted (unaudited)...................................       263,875              11.00  -    14.00
Options exercised (unaudited).................................       (81,250)              3.00  -     8.00
Options forfeited (unaudited).................................      (110,875)              6.50  -    12.00
                                                                    --------

Outstanding, September 30, 1996 (unaudited)...................       867,875              $3.00  -   $14.00
                                                                     =======

(13)     401(K) PLAN

         In February 1995, the Company adopted a 401(k) retirement plan covering substantially all employees. Monthly contributions to the retirement plan are made by the Company based upon the employee contributions to the plan. During the year ended December 31, 1995, the Company contributed $58,200 to the retirement plan.

(14)     LITIGATION

         In January 1996, Hoechst Marion Roussel, Inc. and Carderm Capital, L.P. (collectively, "Hoechst"), filed suit against the Company claiming patent infringement as a result of one of the Company's ANDA filings with the FDA. The Company has responded to this claim by denying infringement, raising various other defenses and by filing certain counterclaims against Hoechst. While the Company believes its generic product does not infringe upon any of the patents held in connection with the branded product and it has meritorious defenses against this suit, the ultimate resolution of this matter is not currently known and may delay or prevent the Company from obtaining an approval to market from the FDA related to this ANDA. Claims of this nature may be made by other pharmaceutical companies in connection with the Company's

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1993, 1994 AND 1995--(CONTINUED)

(14)     LITIGATION--(CONTINUED)

filing of other ANDAs with the FDA. The Company evaluates the probability of patent infringement litigation with respect to each of its ANDA submissions on a case by case basis. Accordingly, as of December 31, 1995, the Company has provided $1,200,000 for estimated litigation costs associated with the two ANDAs submitted in 1995. Although the Company believes it has adequately provided for these matters based on the current available information, the Company may incur additional litigation costs in future years which may be material to the Company's results of operations and financial position.

(15)     SUBSEQUENT EVENTS (UNAUDITED)

         In May 1996, Rhone-Poulenc Rorer, Inc., and Jagotec AG (collectively "RPR"), commenced a lawsuit against the Company claiming patent infringement as a result of one of the Company's ANDA filings with the FDA. The Company has responded to this claim by denying infringement and raising various other defenses. While the Company believes its generic product does not infringe upon the patent held in connection with the branded product and that it has meritorious defenses against this suit, the ultimate resolution of this matter is not currently known and may delay or prevent the Company from obtaining an approval to market from the FDA related to this ANDA. See Note 14.

         In May 1996, an employee of the Company resigned from his position and, in connection therewith, claimed that he was entitled to receive, pursuant to the terms of his employment arrangement with the Company, a royalty equal to 1% of the gross revenues from certain products under development by the Company. The Company is reviewing the former employee's claim and intends to contest it.

         For the nine months ended September 30, 1996, the Company has recorded provisions for $450,000 for anticipated additional litigation costs related to the Company's ANDA for its generic version of Cardizem CD/registered trademark/.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
ANCIRC:

         We have audited the accompanying balance sheets of ANCIRC (a New York general partnership in the development stage) as of December 31, 1994 and 1995, and the related statements of operations, partners' deficit and cash flows for the period from inception (July 8, 1994) to December 31, 1994, for the year ended December 31, 1995 and for the cumulative period from inception (July 8, 1994) to December 31, 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANCIRC as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (July 8, 1994) to December 31, 1994, for the year ended December 31, 1995 and for the cumulative period from inception (July 8, 1994) to December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 19, 1996.

                                     ANCIRC

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                                 BALANCE SHEETS

                                                                       DECEMBER 31,
                                                             --------------------------------      SEPTEMBER 30,
                                                                1994                  1995             1996
                                                             ----------            ----------      -------------
                                                                                                    (UNAUDITED)
                        ASSETS

Current assets

    Cash and cash equivalents...................             $500,600                 $84,927          $517,641
                                                             --------                 -------          --------
         Total current assets...................              500,600                  84,927           517,641

Equipment, net..................................                   --                      --            26,681
                                                             --------                 -------          --------

         Total assets...........................             $500,600                 $84,927          $544,322
                                                             ========                 =======          ========

           LIABILITIES AND PARTNERS' DEFICIT

Current liabilities

    Due to joint venture partners...............             $526,980              $1,275,830          $596,366

    Accounts payable............................                   --                   9,415            15,904
                                                             --------                 -------          --------

         Total current liabilities..............              526,980               1,285,245           612,270
                                                             --------                 -------          --------
Partners' deficit

    SR Six, Inc.................................              (15,828)               (655,505)          (33,974)

    Circasub, Inc...............................              (10,552)               (544,813)          (33,974)
                                                             --------                 -------          --------

         Total partners' deficit................              (26,380)             (1,200,318)          (67,948)
                                                             --------                 -------          --------

         Total liabilities and partners' deficit             $500,600              $   84,927          $544,322
                                                             ========              ==========          ========

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

                                                                        CUMULATIVE                                    CUMULATIVE
                                   PERIOD FROM                         PERIOD FROM                                    PERIOD FROM
                                    INCEPTION                           INCEPTION           NINE MONTHS ENDED          INCEPTION
                                (JULY 8, 1994) TO     YEAR ENDED    (JULY 8, 1994) TO          SEPTEMBER 30,      (JULY 8, 1994) TO
                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,     ------------------------     SEPTEMBER 30,
                                       1994              1995              1995           1995            1996            1996
                                     --------          --------          --------       --------        --------         ------
                                                                                              (UNAUDITED)             (UNAUDITED)
Research and development expenses

     Purchased research and
       development services.....     $422,189          $2,825,305       $3,247,494     $1,922,975      $2,627,577      $5,875,071

   Operating supplies...........       83,813             310,638          394,451        168,950         122,942         517,393

   Other .......................       21,140              47,824           68,964         79,831          25,919          94,883
                                    ---------         -----------      -----------    -----------     -----------     -----------

       Total research and
         development expenses...      527,142           3,183,767        3,710,909      2,171,756       2,776,438       6,487,347
                                    ---------         -----------      -----------    -----------     -----------     -----------

Loss from operations............     (527,142)         (3,183,767)      (3,710,909)    (2,171,756)     (2,776,438)     (6,487,347)

Interest income.................          762               9,829           10,591          8,454           8,490          19,081
                                    ---------         -----------      -----------    -----------     -----------     -----------

Net loss .......................    $(526,380)        $(3,173,938)     $(3,700,318)   $(2,163,302)    $(2,767,948)    $(6,468,266)
                                    =========         ===========      ===========    ===========     ===========     ===========

               The accompanying notes to financial statements are
                     an integral part of these statements.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                         STATEMENTS OF PARTNERS' DEFICIT

                                                                 SR SIX, INC.    CIRCASUB, INC.         TOTAL
                                                                 ------------    --------------         -----
Initial contributions by joint venture partners...............    $  300,000        $  200,000       $  500,000

Net loss......................................................      (315,828)         (210,552)        (526,380)
                                                                  ----------        ----------       ----------
Balance, December 31, 1994....................................       (15,828)          (10,552)         (26,380)

Additional contribution by joint venture partners.............     1,200,000           800,000        2,000,000

Net loss......................................................    (1,839,677)       (1,334,261)      (3,173,938)
                                                                  ----------        ----------       ----------
Balance, December 31, 1995....................................      (655,505)         (544,813)      (1,200,318)

Additional contributions by joint
  venture partners (unaudited)................................     2,005,505         1,894,813        3,900,318

Net loss, nine months ended September 30,
  1996 (unaudited)............................................    (1,383,974)       (1,383,974)      (2,767,948)
                                                                  ----------        ----------       ----------
Balance, September 30, 1996 (unaudited).......................   $   (33,974)      $   (33,974)     $   (67,948)
                                                                  ==========        ==========       ==========

               The accompanying notes to financial statements are
                      an integral part of these statements.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                   PERIOD FROM                         PERIOD FROM                                    PERIOD FROM
                                    INCEPTION                           INCEPTION           NINE MONTHS ENDED          INCEPTION
                                (JULY 8, 1994) TO     YEAR ENDED    (JULY 8, 1994) TO          SEPTEMBER 30,      (JULY 8, 1994) TO
                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,     ------------------------     SEPTEMBER 30,
                                       1994              1995              1995           1995            1996            1996
                                     --------          --------          --------       --------        --------         ------
                                                                                              (UNAUDITED)             (UNAUDITED)
Cash flows from operating
activities
   Net loss.....................     $(526,380)       $(3,173,938)     $(3,700,318)   $(2,163,302)    ($2,767,948)    $(6,468,266)
   Depreciation.................            --                 --               --             --           4,709           4,709
   Increase (decrease) in due
     to joint venture partners..       526,980            748,850        1,275,830         46,563        (679,464)        596,366
   Increase in accounts payable.            --              9,415            9,415          2,862           6,489          15,904
   Increase in other assets.....            --                 --               --            (78)             --              --
                                    ----------        -----------      -----------    -----------     -----------     -----------

       Cash provided by (used in)
         operating activities...           600         (2,415,673)      (2,415,073)    (2,113,955)     (3,436,214)     (5,851,287)
                                    ----------        -----------      -----------    -----------     -----------     -----------

Cash flows from investing
activities
   Purchase of equipment........            --                 --               --             --         (31,390)        (31,390)
                                    ----------        -----------      -----------    -----------     -----------     -----------

     Cash used in investing
       activities...............            --                 --               --             --         (31,390)        (31,390)
                                    ----------        -----------      -----------    -----------     -----------     -----------
Cash flows from financing
   activities
   Proceeds from contributions by
     joint venture partners.....       500,000          2,000,000        2,500,000      2,000,000       3,900,318       6,400,318
                                    ----------        -----------      -----------    -----------     -----------     -----------

     Cash provided by financing
       activities...............       500,000          2,000,000        2,500,000      2,000,000       3,900,318       6,400,318
                                    ----------        -----------      -----------    -----------     -----------     -----------
Net increase (decrease)
   in cash and cash equivalents.       500,600           (415,673)          84,927       (113,955)        432,714         517,641
Cash and cash equivalents,
   beginning of period..........            --            500,600               --        500,600          84,927              --
                                    ----------        -----------      -----------    -----------     -----------     -----------

Cash and cash equivalents,
   end of period................      $500,600            $84,927          $84,927       $386,645        $517,641        $517,641
                                    ==========        ===========      ===========    ===========     ===========     ===========

               The accompanying notes to financial statements are
                      an integral part of these statements.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995

(1)      GENERAL

         ANCIRC (a joint venture) was formed on July 8, 1994 by SR Six, Inc., a wholly owned subsidiary of Andrx Corporation (the "Andrx Partner") and Circasub, Inc., now a wholly owned subsidiary of Watson Pharmaceuticals, Inc. (the "Watson Partner"). Under the terms of the joint venture agreement (the "Agreement") as amended on October 30, 1995 (the "Amendment Date"), the purpose of ANCIRC is to develop, manufacture and market controlled-release pharmaceutical products. The Andrx Partner will perform the research and develop formulations for the products and market and distribute any of ANCIRC's products upon regulatory approval. The Watson Partner will perform the manufacturing of the products and provide the regulatory support for ANCIRC's products. To date, the sole activity of ANCIRC has been research and development. As of December 31, 1995, no products have been submitted for regulatory approval.

         The partnership interests for the period from inception to the Amendment Date were 60% and 40% for the Andrx Partner and the Watson Partner, respectively. Effective as of the Amendment Date, the partnership interests are 50% for both the Andrx Partner and the Watson Partner.

         ANCIRC is managed by and under the direction of a management committee which is composed of six members. Three members are appointed by each of the joint venture partners. The management committee oversees the operations of ANCIRC and is responsible for making all major decisions.

         MANAGEMENT'S PLANS

         As of December 31, 1995, since inception (July 8, 1994), ANCIRC has incurred net losses of $3,700,318. Management anticipates incurring additional losses in the near term as the focus of ANCIRC's business is research and development. The joint venture partners are committed to funding the future operations.

         The likelihood of the success of ANCIRC must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. These business risks include dependence on a limited number of key personnel and market acceptance of ANCIRC's products.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         All highly liquid investments with an original maturity of three months or less when acquired are considered cash equivalents.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND 1995--(CONTINUED)

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash and cash equivalents, accounts payable and due to joint venture partners approximate fair value.

         PURCHASED RESEARCH AND DEVELOPMENT SERVICES

         Purchased research and development services consist of ANCIRC's research costs, performed and incurred by the joint venture partners, and billed to ANCIRC. Purchased research and development services are expensed as incurred.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL STATEMENTS

         The unaudited interim financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.

(3)      RELATED PARTY TRANSACTIONS

         Expenses reported by ANCIRC primarily represent expenses incurred by the joint venture partners in research and development related to ANCIRC's products. As of December 31, 1994 and 1995, ANCIRC had amounts due to the Andrx Partner of $375,276 and $1,004,986, respectively, and amounts due to the Watson Partner of $151,704 and $270,844, respectively. Such amounts are included in "Due to joint venture partners" in the accompanying balance sheets.

                                     ANCIRC
                        (A DEVELOPMENT STAGE PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND 1995--(CONTINUED)

(4)      INCOME TAXES

         ANCIRC is organized as a partnership. Accordingly, taxable income or loss is reported in the tax returns of the individual partners.

(5)      PARTNERS' DEFICIT

         In December 1994, the Andrx Partner and the Watson Partner contributed $300,000 and $200,000, respectively, to fund the operations of ANCIRC. In 1995, the Andrx Partner and the Watson Partner contributed $1,200,000 and $800,000, respectively, to fund continuing operations. The 1994 and 1995 contributions were based on the original interest of each partner. As discussed in Note (1), as of the Amendment Date, the interest of the Andrx Partner and the Watson Partner were changed to 50%. Under the terms of the Agreement, the Watson Partner was not required to contribute additional capital to ANCIRC to equalize the capital accounts as of the Amendment Date. The Partners' capital accounts will be equalized in future periods out of net cash flow or upon liquidation, to the extent funds are available.

================================================================================
NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            -----------------------
                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Prospectus Summary.......................................................
Forward-Looking Statements...............................................
Available Information....................................................
Risk Factors.............................................................
Use of Proceeds..........................................................
Dividend Policy..........................................................
Price Range of Common Stock..............................................
Capitalization    .......................................................
Selected Consolidated Financial Data.....................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..........................
Business.................................................................
Management...............................................................
Certain Transactions.....................................................
Principal Shareholders...................................................
Selling Shareholders.....................................................
Description of Capital Securities........................................
Shares Eligible for Future Sale..........................................
Plan of Distribution.....................................................
Legal Matters............................................................
Experts..................................................................
Additional Information...................................................
Index to Financial Statements............................................

                             -----------------------

                                1,205,530 SHARES

                                  [ANDRX LOGO]

                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------


                                __________, 1996

================================================================================

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........      $3,285
Printing and engraving expenses.............................      15,000
Accounting fees and expenses................................      15,000
Legal fees and expenses.....................................      30,000
Transfer Agent's fees and expenses..........................       5,000
Miscellaneous...............................................       2,500
                                                                 -------
  TOTAL.....................................................     $70,785
                                                                 =======

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Company is also a party to indemnification agreements with each of its directors and officers. The Registrant has also agreed to indemnify the Selling Shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         1. In May 1993, the Company sold 171,158 units (the "May Units") to 24 persons in a private transaction for aggregate consideration of approximately $1.0 million or $6.00 per Unit. Each of the purchasers was an individual or institution whom the Company believed was an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. Each May Unit consisted of two shares of Common Stock and one warrant entitling the holder thereof to purchase an additional share of Common Stock at an exercise price of $5.00 per share at any time through May 1995. A total of 154,500 shares of Common Stock were issued upon exercise of these warrants prior to their expiration.

         2. In September 1993, the Company sold an aggregate of 202,000 shares of Common Stock to 39 persons in a private transaction for aggregate consideration of approximately $1.4 million or $7.00 per share.

         3. In September 1993, the Company issued an aggregate of 1,221 shares of Common Stock to a pharmaceutical consulting firm and 700 shares of Common Stock to a law firm in exchange for services rendered having an aggregate value of approximately $13,000.

         4. In December 1993 and January 1994, the Company sold an aggregate of
44.70 Units (the "Placement Units") to 84 persons in a private transaction (the "December Placement") for an aggregate offering price of approximately $4.5 million or $100,000 per Placement Unit. Each Placement Unit consisted of 11,240 shares of Common Stock and 11,240 warrants (the "Placement Warrants"). Each Placement Warrant entitles the holder thereof to purchase one share of Common Stock through December 1998, at a price of $7.25 per share.

         5. In July 1994, the Company sold to Circa Pharmaceuticals, Inc.
which is presently a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson"), for aggregate consideration of $6.0 million, (i) 33,708 shares of Convertible Preferred Stock, which in accordance with its terms, converted into 674,160 shares of Common Stock on April 30, 1995, and (ii) a warrant to purchase 337,079 shares of Common Stock exercisable through July 1999 at a price equal to the lesser of $8.90 per share or the offering price per share of shares sold in this offering.

         6. In August 1994, the Company issued 5,000 shares of Common Stock to a researcher who transferred his technology and certain patent rights to the Company, pursuant to a Technology Transfer and Consulting Agreement.

         7. In April 1995, the Company issued 6,000 shares of Common Stock to an individual for $18,000 upon exercise of certain stock options which he had received in connection with consulting services he rendered to the Company.

         8. In May 1995, the Company sold an aggregate of 103,000 shares of Common Stock to approximately 6 persons in a private transaction, for an aggregate consideration of approximately $1.0 million or $10.00 per share.

         9. In August 1995, the Company sold 90,909 shares of Common Stock to Watson at a price of $11.00 per share and granted Watson a two-month option to purchase no less than 818,182 nor more than 1,454,545 additional shares of Common Stock from the Company at a price of $11.00 per share. In December 1995, the Company sold 1,144,903 shares to Watson.

         All of the above-referenced securities were exempt from the registration requirements of the Securities Act pursuant to the exemption set forth in Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

EXHIBIT                                         DESCRIPTION
-------                                         -----------
3.1               Form of Registrant's Amended and Restated Articles of Incorporation(1)
3.2               Form of Registrant's Amended and Restated Bylaws(1)
4.1               Specimen Common Stock Certificate(1)
5.1               Opinion of Broad and Cassel(2)
10.1              Form of Stock Incentive Plan, as amended(1)*
10.2              Employment Agreement between the Registrant and Alan P Cohen, as amended(1)*
10.3              Employment Agreement between the Registrant and Elliot E Hahn, as amended(1)*
10.4              Employment Agreement between the Registrant and Chih-Ming J. Chen, as amended(1)*
10.5              Severance Agreement between the Registrant and Scott Lodin (1)*
10.6              Royalty Agreement between the Registrant and Chih-Ming J. Chen, as amended(1)*
10.7              Form of Indemnification Agreement between the Registrant and its officers and directors(1)*
10.8              Development and License Agreement dated as of June 28, 1993 by and between Zenith
                  Laboratories, Inc. and the Registrant(1)(3)
10.9              Technical Transfer Agreement dated as of July 30, 1993 by and between Yung Shin Pharmaceutical
                  Ind.  Co. Ltd. and the Registrant(1)(3)
10.10             Development and License Agreement dated as of September 22, 1993 by and between Circa
                  Pharmaceuticals, Inc. and the Registrant(1)(3)
10.11             Development and License Agreement dated as of November 10, 1993 by and between Mylan
                  Pharmaceuticals Inc. and the Registrant(1)(3)
10.12             Development and License Agreement dated as of December 7, 1993 by and between Circa
                  Pharmaceuticals, Inc. and the Registrant(1)(3)
10.13             Development and License Agreement dated as of January 17, 1994 by and between Purzer
                  Pharmaceutical Co., Ltd. and the Registrant(1)(3)
10.14             Lease Agreement relating to premises located at 4001 S.W. 47th Avenue, Ft. Lauderdale,
                  Florida(1)
10.15             Lease Agreement relating to premises located at 4011 S.W. 47th Avenue, Ft. Lauderdale,
                  Florida(1)
10.16             Lease Agreement relating to premises located at 3436 University Drive, Davie, Florida(1)

                                      II-2

10.17             Loan and Security Agreement by and between Congress Financial Corporation (Florida) and the
                  Registrant, as amended(1)
10.18             ANCIRC General Partnership Agreement between Circa Pharmaceuticals, Inc. and the Registrant, as amended(1)
10.19             Research and Development Services Agreement dated as of July 8, 1994 by and between ANCIRC and the Registrant, as amended(1)
10.20             Manufacturing and Regulatory Approval Agreement dated as of July 8, 1994 by and between Circa
                  Pharmaceuticals, Inc. and ANCIRC, as amended(1)
10.21             Distribution and Marketing Agreement dated as of July 8, 1994 between ANCIRC and the
                  Registrant, as amended(1)
10.22             Patent and Know How License Agreement dated as of July 8, 1994 between ANCIRC and the
                  Registrant, as amended(1)
10.23             Patent and Know How License Agreement dated as of July 8, 1994 between Circa Pharmaceuticals,
                  Inc. and ANCIRC, as amended(1)
10.24             Securities Purchase Agreement dated as of July 8, 1994 between the Registrant and Circa
                  Pharmaceuticals, Inc.(1)
10.25             Securities Purchase Agreement dated as of August 17, 1995 between the Registrant and Watson
                  Pharmaceuticals, Inc.(1)
10.26             Securities Purchase Agreement dated October 30, 1995 between Circa Pharmaceuticals, Inc. and the Registrant(1)
10.27             Development Agreement between Sepracor, Inc. and the Registrant(1)(3)
11.1              Net loss per share computations(2)
21.1              Subsidiaries of the Registrant(1)
23.1              Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(2)
23.2              Consent of Arthur Andersen LLP(2)
24.1              Powers of Attorney (included on the signature page of this Registration Statement)(2)

---------------------------
*      Management Compensation Plan or Arrangement

(1)    Filed as an Exhibit of the same number to the Company's Registrant Statement on Form S-1 (File No. 333-
       03614) and incorporated herein by reference.

(2)    Filed herewith.

(3)    A request for confidential treatment pursuant to Rule 406 under the Securities Act has been made and granted for certain portions of this Exhibit.

(b)    Financial Statement Schedules:

       The following supplemental schedules can be found on the indicated pages of this Registration Statement.

       Report of Independent Certified Public Accountants                                                       S-1
       Schedule II Valuation and Qualifying Accounts                                                            S-2

         All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933,a s amended, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Ft. Lauderdale, State of Florida, on December 5, 1996.

                                   ANDRX CORPORATION

                                   By: /s/ ALAN P. COHEN
                                       -----------------------------------------
                                     Alan P. Cohen, Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Alan
P. Cohen and Elliot F. Hahn, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURES                   TITLE                                      DATE
              ----------                   -----                                      ----

     /s/ ALAN P. COHEN                                                          December 5, 1996
------------------------------         Chairman of the Board,
        Alan P. Cohen                  Chief Executive Officer
                                       and Director (principal
                                       executive officer)

   /s/ ELLIOT F. HAHN                  President and Director                   December 5, 1996
------------------------------
    Elliot F. Hahn, Ph.D.

  /s/ CHIH-MING J. CHEN                Vice President and Director              December 5, 1996
------------------------------
  Chih-Ming J. Chen, Ph.D.

  /s/ ANGELO C. MALAHIAS                                                        December 5, 1996
------------------------------         Vice President and Chief
     Angelo C. Malahias                Financial Officer (principal
                                       financial and accounting
                                       officer)

           SIGNATURES                    TITLE                     DATE
           ----------                    ------                    ----

     /s/ ELAINE BLOOM                     Director           December 5, 1996
-------------------------------
         Elaine Bloom

   /s/ PAUL M. DONOFRIO                   Director           December 5, 1996
-------------------------------
       Paul M. Donofrio

  /s/ IRWIN C. GERSON                     Director           December 5, 1996
-------------------------------
        Irwin C. Gerson

   /s/ ELLIOT LEVINE                      Director           December 5, 1996
-------------------------------
         Elliot Levine

   /s/ MICHAEL SCHWARTZ, PHD              Director           December 5, 1996
-------------------------------
    Michael Schwartz, Ph.D.

   /s/ MELVIN SHAROKY, M.D.               Director           December 5, 1996
-------------------------------
     Melvin Sharoky, M.D.

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Stockholders of
Andrx Corporation

         We have audited in accordance with generally accepted auditing standards, the financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this registration statement, and have issued our report thereon dated February 20, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 20, 1996.

                                                                    SCHEDULE II

    ANDRX CORPORATION AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS FOR
                THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                           BALANCE AT                                                 BALANCE AT
                                           BEGINNING OF                                               END OF
                                           PERIOD               ADDITIONS          DEDUCTIONS         PERIOD
                                           -----------          ---------          ----------         ----------
Year ended December 31, 1993,
allowance for doubtful accounts            $   --               $124,000           $    --            $124,000
                                           ========             ========           ==========         ========

Year ended December 31, 1994,
allowance for doubtful accounts            $124,000             $485,000            $ (57,200)        $552,400
                                           ========             ========           ==========         ========

Year ended December 31, 1995,
allowance for doubtful accounts            $552,400             $546,600           $ (524,800)        $574,200
                                           ========             ========           ==========         ========


                                       S-2